     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 27, 1995

                                                  REGISTRATION NO. 33-
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                          ACCLAIM ENTERTAINMENT, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                            ------------------------

                DELAWARE                                    7372
    (STATE OR OTHER JURISDICTION OF             (PRIMARY STANDARD INDUSTRIAL                       38-2698904
     INCORPORATION OR ORGANIZATION)             CLASSIFICATION CODE NUMBER)            (IRS EMPLOYER IDENTIFICATION NO.)

                               ONE ACCLAIM PLAZA
                        GLEN COVE, NEW YORK 11542-2708
                                (516) 656-5000
  (ADDRESS AND TELEPHONE NUMBER OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                    Copy to:

                    GREGORY E. FISCHBACH
                  CHIEF EXECUTIVE OFFICER
                ACCLAIM ENTERTAINMENT, INC.
                     ONE ACCLAIM PLAZA                                            ERIC M. LERNER, ESQ.
               GLEN COVE, NEW YORK 11542-2708                                       ROSENMAN & COLIN
                       (516) 656-5000                                              575 MADISON AVENUE
 (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)                      NEW YORK, NEW YORK 10022

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

                            ------------------------

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /x/

                            ------------------------

                        CALCULATION OF REGISTRATION FEE

                                                               PROPOSED
                                                           MAXIMUM OFFERING        PROPOSED
      TITLE OF EACH CLASS OF             AMOUNT TO BE          PRICE PER      MAXIMUM AGGREGATE       AMOUNT OF
    SECURITIES TO BE REGISTERED         REGISTERED(1)          SHARE(2)       OFFERING PRICE(2)   REGISTRATION FEE
- -------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.02 per
  share............................    2,684,973 shares         $7.625           $20,472,920           $7,060

(1) Reflects the maximum number of shares of Acclaim Common Stock issuable in connection with the Merger based on 3,614,038 shares of Lazer-Tron Common Stock outstanding as of April 25, 1995 (assuming the exercise immediately prior to the Merger of options to purchase 36,000 shares of Lazer-Tron Common Stock issued pursuant to the Lazer-Tron 1994 Directors Stock Option Plan outstanding as of April 25, 1995 and the purchase from Lazer-Tron of 7,414 shares of Lazer-Tron Common Stock pursuant to the Lazer-Tron 1994 Employee Stock Purchase Plan) and 581,233 shares of Lazer-Tron Common Stock issuable upon exercise of Lazer-Tron Warrants to purchase Lazer-Tron Common Stock outstanding as of April 25, 1995. This Registration Statement also includes such indeterminate number of shares of Acclaim Common Stock issuable in connection with certain anti-dilution provisions of certain of such Lazer-Tron Warrants.

(2) Estimated, solely for the purpose of calculating the registration fee in accordance with Rule 457(f)(1), based on the average of the bid and asked prices of the common stock of Lazer-Tron Corporation as reported on The Nasdaq National Market on April 25, 1995.

                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF
THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING
PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                          ACCLAIM ENTERTAINMENT, INC.
                             CROSS-REFERENCE SHEET

                                                                                            HEADING IN
                           ITEM NUMBER AND CAPTION                                          PROSPECTUS
- -----------------------------------------------------------------------------  ------------------------------------
  1.  Forepart of the Registration Statement and Outside Front Cover
        Page of Prospectus...................................................  Outside Front Cover Page

  2.  Inside Front and Outside Back Cover Pages of Prospectus................  Inside Front Cover Page; Table of
                                                                                 Contents

  3.  Risk Factors, Ratio of Earnings to Fixed Charges, and
        Other Information....................................................  Outside Front Cover Page; Summary;
                                                                                 Risk Factors

  4.  Terms of the Transaction...............................................  Summary; The Merger

  5.  Pro Forma Financial Information........................................                   *

  6.  Material Contacts With the Company Being Acquired......................  Summary; The Merger; Background of
                                                                                 the Merger

  7.  Additional Information Required for Reoffering by Persons and Parties
        Deemed to be Underwriters............................................                   *

  8.  Interests of Named Experts and Counsel.................................  Legal Opinions; Experts

  9.  Disclosure of Commission Position on Indemnification for Securities Act
        Liabilities..........................................................                   *

 10.  Information With Respect to S-3 Registrants............................  Summary; Available Information;
                                                                                 Additional Information; Acclaim
                                                                                 Selected Consolidated Financial
                                                                                 Data; Information Concerning
                                                                                 Acclaim

 11.  Incorporation of Certain Information by Reference......................  Available Information; Additional
                                                                                 Information

 12.  Information With Respect to S-2 or S-3 Registrants.....................                   *

 13.  Incorporation of Certain Information by Reference......................                   *

 14.  Information With Respect to Registrants Other Than
        S-3 or S-2 Registrants...............................................                   *

 15.  Information With Respect to S-3 Companies..............................                   *

 16.  Information With Respect to S-2 or S-3 Companies.......................                   *


 17.  Information With Respect to Companies Other Than
        S-2 or S-3 Companies.................................................  Summary; Lazer-Tron Selected
                                                                                 Financial Data; Risk Factors;
                                                                                 Business of Lazer-Tron;
                                                                                 Management's Discussion and
                                                                                 Analysis of Financial Condition
                                                                                 and Results of Operations of
                                                                                 Lazer-Tron; Security Ownership of
                                                                                 Certain Beneficial Owners and
                                                                                 Management of Lazer-Tron;
                                                                                 Financial Statements of Lazer-Tron

 18.  Information if Proxies, Consents or Authorizations Are
        to be Solicited......................................................  Summary; Special Meeting; The
                                                                                 Merger; Security Ownership of
                                                                                 Certain Beneficial Owners and
                                                                                 Management of Lazer-Tron;
                                                                                 Information Concerning Acclaim

 19.  Information if Proxies, Consents or Authorizations Are Not
        to be Solicited, or in an Exchange Offer.............................                   *

- ------------------
* Omitted from Prospectus because item is inapplicable or answer is in the negative.

                            LAZER-TRON CORPORATION
                               4430 Willow Road
                         Pleasanton, California  94588
                                 June __, 1995

Dear Shareholder:

     A Special Meeting of Shareholders (the "Special Meeting") of Lazer-Tron Corporation, a California corporation ("Lazer-Tron"), will be held at 9:00 a.m., local time, on June 30, 1995 at the Sheraton Inn located at 5115 Hopyard Road, Pleasanton, California.

     At the Special Meeting, you will be asked to consider and vote upon a proposal to approve and adopt (a) the Agreement and Plan of Merger, dated as of March 22, 1995 (the "Merger Agreement"), between Lazer-Tron, Acclaim Entertainment, Inc., a Delaware corporation ("Acclaim") and Acclaim Arcade Holdings, Inc., a Delaware corporation and a recently formed, wholly-owned subsidiary of Acclaim (the "Subsidiary"), and (b) the merger of the Subsidiary with and into Lazer-Tron pursuant to the Merger Agreement (the "Merger"), whereby Lazer-Tron will survive the Merger and become a wholly-owned subsidiary of Acclaim. Pursuant to the Merger, each issued and outstanding share of Lazer-Tron's Common Stock will be converted into the right to receive: (i) if the average of the closing sale price of a share of Acclaim's Common Stock for the twenty business days preceding the second business day prior to the effective time of the Merger (the "Acclaim Common Stock Price") is equal to or greater than $12.50 and less than $16.00, then that number of shares of Acclaim's Common Stock which is equal to $8.00 divided by the Acclaim Common Stock Price; (ii) if the Acclaim Common Stock Price is equal to or greater than $16.00 and less than or equal to $20.00, then 1/2 of a share of Acclaim's Common Stock; or (iii) if the Acclaim Common Stock Price is greater than $20.00, then that number of shares of Acclaim's Common Stock which is equal to $10.00 divided by the Acclaim Common Stock Price.

     Additionally, pursuant to the Merger (a) each outstanding option to purchase Lazer-Tron's Common Stock under Lazer-Tron's 1989 Stock Option Plan and
(b) each outstanding warrant will be exercisable subsequent to the Merger for that number of shares of Acclaim Common Stock and, as applicable, other warrants determined pursuant to the conversion ratio described above.

     If the requisite approvals of Lazer-Tron's shareholders are received, the Merger is expected to be consummated on or before July 15, 1995.

     After careful consideration, your Board of Directors has unanimously approved the Merger Agreement and the Merger and has concluded that they are in the best interests of Lazer-Tron and its shareholders. Your Board of Directors has unanimously recommended that Lazer-Tron's shareholders approve the Merger Agreement and the Merger.

     If the material accompanying this letter, you will find a Notice of Special Meeting of Shareholders, a Prospectus/Proxy Statement relating to the actions to be taken by Lazer-Tron's shareholders at the Special Meeting and a proxy. The Prospectus/Proxy Statement more fully describes the proposed Merger and includes information about Lazer-Tron and Acclaim.


     All shareholders are cordially invited to attend the Special Meeting in person. However, whether or not you plan to attend the Special Meeting, please complete, sign, date and return your proxy in the enclosed envelope. If you attend the Special Meeting, you may vote in person if you wish, even though you have previously turned in your proxy. It is important that your shares be represented and voted at the Special Meeting.

                                   Sincerely,


                                   Norman B. Petermeier
                                   Chairman of the Board of Directors and
                                   Chief Executive Officer

                            LAZER-TRON CORPORATION
                               4430 Willow Road
                         Pleasanton, California  94588

            _______________________________________________________

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

            ______________________________________________________

To Our Shareholders:

     A Special Meeting of Shareholders (the "Special Meeting") of Lazer-Tron Corporation, a California corporation ("Lazer-Tron"), will be held at 9:00 a.m., local time, on June 30, 1995 at the Sheraton Inn located at 5115 Hopyard Road, Pleasanton, California, for the following purposes:

     1. To consider and vote upon a proposal to approve and adopt (a) the Agreement and Plan of Merger, dated as of March 22, 1995 (the "Merger Agreement"), between Lazer-Tron, Acclaim Entertainment, Inc., a Delaware corporation ("Acclaim") and Acclaim Arcade Holdings, Inc., a Delaware corporation and a recently formed, wholly-owned subsidiary of Acclaim (the "Subsidiary"), and (b) the merger of the Subsidiary with and into Lazer-Tron pursuant to the Merger Agreement (the "Merger"), whereby, among other things, Lazer-Tron will survive the Merger and become a wholly-owned subsidiary of Acclaim and each issued and outstanding share of Lazer-Tron's Common Stock will be converted into the right to receive: (i) if the average of the closing sale price of a share of Acclaim's Common Stock for the twenty business days preceding the second business day prior to the effective time of the Merger (the "Acclaim Common Stock Price") is equal to or greater than $12.50 and less than $16.00, then that number of shares of Acclaim's Common Stock which is equal to $8.00 divided by the Acclaim Common Stock Price; (ii) if the Acclaim Common Stock Price is equal to or greater than $16.00 and less than or equal to $20.00, then 1/2 of a share of Acclaim's Common Stock; or (iii) if the Acclaim Common Stock Price is greater than $20.00, then that number of shares of Acclaim's Common Stock which is equal to $10.00 divided by the Acclaim Common Stock Price.

     Additionally (a) each outstanding option to purchase Lazer-Tron's Common Stock under Lazer-Tron's 1989 Stock Option Plan and (b) each outstanding warrant will be exercisable subsequent to the Merger for that number of shares of Acclaim Common Stock and, as applicable, other warrants determined pursuant to the conversion ratio described above.

     2. To transact such other business as may properly come before the Special Meeting or any adjournment thereof.

     The foregoing items of business are more fully described in the Prospectus/Proxy Statement accompanying this Notice.

     Only shareholders of record of Lazer-Tron's Common Stock at the close of business on May 24, 1995 are entitled to notice of, and will be entitled to vote at, the Special Meeting or any adjournment thereof. Approval of the Merger

Agreement and the Merger will require the affirmative vote of the holders of a majority of the outstanding shares of Lazer-Tron Common Stock entitled to vote thereon.

                         BY ORDER OF THE BOARD OF DIRECTORS

                         Norman B. Petermeier
                         Chairman of the Board of Directors and
                         Chief Executive Officer

Pleasanton, California
June __, 1995


TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE SPECIAL MEETING, YOU ARE URGED TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE POSTAGE PAID ENVELOPE PROVIDED, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON. YOUR PROXY CAN BE WITHDRAWN BY YOU AT ANY TIME BEFORE IT IS VOTED.

                          PROSPECTUS/PROXY STATEMENT

                    ______________________________________

                                  PROSPECTUS

                         ACCLAIM ENTERTAINMENT, INC.

                    Up to 2,684,973 Shares of Common Stock

                    ______________________________________


                               PROXY STATEMENT

                            LAZER-TRON CORPORATION

                       Special Meeting of Shareholders
                         To Be Held on June 30, 1995

                    ______________________________________

     Acclaim Entertainment, Inc. ("Acclaim", and together with its subsidiaries, the "Company") has entered into an Agreement and a Plan of Merger (the "Merger Agreement"), dated as of March 22, 1995, with Lazer-Tron Corporation ("Lazer-Tron"), pursuant to which Acclaim agreed to acquire Lazer-Tron through the merger (the "Merger") of Acclaim Arcade Holdings, Inc. (the "Subsidiary"), a wholly-owned subsidiary of Acclaim, with and into Lazer-Tron on the terms described herein. In exchange for all of the issued and outstanding shares of common stock, no par value per share (the "Lazer-Tron Common Stock"), of Lazer-Tron (after giving effect to the exercise immediately prior to the Merger of options to purchase 36,000 shares of Lazer-Tron Common Stock issued pursuant to the 1994 Directors Stock Option Plan outstanding as of April 25, 1995 and the purchase from Lazer-Tron of 7,414 shares of Lazer-Tron Common Stock pursuant to the Lazer-Tron 1994 Employee Stock Purchase Plan), the shareholders of Lazer-Tron (the "Lazer-Tron Shareholders") will receive an aggregate of up to 2,312,984 shares of common stock, par value $0.02 per share, of Acclaim (the "Acclaim Common Stock"). As a result of the Merger, all other outstanding options ("Lazer-Tron Stock Options") and warrants (the "Lazer-Tron Warrants") of Lazer-Tron will be exercisable following the Merger for up to 624,880 shares of Acclaim Common Stock, as more fully described herein. The exchange of Lazer-Tron Common Stock for Acclaim Common Stock and the right of holders of Lazer-Tron Stock Options and Lazer-Tron Warrants to receive Acclaim Common Stock are collectively referred to herein as the "Merger Consideration". The consummation of the Merger is subject to a number of conditions. See "The Merger." The Merger is not being submitted to a vote of the stockholders of Acclaim and no proxies are being solicited in respect thereof.

     This Prospectus/Proxy Statement covers the issuance by Acclaim to the Lazer-Tron Shareholders and holders of Lazer-Tron Warrants of up to 2,684,973 shares of Acclaim Common Stock in payment of the Merger Consideration. Holders of Lazer-Tron Stock Options will receive, upon exercise thereof, shares of

Acclaim Common Stock issuable pursuant to the Acclaim 1988 Stock Option Plan, which shares have previously been registered under the Securities Act of 1933, as amended, on Form S-8. Acclaim will not receive any proceeds from the resale by the Lazer-Tron Shareholders or holders of Lazer-Tron Stock Options or Lazer-Tron Warrants of any securities received pursuant to this Prospectus/Proxy Statement.

     This Prospectus/Proxy Statement constitutes (a) the Proxy Statement of Lazer-Tron relating to the solicitation of proxies by Lazer-Tron for use at the Special Meeting of Shareholders of Lazer-Tron, scheduled to be held on June 30, 1995 (the "Special Meeting") and (b) the Prospectus of Acclaim filed as part of the Registration Statement. All information concerning Acclaim and its subsidiaries in this Prospectus/Proxy Statement has been supplied by Acclaim and is its sole responsibility. All information concerning Lazer-Tron in this Prospectus/Proxy Statement has been supplied by Lazer-Tron and is its sole responsibility.

     The Acclaim Common Stock and the Lazer-Tron Common Stock are both traded on The Nasdaq National Market under the symbol "AKLM" and "LZTN", respectively. On June __, 1995, the last reported sale price of the Acclaim Common Stock was $_____ per share and the Lazer-Tron Common Stock was $_____ per share.

     This Prospectus/Proxy Statement and the accompanying form of proxy are first being mailed to Lazer-Tron Shareholders on or about June __, 1995.

     See "Risk Factors" for a description of certain material risk factors to be considered by Lazer-Tron Shareholders before voting on the Merger Agreement.

             ____________________________________________________

   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
      AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
        THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
               PROSPECTUS/PROXY STATEMENT.  ANY REPRESENTATION
                    TO THE CONTRARY IS A CRIMINAL OFFENSE.

             ____________________________________________________

      The date of this Prospectus/Proxy Statement is _________ __, 1995.

                             AVAILABLE INFORMATION

    Acclaim and Lazer-Tron are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, file reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices at 7 World Trade Center, 13th floor, New York, New York 10048, Room 1400, 75 Park Place, New York, New York 10007, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.


                            ADDITIONAL INFORMATION

    Acclaim has filed with the Commission a registration statement on Form S-4 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act") with respect to the registration of the securities offered hereby. This Prospectus/Proxy Statement does not contain all the information set forth in the Registration Statement. Statements contained herein concerning the contents of any documents are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference. The Registration Statement, as well as items of information omitted from this Prospectus/Proxy Statement but contained in the Registration Statement, and reports and other information filed by Acclaim, may be inspected without charge at the public reference facilities referred to above and copies of all or any part thereof may be obtained from the Commission upon request and payment of the prescribed fee.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents, or portions thereof, filed by Acclaim with the Commission pursuant to the Exchange Act are incorporated by reference in this Prospectus/Proxy Statement:

         (a) Annual Report on Form 10-K for the fiscal year ended August 31, 1994, filed on November 28, 1994 (File No. 0-16986);

         (b) Quarterly Report on Form 10-Q for the fiscal quarter ended November 30, 1994, filed on January 13, 1995 (File No. 0-16986);

         (c) Quarterly Report on Form 10-Q for the fiscal quarter ended February 28, 1995, filed on April 10, 1995 (File No. 0-16986);

         (d) Current Report on Form 8-K, filed on March 31, 1995 (File No. 0-16986);


         (e) Proxy Statement relating to the Annual Meeting of Stockholders of Acclaim held on January 31, 1995, filed on January 3, 1995 (File No. 0-16986); and

         (f) The information in respect of Acclaim Common Stock under the caption "Description of Registrant's Securities to be Registered" contained in the Registration Statement on Form 8-A, filed on June 8, 1988 (File No. 0-16986), as amended by the Current Report on Form 8-K, filed on August 25, 1989 (File No. 33-9460-C), relating to the one-for-two reverse stock split effected by Acclaim.

    All documents subsequently filed by Acclaim pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment hereto indicating that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Prospectus/Proxy Statement and to be a part of this Prospectus/Proxy Statement from the respective dates of filings of such documents.

    Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus/Proxy Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus/Proxy Statement.

    This Prospectus/Proxy Statement incorporates documents by reference which are not presented herein or delivered herewith. These documents (other than exhibits to such documents unless such exhibits are specifically incorporated by reference herein) are available upon written or oral request from Acclaim Entertainment, Inc., One Acclaim Plaza, Glen Cove, New York 11542-2708,
Attention: Sandy DeGennaro, Vice President, Finance, telephone number: (516) 656-5000. In order to ensure timely delivery of the documents, any request should be made by June __, 1995.

                 ____________________________________________

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS/PROXY STATEMENT IN CONNECTION WITH THE SOLICITATIONS MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY ACCLAIM OR LAZER-TRON. THIS PROSPECTUS/PROXY STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY, OR A SOLICITATION OF A PROXY, TO ANY PERSON OR BY ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR
SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS/PROXY STATEMENT NOR ANY DISTRIBUTION OF THE SECURITIES TO WHICH THIS PROSPECTUS/PROXY STATEMENT RELATES SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY INFERENCE THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF EITHER ACCLAIM OR LAZER-TRON SINCE

THE DATE OF THIS PROSPECTUS/PROXY STATEMENT.

                               TABLE OF CONTENTS


                                                              Page
                                                              ----
SUMMARY. . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
    Special Meeting of Shareholders. . . . . . . . . . . . . .  7
    Record Date. . . . . . . . . . . . . . . . . . . . . . . .  7
    The Merger . . . . . . . . . . . . . . . . . . . . . . . .  7
    Lazer-Tron Stock Options and Lazer-Tron Warrants . . . . .  8
    Opinion of Financial Advisor . . . . . . . . . . . . . . .  8
    Shareholder Approval . . . . . . . . . . . . . . . . . . .  9
    Rights of Dissenting Shareholders. . . . . . . . . . . . .  9
    Effective Date of the Merger . . . . . . . . . . . . . . .  9
    Interests of Certain Persons in the Merger . . . . . . . . 10
    Federal Tax Consequences of the Merger . . . . . . . . . . 10
    Accounting Treatment . . . . . . . . . . . . . . . . . . . 10
    Regulatory Approvals . . . . . . . . . . . . . . . . . . . 10
    Employment Agreements. . . . . . . . . . . . . . . . . . . 10
    Representations, Warranties and Covenants. . . . . . . . . 11
    Conditions to the Merger . . . . . . . . . . . . . . . . . 11
    Termination of the Merger Agreement. . . . . . . . . . . . 11
    Amendment of the Merger Agreement. . . . . . . . . . . . . 11
    No Solicitation. . . . . . . . . . . . . . . . . . . . . . 11
    Break-up Fee . . . . . . . . . . . . . . . . . . . . . . . 11
    Stock Option Agreement . . . . . . . . . . . . . . . . . . 12
    Business of the Companies. . . . . . . . . . . . . . . . . 12
    Market Prices Of Acclaim Common Stock And Lazer-Tron
      Common Stock . . . . . . . . . . . . . . . . . . . . . . 13
    Comparative Per Share Data . . . . . . . . . . . . . . . . 14

ACCLAIM SELECTED CONSOLIDATED FINANCIAL DATA . . . . . . . . . 15

LAZER-TRON SELECTED FINANCIAL DATA . . . . . . . . . . . . . . 16

RISK FACTORS . . . . . . . . . . . . . . . . . . . . . . . . . 17

THE SPECIAL MEETING. . . . . . . . . . . . . . . . . . . . . . 22
    Date, Time and Place of the Special Meeting. . . . . . . . 22
    Record Date and Outstanding Shares . . . . . . . . . . . . 22
    Voting of Proxies. . . . . . . . . . . . . . . . . . . . . 22
    Vote Required and Voting Intentions of Certain
      Shareholders . . . . . . . . . . . . . . . . . . . . . . 22
    Solicitation of Proxies and Expenses . . . . . . . . . . . 22
    Appraisal and Dissenters' Rights . . . . . . . . . . . . . 23

THE MERGER . . . . . . . . . . . . . . . . . . . . . . . . . . 25
    General. . . . . . . . . . . . . . . . . . . . . . . . . . 25
    Background of the Merger . . . . . . . . . . . . . . . . . 25
    Acclaim's Reasons for the Merger . . . . . . . . . . . . . 25
    Lazer-Tron's Reasons for the Merger. . . . . . . . . . . . 25
    Effective Date . . . . . . . . . . . . . . . . . . . . . . 27
    Merger Consideration . . . . . . . . . . . . . . . . . . . 27

    Lazer-Tron Stock Options and Warrants. . . . . . . . . . . 28

                                                              Page
                                                              ----
    Interests of Certain Persons in the Merger . . . . . . . . 28
    Opinion of Financial Advisor . . . . . . . . . . . . . . . 29
    Representations and Warranties . . . . . . . . . . . . . . 30
    Covenants. . . . . . . . . . . . . . . . . . . . . . . . . 31
    Conditions to the Merger . . . . . . . . . . . . . . . . . 31
    Indemnification. . . . . . . . . . . . . . . . . . . . . . 33
    Certain U.S. Federal Income Tax Matters. . . . . . . . . . 34
    Expenses . . . . . . . . . . . . . . . . . . . . . . . . . 36
    Accounting Treatment . . . . . . . . . . . . . . . . . . . 36
    Regulatory Approvals . . . . . . . . . . . . . . . . . . . 37
    Termination of the Merger Agreement. . . . . . . . . . . . 37
    Amendment of the Merger Agreement. . . . . . . . . . . . . 38
    No Solicitation. . . . . . . . . . . . . . . . . . . . . . 38
    Break-up Fee . . . . . . . . . . . . . . . . . . . . . . . 38
    Stock Option Agreement . . . . . . . . . . . . . . . . . . 38
    Affiliates Agreements. . . . . . . . . . . . . . . . . . . 39
    Employment Agreements. . . . . . . . . . . . . . . . . . . 39
    Employee Option Agreements . . . . . . . . . . . . . . . . 40
    Severance Agreements . . . . . . . . . . . . . . . . . . . 40
    Articles of Incorporation and By-laws. . . . . . . . . . . 41
    Directors and Executive Officers of the Surviving
     Corporation . . . . . . . . . . . . . . . . . . . . . . . 41
    Affiliates' Restrictions on Sale of Acclaim Common Stock . 41
    Vote Required; Recommendation. . . . . . . . . . . . . . . 41

MARKET FOR ACCLAIM AND LAZER-TRON COMMON EQUITY
AND RELATED SHAREHOLDER MATTERS. . . . . . . . . . . . . . . . 42

DIVIDEND POLICY. . . . . . . . . . . . . . . . . . . . . . . . 43

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT OF LAZER-TRON . . . . . . . . . . . . . . . . . 44

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF LAZER-TRON. . 46

BUSINESS OF LAZER-TRON . . . . . . . . . . . . . . . . . . . . 51

DESCRIPTION OF LAZER-TRON CAPITAL STOCK. . . . . . . . . . . . 59

INFORMATION CONCERNING ACCLAIM . . . . . . . . . . . . . . . . 61

                                                              Page
                                                              ----

COMPARISON OF RIGHTS OF HOLDERS OF ACCLAIM
COMMON STOCK AND HOLDERS OF CAPITAL STOCK OF LAZER-TRON. . . . 66

LEGAL OPINIONS . . . . . . . . . . . . . . . . . . . . . . . . 73

EXPERTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . 73

MISCELLANEOUS. . . . . . . . . . . . . . . . . . . . . . . . . 73

FINANCIAL STATEMENTS OF LAZER-TRON . . . . . . . . . . . . . . F-1

EXHIBIT 99.A - Agreement and Plan of Merger  . . . . . . . . . A-1
EXHIBIT 99.B - Chapter 13 - Dissenters' Rights under the
                 California General Corporation Law  . . . . . B-1
EXHIBIT 99.C - Fairness Opinion of Van Kasper & Company. . . . C-1

                             SUMMARY

    The following is a summary of certain information contained in this Prospectus/Proxy Statement. This summary does not purport to be complete and is qualified in its entirety by reference to the more detailed information set forth elsewhere herein or incorporated by reference in this Prospectus/Proxy Statement and the exhibits hereto. Shareholders of Lazer-Tron are urged to read this Prospectus/Proxy Statement and the exhibits hereto in their entirety.

Special Meeting of Shareholders

    A special meeting (the "Special Meeting") of shareholders of Lazer-Tron Corporation, a California corporation ("Lazer-Tron") will be held at the Sheraton Inn located at 5115 Hopyard Road, Pleasanton, California, on June 30, 1995, at 9:00 a.m. local time, for the purpose of considering and voting upon the Agreement and Plan of Merger dated as of March 22, 1995 (the "Merger Agreement") providing for the merger with and into Lazer-Tron (the "Merger") of a wholly-owned subsidiary (the "Subsidiary") of Acclaim Entertainment, Inc. ("Acclaim") formed for such purpose. Certain directors, officers, affiliates and shareholders of Lazer-Tron holding approximately 1,007,047 shares, or an aggregate of approximately 28.3% of the total shares outstanding as of the Record Date (defined below), of the common stock, no par value per share, of Lazer-Tron (the "Lazer-Tron Common Stock") have agreed to vote such shares in favor of the Merger.

Record Date

    The close of business on May 24, 1995 has been fixed as the record date (the "Record Date") for the determination of the shareholders of Lazer-Tron entitled to notice of and to vote at the Special Meeting. As of the Record Date, there were outstanding and entitled to vote ___________ shares of Lazer-Tron Common Stock, each of which will be entitled to one vote on each matter to be acted upon at the Special Meeting. See "The Special Meeting -- Record Date and Outstanding Shares."

The Merger

    At the Effective Time (as defined below), the Subsidiary will merge with and into Lazer-Tron, and Lazer-Tron will be the surviving corporation (the "Surviving Corporation") and a wholly-owned subsidiary of Acclaim. Each share of Lazer-Tron Common Stock issued and outstanding immediately prior to the Effective Time (other than shares, if any, held by shareholders who have exercised dissenters' rights under Section 1300 et seq. of the California General Corporation Law (the "CGCL")) shall, by reason of the Merger and without any action by the holder thereof, be converted into the right to receive the following consideration:

         (a) if the average of the closing sale price of a share of Acclaim Common Stock on The Nasdaq National Market (as reported in the Wall Street Journal) for the 20 business days immediately preceding the second business day prior to the Closing Date (the "Acclaim Common Stock Price") shall be at least $12.50 but less than $16.00, that number of shares of Acclaim Common

    Stock equal to the product (rounded up to the nearest one thousandth) of (i) one (1) and (ii) a fraction, the numerator of which is $8.00 and the denominator of which is the Acclaim Common Stock Price;

         (b) if the Acclaim Common Stock Price shall be at least $16.00 and not more than $20.00, one half (1/2) of a share of Acclaim Common Stock; or

         (c) if the Acclaim Common Stock Price shall be more than $20.00, that number of shares of Acclaim Common Stock equal to the product (rounded up to the nearest one thousandth) of (i) one (1) and

    (ii) a fraction, the numerator of which is $10.00 and the denominator of which is the Acclaim Common Stock Price.

    If the Acclaim Common Stock Price shall be less than $12.50, each of Acclaim and Lazer-Tron, at its sole option, shall have the right to give notice of its election to terminate the Merger Agreement. See "The Merger -- Termination of the Merger Agreement."

    No certificate representing fractional shares of Acclaim Common Stock shall be issued upon the surrender for exchange of a certificate of Lazer-Tron Common Stock, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Acclaim. Acclaim shall pay cash in lieu of fractional shares of Acclaim Common Stock to be received in the Merger.

    Assuming the maximum number of shares of Acclaim Common Stock are issuable pursuant to the Merger (but without giving effect to shares of Acclaim Common Stock issuable upon exercise of Lazer-Tron Stock Options and Lazer-Tron Warrants), Lazer-Tron's shareholders ("Lazer-Tron Shareholders") will own an aggregate of approximately 4.9% of the total outstanding shares of Acclaim Common Stock after consummation of the Merger.

Lazer-Tron Stock Options and Lazer-Tron Warrants

    At the Effective Time, each outstanding option to purchase Lazer-Tron Common Stock (a "Lazer-Tron Stock Option") granted under the Lazer-Tron 1989 Stock Option Plan (the "Employee Option Plan") (the Employee Option Plan together with the Lazer-Tron 1994 Directors Stock Option Plan (the "Directors Option Plan") are collectively referred to herein as, the "Lazer-Tron Stock Option Plans") and each outstanding warrant (the "Lazer-Tron Warrants"), whether vested or unvested, shall, by virtue of the Merger and without any further action on the part of any holder thereof, have the right to receive that number of shares of Acclaim Common Stock as the holder of such Lazer-Tron Stock Option or Warrant would have been entitled to receive pursuant to the Merger had such holder exercised such Lazer-Tron Stock Option or Lazer-Tron Warrant in full immediately prior to the Effective Time. Currently outstanding Lazer-Tron Stock Options issued under the Directors Option Plan accelerate as to vesting and become immediately exercisable in full as a result of the Merger and whether or not exercised holders of such options will receive at the Effective Time such number of shares of Acclaim Common Stock as would have been issuable if such options had been exercised immediately prior to the Merger. Holders of Lazer-Tron Stock Options will receive, upon exercise thereof, that number of shares of Acclaim

Common Stock, as determined above, issuable pursuant to the Acclaim 1988 Stock Option Plan, which have previously been registered under the Securities Act on Form S-8. In addition, each holder of the Sales Agent Warrants, which are exercisable for shares of Lazer-Tron Common Stock and additional warrants (the "Underlying Warrants") to purchase additional shares of Lazer-Tron Common Stock, will have the right to receive that number of shares of Acclaim Common Stock as the holder of such Sales Agent Warrant would have been entitled to receive pursuant to the Merger had such holder exercised the Sales Agent Warrants (and the Underlying Warrants) in full immediately prior to the Effective Time.

    The exercise of outstanding Lazer-Tron Warrants and the issuance of shares of Acclaim Common Stock upon such exercise are registered pursuant to the Registration Statement of which this Prospectus/Proxy Statement forms a part, which registration will be kept current following consummation of the Merger throughout the exercise period of the Lazer-Tron Warrants.

Opinion of Financial Advisor

    Van Kasper & Company ("Van Kasper") has been retained by Lazer-Tron to act as financial advisor in connection with the Merger and related matters. Van Kasper has delivered to Lazer-Tron's Board of Directors its written opinion, dated March 14, 1995, to the effect that, as of such date and based upon the matters described therein, the consideration to be received in the Merger by Lazer-Tron Shareholders is fair to such Lazer-Tron

Shareholders from a financial point of view. Reference is made to the full text of such opinion, a copy of which is reprinted herein in its entirety as Exhibit C hereto. Lazer-Tron Shareholders are urged to read the opinion in its entirety. See "The Merger -- Opinion of Financial Advisor."

Shareholder Approval

    Approval of the Merger Agreement and the Merger by the Lazer-Tron Shareholders requires the affirmative vote of a majority of the shares entitled to vote at the Special Meeting. See "The Merger -- Vote Required; Recommendation." Certain directors, officers, affiliates and shareholders of Lazer-Tron holding approximately 1,007,047 shares of Lazer-Tron Common Stock (an aggregate of approximately 28.3% of the total shares outstanding as of the Record Date) have agreed to vote such shares in favor of the Merger.

    The directors and executive officers of Lazer-Tron and their affiliates hold approximately [26.4%] of the total outstanding shares of Lazer-Tron Common Stock entitled to vote at the Special Meeting, after giving effect to exercise of options held by such persons which are exercisable within sixty days of the date hereof. In addition, the parents of Matthew F. and Bryan M. Kelly (each of whom is an officer and director of Lazer-Tron) beneficially hold approximately 6.0% of the total outstanding shares of Lazer-Tron Common Stock entitled to vote at the Special Meeting. As a result, the current officers, directors and affiliated shareholders of Lazer-Tron will have significant influence over the shareholder vote on the Merger Agreement and the Merger.

    The Board of Directors of Lazer-Tron has unanimously approved the Merger

Agreement and the Merger and has determined that the Merger is in the best interests of Lazer-Tron and its shareholders. The Board of Directors of Lazer-Tron unanimously recommends approval of the Merger Agreement and the Merger by the Lazer-Tron Shareholders. The primary factors considered and relied upon by the Board of Directors of Lazer-Tron in reaching its recommendations are referred to in "The Merger -- Lazer-Tron's Reasons for the Merger."

Rights of Dissenting Shareholders

    If demands for payment under Chapter 13 of the CGCL are filed with respect to 5% or more of the outstanding shares of Lazer-Tron Common Stock, the holders of which vote against the Merger, then such holders shall be entitled to exercise dissenters' rights to the extent available under Chapter 13 of the CGCL. In addition, any shares of Lazer-Tron Common Stock whose transfer is restricted by law or regulation or by Lazer-Tron and that are voted against the Merger shall be entitled to exercise dissenters' rights to the extent available under Chapter 13 of the CGCL. If and to the extent dissenters' rights are available under and have been properly demanded in accordance with the provisions of Chapter 13 of the CGCL ("Dissenting Shares"), such Dissenting Shares will not be converted into the right to receive the Merger Consideration and the holders thereof shall have only such rights as are provided in Chapter 13 of the CGCL. Additionally, it is a condition to consummation of the Merger that Dissenting Shares and/or shares of common stock of Lazer-Tron capable of becoming Dissenting Shares will not constitute in excess of 10% of the Lazer-Tron Common Stock. See "The Special Meeting -- Appraisal and Dissenters' Rights" and "The Merger -- Conditions to the Merger."

Effective Date of the Merger

    If approved by the Lazer-Tron Shareholders, the Merger will become effective on the later of the date the Merger Agreement, or an appropriate certificate of merger, is filed with each of the Secretary of State of the States of Delaware and California (the "Effective Time"). See "The Merger -- Effective Date."

Interests of Certain Persons in the Merger

    On or before the Effective Time, certain management personnel of Lazer-Tron will enter into (i) employment and non-competition agreements with the Surviving Corporation, (ii) employee option agreements with Acclaim and/or (iii) severance agreements with Lazer-Tron. Each of Roger Smith, Dr. Morton Grosser and Robert Pryt, directors of Lazer-Tron, have been granted options to purchase 7,000 shares of Lazer-Tron Common Stock at $7.50 per share and 5,000 shares of Lazer-Tron Common Stock at $12.75 per share, of which 4,500 were vested and exercisable as of March 31, 1995, all of which are exercisable at $7.50 per share. As a result of the Merger, all of such options accelerate and become immediately exercisable. Lazer-Tron has agreed to pay Mr. Smith $100 per hour for services rendered to Lazer-Tron in connection with the negotiation of the Merger Agreement and consummation of the Merger. Acclaim has agreed, if the Merger is consummated, (i) to provide certain benefits to Lazer-Tron employees and (ii) that the Surviving Corporation will honor all rights to indemnification in favor of Lazer-Tron's officers and directors and maintain directors' and officers' liability insurance coverage for a period of six years following the Effective Time. Lazer-Tron has paid Van Kasper, the underwriter of Lazer-Tron's initial public offering and holder of Lazer-Tron Warrants to purchase 55,000 shares of Lazer-Tron Common Stock, a fee of $85,000 for acting as Lazer-Tron's financial advisor in connection with the Merger and rendering its opinion as to the fairness of the Merger from a financial point of view. See "The Merger -- Interests of Certain Persons in the Merger."

Federal Tax Consequences of the Merger

    The Merger is intended to qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). For a discussion of the federal income tax consequences of the Merger and certain other transactions contemplated in connection therewith, see "The Merger -- Certain U.S. Federal Income Tax Matters."

Accounting Treatment

    The Merger is intended to be accounted for as a pooling of interests, which accounting treatment is also a condition to Acclaim's obligation to consummate the Merger. In this regard, Dissenting Shares and/or shares of Lazer-Tron Common Stock capable of becoming Dissenting Shares cannot constitute in excess of 10% of the Lazer-Tron Common Stock outstanding in order for the Merger to be treated as a pooling of interests. Certain affiliates of Lazer-Tron and Acclaim have entered into agreements restricting the sale or other disposition of their shares of capital stock of Lazer-Tron and Acclaim, as the case may be, prior to the Merger and the resale or other disposition of shares of Acclaim Common Stock, including those received in the Merger, in order to meet the requirements for accounting for the Merger as a pooling of interests. See "The Merger -- Accounting Treatment" and "-- Affiliate Agreements."

Regulatory Approvals

    No further federal or state regulatory requirements must be complied with in order to consummate the Merger. See "The Merger -- Regulatory Approvals".

Employment Agreements

    Norman B. Petermeier, Bryan M. Kelly and Matthew F. Kelly have each agreed to enter into an employment and non-competition agreement with the Surviving Corporation. See "The Merger -- Employment Agreements."

Representations, Warranties and Covenants

    Pursuant to the Merger Agreement, Lazer-Tron and Acclaim each have made certain representations, warranties and covenants customary in transactions of this type. See "The Merger -- Representations and Warranties" and "--Covenants."

Conditions to the Merger


    The obligations of each of Acclaim and Lazer-Tron to consummate the Merger are subject to certain conditions customary in transactions of this type, including, among others, (i) the approval of the Merger Agreement by the Lazer-Tron Shareholders; (ii) obtaining all required consents; and (iii) the receipt of certain opinions of counsel and accountants' letters. See "The Merger -- Conditions to the Merger."

Termination of the Merger Agreement

    The Merger Agreement may be terminated at any time by mutual consent of Acclaim and Lazer-Tron or by either party if, among other conditions, (i) the Acclaim Common Stock Price is less than $12.50; (ii) the Merger is not consummated by July 31, 1995 (or, in certain circumstances, either August 15, 1995 or August 31, 1995); (iii) the Lazer-Tron Shareholders do not approve the Merger; (iv) in certain circumstances, Lazer-Tron's Board of Directors accepts, approves or recommends to the Lazer-Tron Shareholders an Acquisition Transaction (hereinafter defined) or amends, withholds or withdraws its recommendation of the Merger to the Lazer-Tron Shareholders; or (v) the conditions to such party's obligations become impossible to satisfy or are not satisfied, other than as a result of its own acts or omissions in violation of the Merger Agreement. The Merger Agreement may also be terminated at any time by Acclaim if there has been a material breach by Lazer-Tron of the Merger Agreement. The Merger Agreement may also be terminated at any time by Lazer-Tron if there has been a material breach by Acclaim of the Merger Agreement. See "The Merger -- Termination of the Merger Agreement."

Amendment of the Merger Agreement

    The Merger Agreement may be amended by Lazer-Tron or Acclaim at any time before or after approval of the Merger Agreement by the Lazer-Tron Shareholders, but, after any such approval, no amendment may be made which by law requires further approval by such shareholders without obtaining such approval. See "The Merger -- Amendment of the Merger Agreement."

No Solicitation

    Lazer-Tron has agreed to cease any existing discussions with any third parties conducted prior to the date of the Merger Agreement with respect to any Acquisition Transaction. Lazer-Tron, subject to certain exceptions, has agreed not to solicit, initiate or encourage any persons concerning any Acquisition Transaction. In the event Lazer-Tron receives a proposal relating to an Acquisition Transaction, Lazer-Tron's Board of Directors is not prevented, pursuant to its fiduciary duties, from approving such proposal or recommending such Acquisition Transaction to Lazer-Tron Shareholders and, in such case, Lazer-Tron's Board of Directors may amend, withhold or withdraw its recommendation of the Merger, which actions may result in the payment to Acclaim of the Break-up Fee described herein and the exercisability of the stock option granted to Acclaim as described below. See "The Merger -- No Solicitation."

Break-up Fee

    In the event that (i) Lazer-Tron or Lazer-Tron's Board of Directors exercises its rights described under "The Merger No Solicitation" in connection with an Acquisition Transaction and (ii) as a result, the Merger is not consummated or the Merger Agreement is terminated, then Lazer-Tron must pay to
Acclaim: (x) $200,000 and (y) if such Acquisition Transaction is consummated within one year, a sum equal to 5% of the value (less the $200,000 payment) of the aggregate consideration actually received in connection with such Acquisition Transaction. See "The Merger -- Break-up Fee."

Stock Option Agreement

    Pursuant to the terms of the Merger Agreement, Lazer-Tron has granted to Acclaim an option to purchase up to 250,000 shares of Lazer-Tron Common Stock at an exercise price of $8.00 per share, which option may only be exercised in the event, and only during the two year period following the occurrence of such event, and the Merger is not consummated, in certain circumstances, (i) of a suit or proceeding to enjoin, prevent, restrain, set aside or invalidate the Merger Agreement or the Merger or seeking damages from or to impose obligations upon Lazer-Tron or Acclaim or (ii) Lazer-Tron's Board of Directors considers, responds to or provides information regarding Lazer-Tron in connection with, or is approached by a third party with respect to, an Acquisition Transaction. See "The Merger -- Stock Option Agreement."

Business of the Companies

Acclaim

    Acclaim, together with its subsidiaries (Acclaim and its subsidiaries are collectively referred to herein as the "Company"), is an entertainment publisher which engages in or plans to engage in (i) the publication of interactive entertainment software ("Software") for use with interactive entertainment hardware platforms; (ii) the development and publication of comic books, which commenced in July 1994 through the acquisition of Acclaim Comics, Inc., formerly Voyager Communications Inc.; (iii) the marketing of its motion capture technology and studio services, which commenced in the first quarter of fiscal 1995; (iv) the distribution of coin-operated arcade games, which is anticipated to commence in fiscal 1996 (and, with respect to redemption games, will commence upon the consummation of the Merger); (v) the distribution of Software for affiliated labels, which commenced in the first quarter of fiscal 1995; and (vi) the electronic distribution of interactive entertainment through the partnership established in October 1994 between a subsidiary of Acclaim and a subsidiary of Tele-Communications, Inc. To date, the Company's principal business has been as a leading publisher of Software for dedicated interactive entertainment hardware platforms ("Entertainment Platforms"). The Company is currently engaged in two industry segments: the development and publication of Software and the development and publication of comic books.

    A Delaware corporation, the Company was founded in 1987 and has overseas operations in Japan, Canada, France, Germany, Spain and the United Kingdom. The Company's executive offices are located at One Acclaim Plaza, Glen Cove, New York 11542-2708 and its telephone number is (516) 656-5000.


    For additional information regarding Acclaim and the interactive entertainment industry, see "Information Concerning Acclaim."

Lazer-Tron

    Lazer-Tron designs, develops, manufactures and markets coin- and token-operated redemption games for use by family entertainment centers and other entertainment venues, including shopping malls, free standing arcades and amusement and theme parks. Redemption games award a player tickets based on the player's skill level in playing the game. The tickets may be redeemed for prizes or merchandise. Lazer-Tron currently offers 19 ticket and 2 non-ticket redemption coin- or token-operated games. See "Business of Lazer-Tron."

    Lazer-Tron is a California corporation, incorporated in 1988. The term "Lazer-Tron" refers to Lazer-Tron Corporation and its subsidiary, Lazer-Tron Limited. Lazer-Tron's executive offices are located at 4430 Willow Road, Pleasanton, California 94588 and its telephone number is (510) 460-0873.

Market Prices Of Acclaim Common Stock And Lazer-Tron Common Stock

    On March 6, 1995, the last trading date prior to the date a letter of intent relating to the proposed Merger was publicly announced, the closing price per share of Acclaim Common Stock and Lazer-Tron Common Stock, as reported by The Nasdaq National Market, was approximately $15.13 and $7.88, respectively. See "Market For Acclaim and Lazer-Tron Common Equity and Related Shareholder Matters."

Comparative Per Share Data

    The following table sets forth for the periods indicated book value and earnings per share on a historical basis for the Acclaim Common Stock and the Lazer-Tron Common Stock. Neither Acclaim nor Lazer-Tron has paid any cash dividends since inception.

                                  Six Months        Fiscal Year Ended August 31,
                                     Ended          ----------------------------
Acclaim                        February 28, 1995       1994     1993     1992
- -------                        -----------------      -----    -----    -----
Before Merger:
  Net income per share.......       $ .62             $1.00    $ .63    $ .37
  Book value per share.......        6.22              3.89     2.16     1.71


                                   Six Months        Fiscal Year Ended June 30,
                                     Ended           ---------------------------
Lazer-Tron                       March 31, 1995        1994     1993     1992
- ----------                       --------------       -----    -----    -----
Before Merger:
  Net income per share.......       $ .02             $ .59    $ .25    $ .05
  Book value per share.......        3.12              3.82      .94      .08

                                  Six Months        Fiscal Year Ended August 31,
                                     Ended          ----------------------------
                               February 28, 1995       1994     1993     1992
                               -----------------      -----    -----    -----
Pro Forma Combined
 After Merger:
  Equivalent net income per
    share....................       $ .59             $ .99    $ .62    $ .35
  Equivalent book value per
    share....................        6.15              3.97     2.13     1.64

- ------------
(1) Pro forma amounts are calculated based on the assumption that the Merger Consideration will be paid in shares of Acclaim Common Stock for all outstanding shares of Lazer-Tron Common Stock and reflect the dilutive effect of outstanding Lazer-Tron Options and Lazer-Tron Warrants, which would result in the issuance of approximately 2,583,000 equivalent shares of Acclaim Common Stock.

                 ACCLAIM SELECTED CONSOLIDATED FINANCIAL DATA
                 (In thousands, except per share information)

    The following tables should be read in conjunction with the financial statements of Acclaim and the notes thereto appearing in Acclaim's Form 10-K for the fiscal year ended August 31, 1994 and the related "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing therein and the financial statements of Acclaim appearing in Acclaim's Form 10-Q for the fiscal quarter ended February 28, 1995 and the related "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing therein. The selected financial data has been derived from the financial statements of Acclaim, which (other than as of and for the six months ended February 28, 1994 and 1995) have been audited by Grant Thornton LLP for the fiscal years ended August 31, 1991 through 1994 and by other auditors for the fiscal year ended August 31, 1990. The results of operations for the six months ended February 28, 1995 are not necessarily indicative of the results of operations for the full fiscal year.

                                                                                        Six Months Ended
                                            Fiscal Year Ended August 31,                  February 28,
                                     ------------------------------------------------  ------------------
                                      1990(1)    1991     1992(2)    1993     1994(3)    1994     1995(4)
                                      -------    ----     -------    ----     -------    ----     -------
Statement of Operations Data:
Net revenues.......................  $141,470  $122,136  $214,628  $327,091  $480,756  $242,891  $318,377
Cost of revenues...................    75,377    76,423   114,114   170,748   220,744   107,285   146,592
Gross profit.......................    66,093    45,713   100,514   156,343   260,012   135,606   171,785
Selling, advertising, general
 and administrative expenses.......    40,493    46,989    68,642   104,986   176,725    93,631   116,665
Operating interest.................     2,550     3,628     1,583     1,183     1,979     1,072     1,912
Depreciation and amortization......       763     2,394     3,197     3,227     3,838     1,681     3,572
Earnings (loss) from operations....    22,287    (7,298)   27,092    46,947    77,470    39,222    49,636
Other income (expense), net........       830      (444)   (3,255)    1,138      (475)      (33)      289
Earnings (loss) before income taxes    23,117    (7,742)   23,837    48,085    76,995    39,189    49,925
Net earnings (loss)................    14,232    (5,839)   13,846    28,185    45,055    22,974    29,225
Net earnings (loss) per common
 share and common equivalent share      $0.51    $(0.21)    $0.37     $0.63     $1.00     $0.51     $0.62

____________
(1) Includes results of operations of LJN Toys Ltd. from April 20, 1990.
(2) Includes results of operations of Arena Entertainment Inc. from January 4, 1992.
(3) Includes results of operations of Acclaim Comics, Inc. from July 29, 1994.
(4) Includes results of operations of Iguana Entertainment, Inc. from January 5, 1995.

                                                        At August 31,                    At February 28,

                                      -----------------------------------------------  ------------------
                                       1990       1991     1992       1993     1994       1994     1995
                                       ----       ----     ----       ----     ----       ----     ----
Balance Sheet Data:
Working capital....................  $ 30,211  $ 16,654  $ 51,402  $ 80,564  $131,820  $112,488  $181,232
Total assets.......................    76,063    75,608   129,179   206,771   335,878   209,317   426,055
Current portion of long-term debt..        87     4,087        87        87     1,538        87    40,196
Long-term liabilities..............     5,850     3,030     3,380     2,538    41,754     2,610     1,710
Stockholders' equity...............    39,299    32,667    64,706    96,867   175,243   129,192   295,050

                      LAZER-TRON SELECTED FINANCIAL DATA
                 (In thousands, except per share information)

    The selected financial data set forth below, with respect to Lazer-Tron's statements of income for the years ended June 30, 1992, 1993 and 1994 and with respect to Lazer-Tron's balance sheets at June 30, 1993 and 1994, is derived from financial statements of Lazer-Tron that have been audited by Ernst & Young LLP, independent auditors. The selected financial data, with respect to Lazer-Tron's statements of income for the nine months ended March 31, 1994 and 1995, and with respect to Lazer-Tron's balance sheet at March 31, 1995, is derived from unaudited financial statements. The unaudited financial statements include all adjustments, consisting only of normal recurring accruals, that Lazer-Tron considers necessary for a fair presentation of the financial position and results of operations for these periods. Operating results for the nine months ended March 31, 1995 are not necessarily indicative of the results that may be expected for the entire year ending June 30, 1995. The data should be read in conjunction with the financial statements of Lazer-Tron, related notes and other information included herein.

                                          Fiscal Year Ended       Nine Months
                                               June 30,         Ended March 31,
                                       -----------------------  ---------------
                                        1992    1993     1994     1994    1995
                                        ----    ----     ----     ----    ----
Statement of Income Data:
 Net sales...........................  $2,922  $7,215  $15,377  $10,288  $9,900
 Cost of sales.......................   2,189   5,099   10,208    6,917   6,631
                                       ------  ------  -------  -------  ------
  Gross profit.......................     733   2,116    5,169    3,371   3,269
 Operating expenses:
  Research and development...........      88     181      452      330   1,005
  Selling, general and
   administrative....................     444     982    1,947    1,297   1,582
                                       ------  ------  -------  -------  ------
   Total operating expenses..........     532   1,163    2,399    1,627   2,587
                                       ------  ------  -------  -------  ------
 Operating income....................     201     953    2,770    1,744     682
 Merger costs........................      --      --       --       --    (249)
 Interest income (expense), net......     (40)    (33)      51       15     288
                                       ------  ------  -------  -------  ------
 Income before income taxes..........     161     920    2,821    1,759     721
 Provision for income taxes..........      22     252    1,128      705     320
                                       ------  ------  -------  -------  ------
 Net income........................... $  139  $  668  $ 1,693  $ 1,054  $  401
                                       ------  ------  -------  -------  ------
                                       ------  ------  -------  -------  ------
 Net income per share(1)               $ 0.05  $ 0.25  $  0.59  $  0.38  $ 0.10
                                       ------  ------  -------  -------  ------
                                       ------  ------  -------  -------  ------
 Number of shares used in computing

  per share amounts(1)................  2,648   2,670    2,888    2,785   4,036
                                       ------  ------  -------  -------  ------
                                       ------  ------  -------  -------  ------

                                           At June 30,       At March 31,
                                        -----------------    ------------
                                         1993      1994          1995
                                         ----      ----          ----
Balance Sheet Data:
 Cash, cash equivalents and
  short-term investments..............  $1,822    $ 7,255       $ 7,893
 Working capital......................   2,341     10,727        12,112
 Total assets.........................   3,941     13,291        13,844
 Long-term debt.......................      --         --            --
 Total shareholders' equity...........   2,516     11,033        12,580

- ------------
(1) For a description of the computation of the net income per share and the number of shares used in computing per share amounts, see Note 1 of Notes to Financial Statements.

                                 RISK FACTORS

    Investors in Lazer-Tron or Acclaim should carefully consider the following factors, among others, relating to Lazer-Tron and its business.

    Investment in Acclaim. In the event that the Merger is consummated, each Lazer-Tron Shareholder who becomes a stockholder of Acclaim will be exposed to different investment considerations by reason of that shareholder's ownership of Acclaim Common Stock rather than Lazer-Tron Common Stock. Lazer-Tron designs, develops, manufacturers and markets coin- and token-operated redemption games for use by entertainment venues, whereas Acclaim's principal business has been as a leading publisher of software for dedicated interactive entertainment hardware platforms. Acclaim anticipates that the interactive entertainment industry will undergo significant changes in both the short- and long-term future due, in large part, to the introduction of the next generation of Entertainment Platforms incorporating 32- and 64-bit processors, as well as the success of personal computer/compact disk/multimedia hardware systems ("PC CD Systems"), the development of remote and electronic delivery systems and the entry and participation of new companies in the industry. Accordingly, each Lazer-Tron Shareholder should consider these different businesses in considering whether to vote for the Merger Agreement and the Merger at the Special Meeting. See "Business of Lazer-Tron" and "Information Concerning Acclaim."

    Rights as Holders of Acclaim Common Stock. Upon consummation of the Merger, the former shareholders of Lazer-Tron, which is a corporation organized under the CGCL, will become stockholders of Acclaim, a corporation organized under the

DGCL. After the Effective Time, the rights of the Lazer-Tron Shareholders who become stockholders of Acclaim will no longer be governed by Lazer-Tron's Amended and Restated Articles of Incorporation and Amended and Restated Bylaws and the CGCL, but instead will be governed by Acclaim's Certificate of Incorporation and Bylaws and the DGCL. See "Comparison of Rights of Holders of Acclaim Common Stock and Holders of Capital Stock of Lazer-Tron" for a summary comparison of certain differences between the rights of Lazer-Tron Shareholders and the rights of Acclaim stockholders.

    Dilution of Voting Power. Each former shareholder of Lazer-Tron will own a significantly smaller percentage of the outstanding shares of Acclaim Common Stock immediately following the Effective Time than the percentage of the outstanding shares of Lazer-Tron Common Stock which that shareholder owned immediately prior to the Effective Time. Consequently, the Merger will cause an immediate dilution of each such Lazer-Tron Shareholder's voting power relative to the outstanding shares of Acclaim. Lazer-Tron Shareholders will own in the aggregate approximately 4.9% of the total outstanding Acclaim Common Stock immediately following consummation of the Merger.

    Recent Market Developments. Lazer-Tron's net sales and net income for its last two quarters ended December 31, 1994 and March 31, 1995 are below Lazer-Tron's net sales and net income levels for the comparable quarters in the immediately previous year, due in part to a general softness in demand for new game sales to arcade/family entertainment centers. According to industry trade magazines, owner-operators of family entertainment centers and other entertainment venues ("Operators") are experiencing a decline in revenue, due in part to the absence of a recent "hit" video game which helps draw customers to the arcade. In addition, during recent periods, the redemption game segment of the coin-operated game market has experienced slower expansion of the number of new family entertainment center and arcade locations, an increasing consolidation of business at the Operator and distributor levels, as well as increased competition among existing and new game manufacturers. Large companies such as Sega, Namco, Sony, Blockbuster and Cineplex Odeon movie theaters have announced plans to enter, or expand their presence within, the location-based entertainment business. Certain of these companies offer their own games which may create greater competition among game suppliers, as well as affect the ability of small Operators to compete. In addition, the historical growth in the redemption game market has attracted new competitors to the market. Although these competitors were initially small closely held companies, recently large game manufacturers such as Time Warner Interactive (which includes Atari), Sega, Data East, Konami, Sammy, Electronic Arts and Mattel have entered or announced their intention to enter, or to expand their presence within, the coin-operated redemption game market. While Lazer-Tron believes these recent market developments could adversely affect its business, Management believes that the

Merger, and the advantages of being allied with Acclaim, may assist Lazer-Tron in meeting the challenges of these competitors. See "Business of Lazer-Tron Competition", "the Merger-Lazer-Tron's Reasons for the Merger" and "Management's Discussion and Analysis of Financial Condition and Results of Operations of Lazer-Tron."


    Dependence on New Products. Historically, Lazer-Tron has derived most of its revenue from an arcade game within the first few years of its introduction. Accordingly, to maintain or increase its net sales, Lazer-Tron must successfully develop and market new products at an increasingly rapid pace to replace declining revenues from older games. For fiscal 1993, sales of Spin-to-Win, initially shipped in August 1992, accounted for approximately 60% of Lazer-Tron's net sales; in fiscal 1994, sales of the Spin-to-Win series (includes Spin-to-Win, Jungle Rama and Spin A 21) and two games initially shipped in 1994, Ribbit Racin and Aftershock, accounted for approximately 70% of Lazer-Tron's total net sales; and for the first nine months of fiscal 1995, sales of the Spin-to-Win series, Aftershock, Ribbit Racin and three games initially shipped in fiscal 1994, Pirate's Gold and Pogger (single and four player), accounted for approximately 70% of Lazer-Tron's total net sales. Creation of a successful game is subject to a number of variables which are difficult to predict. For a new game to be successful, it should involve a novel concept, incorporate newer technologies, incline the consumer to play the game multiple times and should be easy for a variety of age groups to play, yet be difficult to master. Consumer preferences and acceptance of games is highly subjective and can depend in part upon current trends in the entertainment marketplace, the availability of alternative games and other sources of entertainment. If Lazer-Tron is not successful in introducing new products which gain market acceptance, Lazer-Tron's business and operating results would be adversely affected. See "Business of Lazer-Tron -- Products," "--Product Development" and "--Customers and Backlog."

    Technological Change; Increasing Cost and Complexity of Product Development; Product Delays. Lazer-Tron believes that a key factor in its ability to successfully introduce new games in the future will be its ability to continue to incorporate newer technologies into its games. The length of time required to develop Lazer-Tron's games has typically ranged from eight to twelve months. However, as new games become increasingly complex and sophisticated, longer and more costly development cycles may be expected. Increased product development expenditures may result in greater financial risks to Lazer-Tron and impact quarterly operating results if the games are not successful or are introduced to the market on a delayed basis. In the past, Lazer-Tron has experienced delays in the introduction of new games and these delays may occur in the future. If new games are not introduced when planned, Lazer-Tron's business and operating results could be adversely affected. See "Business of Lazer-Tron -- Product Development" and "Management's Discussion and Analysis of Financial Condition and Results of Operations of Lazer-Tron."

    Potential Quarterly Fluctuations. Lazer-Tron's operating results are subject to quarterly fluctuations due to a variety of factors, including seasonal customer demand, timing of new product introductions, competitive pressures and general economic conditions. Family entertainment centers and other entertainment venues experience seasonal fluctuations in customer patronage and revenues, with revenues typically the highest when schools are not in session and during periods of peak shopping mall activity. Accordingly, industry-wide sales of games to the arcade marketplace have historically been subject to seasonal fluctuations, with significant concentrations of orders and shipments occurring prior to summer (fourth fiscal quarter) and, to a lesser extent, prior to Christmas (second fiscal quarter). These seasonal factors have adversely impacted Lazer-Tron's first and third fiscal quarter operating results, and Lazer-Tron expects these factors to continue to have this impact. In addition, Lazer-Tron has significantly increased its investment in research and development, and if such efforts do not result in increased revenues, operating results will be further adversely affected. Lazer-Tron's expenses are based, in part, on anticipated future revenue. A significant portion of Lazer-Tron's marketing, administrative and development expenses does not vary in relation to revenues. Accordingly, if revenues fluctuate or are below expectations, Lazer-Tron's business and operating results would be adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Lazer-Tron."

    Competition. Lazer-Tron's current games compete with other redemption games, as well as with video, sports and other electronic games, for acceptance and floor space at family entertainment centers and other entertainment venues. Demand for Lazer-Tron's products may be adversely affected by the increasing number of competitive games available to Operators. Competition has also increased in the redemption game market in recent periods, as existing competitors and new competitors have entered the redemption game market. Lazer-Tron's games also compete with arcade video games which typically offer graphics, animation and other features different than those incorporated in Lazer-Tron's products. Further, competitors may seek to develop games which resemble or emulate Lazer-Tron's games, which could adversely impact sales. Lazer-Tron's competitors include both domestic and foreign companies, some of which have substantially greater financial, technical and marketing resources than those of Lazer-Tron. See "Business of Lazer-Tron -- Competition."

    Competing Entertainment Alternatives. Lazer-Tron's games, and the family entertainment centers and other entertainment venues which purchase its games, compete with other forms of entertainment, both within and outside of the home. The out-of-the-home entertainment industry is experiencing significant change due to technological developments, the demand for family entertainment and shifting consumer preferences. Numerous out-of-the-home entertainment alternatives are being developed, and additional offerings are expected to be created in response to these developments that are or may be directly competitive with Lazer-Tron's games and the redemption industry generally.
There can be no assurance that Lazer-Tron's games or the redemption game industry will continue to compete effectively, or that new developments in out-of-the-home entertainment will not result in changes in consumer preferences that will make Lazer-Tron's games less attractive to consumers.

    Similarly, alternative forms of in-the-home entertainment are greatly expanding and are expected to change significantly with the advent of such offerings as interactive television and use of multi-media entertainment on computers. New product offerings for in-the-home use can affect where consumers elect to spend their entertainment time and money. To the extent consumers elect in-the-home entertainment over out-of-the-home entertainment, Lazer-Tron's market opportunities and its operating results could be adversely affected.

    Risks of Entry to Arcade Video Game Market.  Lazer-Tron is seeking to d evelop redemption video games and, possibly, other types of arcade video games, which strategy involves significant risks. Lazer-Tron has not previously developed video game products, which involve complex and technologically sophisticated development of high-quality video graphics and sound. In order to develop video games, Lazer-Tron has hired additional engineers, including those with video game experience. The time, potential delays and cost to develop these games are expected to be similar to or greater than for Lazer-Tron's prior products. If Lazer-Tron elects to address the arcade video game market, Lazer-Tron will face significant new challenges, including intense competition from large companies with established market positions in the video games marketplace. In addition, the market for arcade video games is undergoing rapid technological changes, with new platforms, standards and technologies being introduced which could impact any products Lazer-Tron might develop. There can be no assurance that Lazer-Tron will be able successfully to develop video games for the redemption market or the general arcade video game market. See "Business of Lazer-Tron -- Product Development" and "-- Competition."

    Dependence upon Distributors. Substantially allof Lazer-Tron's net sales are derived from sales to approximately 30 domestic distributors, 19 foreign distributors and several major family entertainment center and arcade Operators. In fiscal 1993, Nickels and Dimes, Incorporated, the Operator of the "Tilt" and "Gold Rush" chains of family entertainment centers, accounted for approximately 11% of net sales; for fiscal 1994 and the first nine months of fiscal 1995, no single customer accounted for more than 10% of net sales. Loss of any of Lazer-Tron's major distributors or major Operators, or a significant decrease in product shipments to, or an inability to collect amounts due from, any of these customers, could have an adverse effect on Lazer-Tron's business and operating results. In addition, Lazer-Tron believes the distribution business for the coin-operated game industry is undergoing a consolidation resulting in fewer distributors, which may have the effect of decreasing demand for new games and increasing pricing pressure on game manufacturers. See "Business of Lazer-Tron -- Marketing and Distribution" and "--Customers and Backlog."

    Dependence on Key Personnel. Lazer-Tron's ability tocreate, develop and market its games, and to manage its growth, has been highly dependent upon three of its executives -- Norman B. Petermeier, President and Chief Executive Officer; Matthew F. Kelly, Vice President of Marketing; and Bryan M. Kelly, Vice President of Engineering. Lazer-Tron's success also depends on its ability to attract and retain additional key technical, management and other personnel.
The game industry is characterized by a high level of employee mobility and aggressive recruiting of skilled personnel, in particular, engineers. There can be no assurance that Lazer-Tron will be successful in attracting and retaining key personnel. The loss of the services of any of its key executives or the failure to attract and retain other key personnel could have an adverse effect on Lazer-Tron's business. See "Business of Lazer-Tron -- Employees".

    Management of Business. Lazer-Tron's recent status as a public company, expansion of its research and development and sales efforts and recent rapid growth in the number of its employees has placed substantial burdens on its management resources and controls. Lazer-Tron's ability to manage its business effectively will require it to continue to implement and improve its operational, financial and management information systems and controls, and to train, motivate and manage its employees. Lazer-Tron's failure to manage its business effectively could have an adverse effect on Lazer-Tron's business and operating results.

    Governmental Regulation. The games produced by Lazer-Tron are intended to be games of skill or predominantly of skill. To the extent that Lazer-Tron's games are deemed to be games of chance or not predominantly of skill under federal or California law or the law of any other jurisdiction in which the games are located, they would be regulated by gambling or similar laws of that jurisdiction and could be banned. In addition, local municipalities and governments often regulate the types of games that can be played and the location of arcades in their jurisdiction. Where appropriate, Lazer-Tron seeks a legal opinion to the effect that a game is a game of skill. On occasion local authorities have prohibited the installation of certain of Lazer-Tron's games. Lazer-Tron believes that these occurrences have not materially adversely affected the business of Lazer-Tron; however, there can be no assurance that similar events in the future would not have an adverse effect on Lazer-Tron's business or operating results.

    International Sales. In fiscal 1993, 1994, and the first nine months of fiscal 1995, international sales, principally to distributors in the Far East, accounted for approximately 24%, 21% and 31% respectively, of Lazer-Tron's net sales. Lazer-Tron anticipates that international sales may continue to account for a significant portion of Lazer-Tron's net sales. Lazer-Tron's international business is subject to special risks, including fluctuating exchange rates, changes in export controls, tariffs and other regulatory requirements, in addition to currency controls and political and economic risks. International sales are denominated in United States dollars and most are backed by letters of credit, which reduces the risks attendant with such sales. See "Business of Lazer-Tron -- Customers and Backlog."

    Patent and Proprietary Rights. While Lazer-Tron has actively sought patent protection in the United States on its games where available, it has not to date obtained patent protection outside of the United States, nor can there be any assurances that any existing or future patent will provide meaningful protection from competition. Lazer-Tron may be unable, for financial or other reasons, to enforce its rights under any patent that it has obtained or may obtain in the future. In the past, Lazer-Tron has settled a claim that one of its games violated patents of another party, resulting in the payment of royalties. In addition, a complaint has recently been filed against Lazer-Tron alleging trademark infringement. There can be no assurance that in the future Lazer-Tron's products will not be claimed to violate or infringe patents, tradenames or marks or other proprietary rights of others which will require Lazer-Tron to enter into royalty arrangements or result in costly litigation which might be resolved adversely to Lazer-Tron. See "Business of Lazer-Tron
- -- Patents, Proprietary Rights and Licenses" and "--Legal Proceedings."

    Risk of Product Liability; Availability of Insurance. The design, development and manufacture of Lazer-Tron's games involve an inherent risk of product liability claims and associated adverse publicity. Although Lazer-Tron currently maintains product liability insurance in the amount of $1,000,000, there can be no assurance that the coverage limits of Lazer-Tron's insurance policy will be adequate. There also can be no assurance that Lazer-Tron will be able to maintain product liability insurance on acceptable terms or with adequate coverage against potential liabilities. A successful claim brought against Lazer-Tron in excess of Lazer-Tron's insurance coverage could have an adverse effect upon Lazer-Tron's business and its financial condition.

    Volatility of Stock Price. The public trading market for Lazer-Tron Common Stock was first established after Lazer-Tron's initial public offering in May 1994. Between the date of Lazer-Tron's initial public offering and April 15, 1995, the market price of Lazer-Tron Common Stock has traded at a high of $15.75 per share and a low of $7.00 per share. See "Market For Acclaim and Lazer-Tron Common Equity and Related Shareholder Matters." Future announcements concerning Lazer-Tron or its competitors, including quarterly results, technological innovations, new product introductions, governmental regulation, litigation or changes in earnings estimates published by analysts, may cause the market price of Lazer-Tron Common Stock to fluctuate substantially. The stock market has from time to time experienced extreme price and volume fluctuations which have particularly affected the market price for many emerging growth companies and which often have been unrelated to the operating performance or prospects of these companies. These fluctuations, as well as general economic, political and market conditions, such as recessions or international currency fluctuations, may adversely affect the market price of Lazer-Tron's Common Stock. There can be no assurance that the market price of Lazer-Tron Common Stock will not decline below its present market price. In addition, the trading volume of Lazer-Tron's Common Stock has been relatively low (averaging approximately 16,000 shares per day for the three months ended February 28, 1995). Accordingly, relatively modest volumes of sales or purchases of Lazer-Tron Common Stock have, and in the future could cause, fluctuations in Lazer-Tron's stock price, affecting the ability of shareholders to effectively buy or sell Lazer-Tron's Common Stock.

    Shares Issuable Pursuant to Options and Warrants. As of March 31, 1995, Lazer-Tron has outstanding warrants to purchase 581,233 shares of Lazer-Tron Common Stock at a weighted average exercise price of approximately $4.99 per share. See "Description of Lazer-Tron Capital Stock -- Lazer-Tron Warrants."
In addition, as of March 31, 1995, there are outstanding options to purchase up to 438,425 shares of Lazer-Tron Common Stock at a weighted average exercise price of approximately $4.95 per share under the Lazer-Tron Stock Option Plans. As long as these warrants and options are outstanding, the holders thereof are given the opportunity to profit from a rise in the market price of Lazer-Tron Common Stock without assuming the risks of ownership. Exercise of these options and warrants might dilute the net book value per share of Lazer-Tron Common Stock. The existence of the warrants and options may also adversely affect the terms on which Lazer-Tron can obtain additional equity financing. Moreover, the holders are likely to exercise their warrants and options at times when Lazer-Tron would otherwise be able to obtain capital on terms more favorable than could be obtained through the exercise of the warrants and options.


    Control by Officers and Directors. Officers and directors of Lazer-Tron, as a group, beneficially owned as of March 31, 1995 approximately 26.7% of the outstanding Lazer-Tron Common Stock, giving effect to the exercise of all outstanding options held by these persons which are exercisable within sixty days of March 31, 1995. In addition, as of March 31, 1995, the parents of Matthew F. and Bryan M. Kelly beneficially held approximately 6.0% of the outstanding Lazer-Tron Common Stock. As a result, the current officers and directors and affiliated shareholders of Lazer-Tron have significant influence over the affairs of Lazer-Tron requiring shareholder approval. See "The Security Ownership of Certain Beneficial Owners and Management of Lazer-Tron."

                              THE SPECIAL MEETING

Date, Time and Place of the Special Meeting

    The Special Meeting will be held on June 30, 1995 at 9:00 a.m., local time, at the Sheraton Inn located at 5115 Hopyard Road, Pleasanton, California.

Record Date and Outstanding Shares

    Only holders of record of Lazer-Tron Common Stock at the close of business on the Record Date are entitled to notice of and to vote at the Special
Meeting. As of the close of business on the Record Date, there were _________________ shares of Lazer-Tron Common Stock outstanding and entitled to vote, held of record by approximately ____ shareholders (although Lazer-Tron has been informed that there are in excess of __________ beneficial owners). A majority of these shares, present in person or represented by proxy, will constitute a quorum for the transaction of business. Proxies marked to abstain from voting on a proposal and broker non-votes will be included in determining the presence of a quorum. Each Lazer-Tron shareholder is entitled to one vote for each share of Lazer-Tron Common Stock held as of the Record Date.

Voting of Proxies

    The Lazer-Tron proxy accompanying this Prospectus/Proxy Statement is solicited on behalf of the Board of Directors of Lazer-Tron for use at the Special Meeting. Lazer-Tron Shareholders are requested to complete, date and sign the accompanying proxy and promptly return it in the accompanying envelope or otherwise mail or deliver it to Lazer-Tron. All proxies that are properly executed and returned, and that are not revoked, will be voted at the Special Meeting in accordance with the instructions indicated on the proxies or, if no direction is indicated, to approve the Merger Agreements and the Merger. Lazer-Tron's Board of Directors does not presently intend to bring any business before the Special Meeting other than the proposal referred to in this Prospectus/Proxy Statement and specified in the notice of the Special Meeting. So far as is known to Lazer-Tron's Board of Directors, no other matters are to be brought before the Special Meeting. As to any business that may properly come before the Special Meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies. A Lazer-Tron Shareholder who has given a proxy may revoke it at any time before it is exercised at the Special Meeting, by (i) delivering to the Secretary of Lazer-Tron (by any means, including facsimile) a written notice, bearing a date later than the proxy, stating that the proxy is revoked, (ii) signing and so delivering prior to the vote at the Special Meeting a proxy relating to the same shares and bearing a later date or
(iii) attending the Special Meeting and voting in person (although attendance at the Special Meeting will not, by itself, revoke a proxy).

Vote Required and Voting Intentions of Certain Shareholders

    Approval by Lazer-Tron Shareholders of the Merger Agreement and the Merger requires the affirmative vote of the holders of a majority of the outstanding shares of Lazer-Tron Common Stock entitled to vote. Proxies marked to abstain from voting and broker non-votes will have the same effect as votes against approval of the Merger Agreements and the Merger. Certain executive officers, directors, affiliates and shareholders of Lazer-Tron, who on the Record Date together beneficially owned (exclusive of options and warrants) a total of 1,007,047 outstanding shares of Lazer-Tron Common Stock (constituting approximately 28.3% of the Lazer-Tron Common Stock then outstanding), have agreed to vote for approval and adoption of the Merger Agreements and the Merger and the transactions contemplated thereby.

Solicitation of Proxies and Expenses

    Lazer-Tron and Acclaim will equally share all expenses incurred in connection with the printing and mailing of this Prospectus/Proxy Statement, and Lazer-Tron will bear all other costs to solicit proxies in the enclosed form from its shareholders. In addition to solicitation by mail, the directors, officers and employees of Lazer-Tron may solicit proxies from shareholders by telephone, facsimile, telegram, letter or in person. Following the original mailing of the proxies and other soliciting materials, Lazer-Tron will request brokers, custodians, nominees and other record holders to forward copies of the proxy and other soliciting materials to persons for whom they hold shares of Lazer-Tron Common Stock and to request authority for the exercise of proxies. In such cases, Lazer-Tron, upon the request of the record holders, will reimburse such holders for their reasonable expenses.

Appraisal and Dissenters' Rights

    If the Merger Agreement is approved by the required vote of Lazer-Tron shareholders and is not abandoned or terminated, each holder of Lazer-Tron Common Stock who voted against the Merger may, by complying with Sections 1300 through 1312 of the California Law, be entitled to dissenters' rights as described therein, provided that (i) such holder's shares of Lazer-Tron Common Stock are subject to restriction on transfer imposed by Lazer-Tron or by law or regulation or (ii) demands for payment pursuant to such dissenters' rights are filed with respect to 5% or more of the outstanding shares of Lazer-Tron Common Stock on or before the date of the Special Meeting. Acclaim's obligation to consummate the Merger is conditioned on the fact that the holders of no more than 10% of the outstanding shares of Lazer-Tron Common Stock are entitled to exercise dissenters' rights. The record holders of the shares of Lazer-Tron Common Stock which are eligible to, and do, exercise their dissenters' rights with respect to the Merger are referred to herein as "Dissenting Shareholders," and the shares of stock with respect to which they may exercise dissenters' rights are referred to herein as "Dissenting Shares." If a Lazer-Tron shareholder has a beneficial interest in shares of Lazer-Tron Common Stock that are held of record in the name of another person, such as a broker or nominee, and such shareholder desires to perfect whatever dissenters' rights such beneficial shareholder may have, such beneficial shareholder must act promptly to cause the holder of record timely and properly to follow the steps summarized below.

    The following discussion is not a complete statement of the California Law relating to dissenters' rights, and is qualified in its entirety by reference to Sections 1300 through 1312 of the California Law attached to this Prospectus/Proxy Statement as Exhibit B and incorporated herein by reference. This discussion and Section 1300 through 1312 of the California Law should be reviewed carefully by any shareholder who wishes to exercise statutory dissenters' rights or wishes to preserve the right to do so, since failure to comply with the required procedures will result in the loss of such rights.

    Shares of Lazer-Tron Common Stock must satisfy each of the following r equirements to qualify as Dissenting Shares under the California Law: (i) such shares of Lazer-Tron Common Stock must have been outstanding on the record date for the determination of the holders of Lazer-Tron Common Stock entitled to vote on the Merger; (ii) such shares of Lazer-Tron Common Stock must have been voted against the Merger; (iii) the holder of such shares of Lazer-Tron Common Stock must make a written demand that Lazer-Tron repurchase shares of Lazer-Tron Common Stock at fair market value and such demand must be received by either Lazer-Tron or Lazer-Tron's transfer agent no later than the date of the Special Meeting; and (iv) the holder of such shares of Lazer-Tron Common Stock must submit certificates for endorsement (as described below). A vote by proxy or in person against the Merger does not in and of itself constitute a demand for appraisal under the California Law. In addition, in order for such shares of Lazer-Tron Common Stock to qualify as Dissenting Shares, (i) demands for payment must have been filed with respect to 5% or more of the outstanding shares of Lazer-Tron Common Stock on or before the Special Meeting or (ii) such shares of Lazer-Tron Common Stock must be subject to restriction on transfer imposed by Lazer-Tron or by any law or regulation.

    Pursuant to Sections 1300 through 1312 of the California Law, Dissenting Shareholders may require Lazer-Tron to repurchase their Dissenting Shares at a price equal to the fair market value of such shares determined as of the day before the first announcement of the terms of the Merger, excluding any appreciation or depreciation in consequence of the Merger, but adjusted for any stock split, reverse stock split or stock dividend which becomes effective thereafter. On March 6, 1995, the last full day of trading prior to the public announcement of the letter of intent relating to the Merger, the closing price per share of Lazer-Tron Common Stock was $7.88.


    The demand of a Dissenting Shareholder must be made in writing upon Lazer-Tron no later than the date of the Special Meeting and is required by law to state the number and class of Dissenting Shares held of record by the Dissenting Shareholder which the Dissenting Shareholder demands that Lazer-Tron purchase, and to contain a statement of what the Dissenting Shareholder claims to be the fair market value of the Dissenting Shares as of the day before the first announcement of the Merger. The statement of fair market value in such demand by the Dissenting Shareholder constitutes an offer by the Dissenting Shareholder to sell the Dissenting Shares at such price.

    If there are any Dissenting Shareholders, then within 10 days following approval of the Merger by Lazer-Tron Shareholders, Lazer-Tron is required to mail to each holder of Dissenting Shares a notice of the approval of the Merger, a statement of the price determined by Lazer-Tron to represent the fair market value of Dissenting Shares (which shall constitute an offer by Lazer-Tron to purchase such Dissenting Shares at such stated price), and a description of the procedures to be followed for such shareholders to exercise their rights as Dissenting Shareholders.

    Within 30 days after the date on which the notice of the approval of the Merger by the outstanding shares was mailed to a Dissenting Shareholder, that shareholder who wishes to be paid the full value of his or her Dissenting Shares must submit to Lazer-Tron or its transfer agent certificates representing any Dissenting Shares which the Dissenting Shareholder demands Lazer-Tron purchase, so that such Dissenting Shares may either be stamped or endorsed with the statement that the shares are Dissenting Shares or exchanged for certificates of appropriate denomination so stamped or endorsed.

    If, upon a Dissenting Shareholder's surrender of the certificates representing that Dissenting Shareholder's Dissenting Shares, Lazer-Tron and the Dissenting Shareholder agree that such shares are Dissenting Shares and agree upon the price to be paid for such shares, then the agreed price is required by law to be paid to the Dissenting Shareholder within the later of 30 days after the date of such agreement or 30 days after any statutory or contractual conditions to the consummation of the Merger are satisfied, unless provided otherwise by agreement.

    If Lazer-Tron and a Dissenting Shareholder disagree as to whether such Dissenting Shareholder's proposed Dissenting Shares are entitled to be classified as Dissenting Shares or as to the fair market value of such shares, then such Dissenting Shareholder has the right to bring an action in California Superior Court, within six months after the date on which the notice of the approval of the Merger by Lazer-Tron Shareholders was mailed to the Dissenting Shareholder, to resolve such dispute. In such action, the court will determine whether the shares of Lazer-Tron Common Stock held by such Dissenting Shareholder are Dissenting Shares, the fair market value of such shares, or both. The California Law provides, among other things, that a Dissenting Shareholder may not withdraw a demand for payment of the fair market value of Dissenting Shares unless Lazer-Tron consents to such request for withdrawal.

    Prior to the Effective Time, Lazer-Tron shall give Acclaim prompt notice of any written demands for appraisal or withdrawals of demands for appraisal received by Lazer-Tron and, except with the prior written consent of Acclaim, shall not settle or offer to settle any such demands.

                                  THE MERGER

General

    The Merger Agreement provides for a business combination between Acclaim and Lazer-Tron in which Holdings, a recently formed wholly-owned subsidiary of Acclaim would be merged with and into Lazer-Tron, with Lazer-Tron being the surviving corporation. The holders of Lazer-Tron Common Stock would be issued shares of Acclaim Common Stock in a transaction intended to qualify as a pooling-of-interests for accounting purposes and as a tax-free reorganization for federal income tax purposes. As a result of the Merger, Lazer-Tron would become a wholly-owned subsidiary of Acclaim and the Lazer-Tron Shareholders would become stockholders of Acclaim (as more fully described below). The discussion in the Prospectus/Proxy Statement of the Merger and the description of the Merger's principal terms are subject to and qualified in their entirety by reference to the Merger Agreement, a copy of which is attached to this Prospectus/Proxy Statement as Exhibit A and which is incorporated herein by reference.

Background of the Merger

    Acclaim has attempted for some time to diversify and expand its operations. Lazer-Tron was first contacted in September 1994 by an executive of Acclaim. At that time, representatives of Acclaim conducted preliminary discussions with Lazer-Tron regarding a possible transaction, and in early November 1994 Acclaim proposed acquiring Lazer-Tron at a price of approximately $31.5 million (which amount reflected Lazer-Tron's market capitalization in September 1994 when the first discussions were had). Subsequently, the public trading price of Lazer-Tron's common stock increased significantly and negotiations were terminated. In February 1995, Acclaim again contacted Lazer-Tron to commence negotiations and additional discussions and preliminary due diligence was conducted in early March 1995. Negotiations were successful and, subject to satisfactory completion of due diligence and legal review and preparation of definitive documentation, on March 7, 1995 a letter of intent was executed; additional negotiations were then conducted and on March 22, 1995 the Merger Agreement was executed. The Merger Consideration was determined by Acclaim and Lazer-Tron in arm's length negotiations. In negotiating the Merger Consideration, Acclaim, among other things, reviewed Lazer-Tron's historical financial statements, reviewed the potential for growth in Lazer-Tron's business, the expansion of its business through licensing properties and the use of advanced technologies in product development.

Acclaim's Reasons for the Merger

    The Merger is being proposed in order to achieve the ownership by Acclaim of Lazer-Tron. Acclaim has recently established coin-op operations and believes that Lazer-Tron will broaden Acclaim's offerings in the coin-op segment and will present Acclaim with further opportunities to expand its product offerings and exploit new successful properties across its growing entertainment business. Acclaim also believes that certain synergies exist between the two companies, particularly in manufacturing and sales organization, credit and collection procedures and marketing to a similar customer base.

Lazer-Tron's Reasons for the Merger

    The Board of Directors of Lazer-Tron consideredthat Lazer-Tron, as a subsidiary of a larger, more diversified company such as Acclaim, would have the potential to realize improved operating and financial performance compared to Lazer-Tron continuing to operate as an independent entity. The Board of Directors of Lazer-Tron has identified certain benefits for Lazer-Tron Shareholders and potential benefits that it believes will contribute to the success of Lazer-Tron following the Merger. These potential benefits principally include the following:

    o Providing Lazer-Tron Shareholders with Acclaim stock, where Lazer-Tron's Board believes the Acclaim stock may provide Lazer-Tron Shareholders with a greater possibility for long-term appreciation and liquidity than could be realized from Lazer-Tron Common Stock if Lazer-Tron remains as a stand-alone entity.

    o The potential to increase the ability of Lazer-Tron to effectively compete in the coin-operated game market, particularly as the market becomes more competitive with new market entrants.

    o The availability of greater resources from Acclaim for product development, marketing and distribution.

    o The potential ability to increase international revenues through Acclaim's broad international distribution and marketing network.

    o The potential ability of Lazer-Tron and Acclaim to offercomplementary products and increase the breadth of products offered. Lazer-Tron games may be able to be expanded into additional entertainment markets currently or proposed to be addressed by Acclaim, such as video or interactive television.

    o The ability of Acclaim and Lazer-Tron to share technology and increase research and development capacity to improve each other's games and develop new games.

    o The opportunity to expand Lazer-Tron's customer base with the credibility and established reputation of Acclaim.

    In the course of its deliberations, the Board of Directors of Lazer-Tron reviewed a number of additional factors relevant to the Merger. In particular, the Lazer-Tron Board considered, among other things: (i) information concerning Acclaim's and Lazer-Tron's respective businesses, prospects, financial conditions, historical financial performance, operations and product mix, including possible future product releases; (ii) comparisons of trading prices and volumes of the two companies' stocks; (iii) an analysis of analyst coverage of the two companies; (iv) an evaluation of the prospects of Lazer-Tron on a stand-alone basis; (v) an analysis of various adjustments that would be made in the Merger Consideration at various assumed prices of Acclaim Common Stock and the effect of applying the Merger Consideration at the assumed prices; (vi) the compatibility of the management and businesses of Acclaim and Lazer-Tron; (vii) a financial presentation by Van Kasper, including the opinion of Van Kasper that the Merger Consideration was fair from a financial point of view to the shareholders of Lazer-Tron; and (viii) reports from management and legal advisors on specific terms of the relevant agreements and other matters. For a discussion of many of the foregoing factors, see "-- Opinion of Financial Advisor" below.

    The Board of Directors of Lazer-Tron also considered a number of potentially negative factors in its deliberations concerning the Merger, including, among other things: (i) characteristics of the interactive entertainment industry in which Acclaim is engaged, including the rapid technological change experienced in the industry, and the changing of platforms in the industry from 16 bit platforms to 32- and 64-bit platforms and the advent of other competing technologies such as PC-CD ROM; (ii) that 16-bit software sales appeared to peak in 1994 and the expectations of Acclaim, as well as industry analysts, that it will continue to decline in calendar 1995; (iii) the dependence of Acclaim on 16 bit cartridge platforms and the ongoing and expected transitions in those and other platforms; (iv) the need for Acclaim to continually develop "hit" entertainment products to maintain revenue growth and business momentum; (v) the possibility that the business combination with Acclaim might adversely affect Lazer-Tron's relationship with distributors, customers or other third parties;
(vi) the possibility of management disruption associated with the Merger and the risk that, despite the efforts of Lazer-Tron and Acclaim, key technical and management personnel of Lazer-Tron might not continue with Lazer-Tron; (vii) the risk that the benefits sought to be achieved by the Merger will not be achieved;
(vi) the risks of the interactive software industry in general and Acclaim in particular; and (vii) the other risks described above under Lazer-Tron's "Risk Factors" and "Information Concerning Acclaim."

    In view of the wide variety of factors considered by the Board of Directors of Lazer-Tron, the Board did not find it practical to, and did not, quantify or otherwise assign relative weights to the specific factors considered. After taking into consideration the factors set forth above, the Board of Directors of Lazer-Tron determined that the Merger was fair to, and in the best interests of, Lazer-Tron and its shareholders and that Lazer-Tron should proceed with the Merger at this time.

Effective Date

    The Merger will become effective upon completion of the later of the filings by the Delaware Secretary of State and the California Secretary of State of the Merger Agreement or an appropriate certificate of merger, as provided by applicable law. Such filings will be made concurrently with the closing (the "Closing"), which is anticipated to be held as promptly as practicable after the approval of the Merger Agreement by the Lazer-Tron Shareholders at the Special Meeting and the satisfaction or waiver of each of the other conditions to the Merger, but in no event later than five days thereafter (unless the parties shall otherwise agree). See "--Conditions to the Merger."


Merger Consideration

    The Merger Consideration was determined by Acclaim and Lazer-Tron in arm's length negotiations. In negotiating the Merger Consideration, Acclaim, among other things, reviewed Lazer-Tron's historical financial statements, reviewed the potential for growth in Lazer-Tron's business, the expansion of its business through licensing properties and the use of advanced technologies in product development.

    At the Effective Time, each share of Lazer-Tron Common Stock issued and outstanding immediately prior to the Effective Time shall, by reason of the Merger and without any action by the holder thereof, be converted into the right to receive the following consideration:

         (a) if the average of the closing sale price of a share of Acclaim Common Stock on the Nasdaq Stock Market's National Market System (as reported in the Wall Street Journal) for the 20 business days immediately preceding the second business day prior to the Closing Date (the "Acclaim Common Stock Price") shall be at least $12.50 but less than $16.00, that number of shares of Acclaim Common Stock equal to the product (rounded up to the nearest one thousandth) of (i) one (1) and (ii) a fraction, the numerator of which is $8.00 and the denominator of which is the Acclaim Common Stock Price;

         (b) if the Acclaim Common Stock Price shall be at least $16.00 and not more than $20.00, one-half (1/2) of a share of Acclaim Common Stock; or

         (c) if the Acclaim Common Stock Price shall be more than $20.00,that number of shares of Acclaim Common Stock equal to the product (rounded up to the nearest one thousandth) of (i) one (1) and (ii) a fraction, the numerator of which is $10.00 and the denominator of which is the Acclaim Common Stock Price.

    If the Acclaim Common Stock Price shall be less than $12.50, each of Acclaim and Lazer-Tron, at its sole option, shall have the right to give notice of its election to terminate the Merger Agreement. See "--Termination of the Merger Agreement."

    No fractional shares of Acclaim Common Stock will be issued to Lazer-Tron Shareholders in connection with the Merger. In lieu of any such fractional share, the Exchange Agent shall pay to each Lazer-Tron Shareholder who otherwise would be entitled to receive a fractional share of Acclaim Common Stock an amount of cash determined by multiplying (i) the Acclaim Common Stock Price by
(ii) the fraction of a share of Acclaim Common Stock to which such holder would otherwise be entitled.

Lazer-Tron Stock Options and Warrants

    At the Effective Time, each holder of Lazer-Tron Stock Options granted under the Lazer-Tron Stock Option Plans and Lazer-Tron Warrants, whether vested or unvested, shall, by virtue of the Merger and without any further action on the part of any holder thereof, have the right to receive that number of shares of Acclaim Common Stock as the holder of such Lazer-Tron Stock Options or Lazer-Tron Warrants would have been entitled to receive pursuant to the Merger had such holder exercised such Lazer-Tron Stock Options or Lazer-Tron Warrants in full immediately prior to the Effective Time. The exercise price per share for such shares of Acclaim Common Stock will be equal to (x) the aggregate exercise price for Lazer-Tron Common Stock purchasable pursuant to such Lazer-Tron Stock Option or Lazer-Tron Warrant divided by (y) the number of shares of Acclaim Common Stock deemed directly purchasable pursuant to such Lazer-Tron Stock Option or Lazer-Tron Warrant as a result of the Merger. Currently outstanding Lazer-Tron Stock Options issued under the Directors Option Plan become immediately exercisable as a result of the Merger. In addition, holders of the Sales Agent Warrants, which are exercisable for shares of Lazer-Tron Common Stock and the Underlying Warrants to purchase additional shares of Lazer-Tron Common Stock, will have the right to receive that number of shares of Acclaim Common Stock as the holders of such Sales Agent Warrants would have been entitled to receive pursuant to the Merger had such holders exercised the Sales Agent Warrants (and the Underlying Warrants) in full immediately prior to the Effective Time. Holders of Lazer-Tron Stock Options will receive, upon exercise thereof, that number of shares of Acclaim Common Stock, as determined above, issuable pursuant to the Acclaim 1988 Stock Option Plan, which have previously been registered under the Securities Act on Form S-8.

    If the foregoing calculation results in a Lazer-Tron Stock Option or Lazer-Tron Warrant (or would result in an Underlying Warrant) being exercisable for a fraction of a share of Acclaim Common Stock, then the number of shares of Acclaim Common Stock subject to such Lazer-Tron Stock Option or Lazer-Tron Warrant (or Underlying Warrant) will be rounded down to the nearest whole number of shares with no cash being paid for such fractional share. Continuous employment or service with Lazer-Tron will be credited to an optionee for purposes of determining the number of shares of Acclaim Common Stock subject to exercise under a Lazer-Tron Stock Option.

    The exercise of outstanding Lazer-Tron Warrants and issuance of shares of Acclaim Common Stock upon such exercise are registered pursuant to the Registration Statement of which this Prospectus/Proxy Statement forms a part, which registration will be kept current following consummation of the Merger throughout the exercise period of the Lazer-Tron Warrants.

    Prior to the Effective Time, but in any event no later than July 1, 1995, the 1994 Employee Stock Purchase Plan (the "Employee Purchase Plan") will be terminated (subject to consummation of the Merger) and all funds held in applicable employees' accounts under the Employee Purchase Plan will be applied to purchase shares of Lazer-Tron Common Stock at a price per share and upon terms determined in accordance with the Employee Purchase Plan. All such shares of Lazer-Tron Common Stock issued under the Employee Purchase Plan shall be exchanged for Acclaim Common Stock pursuant to the Merger. It is anticipated that approximately 7,414 shares of Lazer-Tron Common Stock will be purchased under the Employee Purchase Plan for the offering period thereunder ending June 30, 1995.

Interests of Certain Persons in the Merger


    On or before the Effective Time, Norman B. Petermeier, Bryan Kelly and Matthew Kelly will enter into employment and non-competition agreements with the Surviving Corporation and stock option agreements with Acclaim. In addition, certain other management personnel of Lazer-Tron have already entered into severance agreements with Lazer-Tron providing for a severance payment equal to six months salary if their employment is terminated under certain circumstances within one year of consummation of the Merger. See "--Affiliate Agreements," "-- Employment Agreements" and --"Employee Option Agreements."

    Under the Directors Option Plan, non-employee directors Roger Smith, Dr. Morton Grosser and Robert Pryt each have been granted options to purchase 7,000 shares of Lazer-Tron Common Stock at $7.50 per share and 5,000 shares of Lazer-Tron Common Stock at $12.75 per share. As of March 31, 1995, 4,500 of such shares were vested and exercisable, all of which are exercisable at $7.50 per share. As a result of the Merger, all of such options accelerate and become fully exercisable.

    Acclaim has agreed to indemnify the officers and directors of Lazer-Tron against certain damages that may be incurred by such persons by reason of the Merger Agreement or the transactions contemplated thereby and to otherwise cause the Surviving Corporation to maintain for six years its existing indemnification arrangements with such persons and maintain directors' and officers' liability insurance coverage. In the event the Surviving Corporation is unable to maintain such directors' and officers' liability insurance, Acclaim has agreed to insure such coverage (up to $1 million). See "--Covenant", "--Conditions to the Merger" and "--Indemnification."

    Under an agreement between Lazer-Tron and Roger Smith, who is currently a director of Lazer-Tron, Mr. Smith has agreed to provide assistance to Lazer-Tron in the negotiation of the Merger and the Merger Agreement and related matters. Pursuant to that agreement, Lazer-Tron is paying Mr. Smith $100 per hour for those services, and a total of $13,250 is payable to Mr. Smith as of March 31, 1995.

    Pursuant to a letter agreement, dated March 8, 1995, between Lazer-Tron and Van Kasper, the underwriter of Lazer-Tron's initial public offering and the holder of Warrants to purchase 55,000 shares of Lazer-Tron Common Stock at an exercise price of $9.60 per share, Lazer-Tron paid Van Kasper a fee of $85,000 for acting as Lazer-Tron's financial advisor in connection with the Merger and rendering its opinion as to the fairness of the Merger from a financial point of view, which fairness opinion is attached hereto as Exhibit C.

Opinion of Financial Advisor

    Lazer-Tron retained Van Kasper to act as its financial advisor in connection with the Merger. Van Kasper was selected by Lazer-Tron's Board of Directors to act as Lazer-Tron's financial advisor based on Van Kasper's qualifications, experience, expertise and reputation, as well as Van Kasper's investment banking relationship and familiarity with Lazer-Tron. Van Kasper is a well recognized investment banking and advisory firm. As part of its investment banking business, Van Kasper is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

    Van Kasper has rendered to Lazer-Tron's Board of Directors its written opinion dated March 14, 1995 that, as of such date, the Merger was fair from a financial point of view to the shareholders of Lazer-Tron. Van Kasper did not determine or make any recommendation with respect to the amount of consideration to be paid in connection with the Merger.

    The full text of the opinion of Van Kasper, which sets forth assumptions made, matters considered and limitations on the review undertaken, is attached as Exhibit C to this Prospectus/Proxy Statement. Lazer-Tron Shareholders are urged to read the opinion carefully and in its entirety. Van Kasper's opinion is directed only to the fairness of the Merger from a financial point of view to the shareholders of Lazer-Tron and does not constitute a recommendation to any shareholder of Lazer-Tron as to how such shareholder should vote at the Special Meeting. The opinion of Van Kasper is subject to certain conditions and limitations set forth therein, and the summary of that opinion set forth in this Prospectus/Proxy Statement is qualified in its entirety by reference to the full text of such opinion.

    In connection with Van Kasper's opinion, Van Kasper reviewed drafts of the Merger Agreement. In Van Kasper's review it assumed, with Lazer-Tron's permission, that the documents to be prepared, used and signed by the parties to formally effect the Merger, including the agreements effecting the Merger between the Subsidiary and Lazer-Tron and the proxy or other disclosure material to be delivered to the shareholders of Lazer-Tron to elicit any necessary consents to the Merger, would effect the Merger on the terms set forth in the Merger Agreement without material alteration.

    Van Kasper reviewed such relevant financial and other information that was publicly available or furnished to it by Lazer-Tron and Acclaim, including information provided during discussions with each company. In addition, Van Kasper compared certain financial and securities data of Lazer-Tron and Acclaim with that of various other companies whose securities are publicly traded, reviewed recent merger and acquisition transactions of companies Van Kasper determined to be similar and conducted such other financial analysis as it determined, based upon its judgment as investment bankers, to be appropriate for purposes of its opinion. Van Kasper also took into account the views of the management and certain shareholders of Lazer-Tron as to the prospects of Lazer-Tron if the Merger is not effected. Furthermore, Van Kasper did not negotiate the Merger, provide any legal advice or advise Lazer-Tron with respect to alternatives to the Merger. Although Van Kasper performed a valuation of Lazer-Tron and Acclaim using a number of commonly accepted methodologies, Van Kasper did not make an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Lazer-Tron or Acclaim.


    In rendering its opinion, Van Kasper relied, without independent verification, on the accuracy and completeness of all of the financial and other information that was publicly available or furnished or otherwise communicated to Van Kasper by Lazer-Tron or Acclaim. Lazer-Tron provided to Van Kasper certain financial projections of Lazer-Tron and Van Kasper reviewed those projections in light of discussions it had conducted with analysts and other industry sources, and made certain adjustments where it determined it was appropriate to do so. Independent of the foregoing, Van Kasper assumed that the projections were reasonably prepared, based upon assumptions reflecting the best currently available estimates and good faith judgments of management as to the future performance of Lazer-Tron and that the management of Lazer-Tron did not have any information or beliefs that would make the projections misleading. Van Kasper did not have the benefit of reviewing Acclaim's financial projections since it is the policy of Acclaim not to disseminate such information to third parties.

    Van Kasper makes a market in Lazer-Tron Common Stock. Van Kasper and its affiliates have provided financial advisory and financing services to Lazer-Tron since March 1994, including services rendered in connection with Lazer-Tron's initial public offering of common stock in May 1994, and has received customary fees in connection with these services, including, in consideration of its services in connection with the initial public offering, warrants to purchase 55,000 shares of Lazer-Tron Common Stock at an exercise price of $9.60, which warrants expire on May 26, 1999.

    Pursuant to a letter agreement dated March 8, 1995, between Lazer-Tron and Van Kasper, Lazer-Tron paid Van Kasper a fee of $85,000 for acting as Lazer-Tron's financial advisor in connection with the Merger and rendering its opinion as to the fairness of the Merger from a financial point of view. Lazer-Tron also agreed to reimburse Van Kasper for its out-of-pocket expenses and to indemnify Van Kasper and its directors, officers, agents, employees and controlling persons against certain liabilities and expenses related to Van Kasper's engagement.

Representations and Warranties

    Pursuant to the Merger Agreement, Lazer-Tron has made certain representations and warranties to Acclaim and the Subsidiary with respect to, among other things, Lazer-Tron's organization, capitalization, authority to consummate the Merger and the transactions contemplated under the Merger Agreement, obtaining consents needed in connection with the consummation of the Merger and related transactions, ownership of assets (including certain intellectual property rights), contractual and other commitments, liabilities, legal proceedings, financial statements and financial condition, compliance with applicable law including filing and reporting obligations as a public company, pooling matters, tax matters and other representations customary in transactions of this type.

    Acclaim and the Subsidiary have made certain representations and warranties to Lazer-Tron with respect to, among other things, their organization, capitalization, authority to consummate the Merger and the transactions contemplated under the Merger Agreement, obtaining consents needed in connection with the consummation of the Merger and related transactions, legal proceedings, compliance with applicable law, including filing and reporting obligations as a public company, the intended operation of the Surviving Corporation prior to and following the Merger and other representations customary in transactions of this type.

Covenants

    Pursuant to the Merger Agreement, Lazer-Tron is subject to certain covenants with respect to actions to be taken during the period of time between the date of the Merger Agreement and the earlier of the Effective Time or the termination of the Merger Agreement, including, among other things, actions regarding the operation of its business in the ordinary course, dividend and stock distributions, capitalization, and actions which may adversely affect the accounting treatment of the Merger as a pooling or that would adversely affect the treatment of the Merger as a tax free reorganization and other covenants customary in transactions of this type. In addition Lazer-Tron agreed to use its best efforts to cause any person who becomes an affiliate of Lazer-Tron subsequent to the date of the Merger Agreement to execute an Affiliate's Agreement.

    Pursuant to the Merger Agreement, Acclaim is subject to certain covenants with respect to actions to be taken during the period of time between the date of the Merger Agreement and the earlier of the Effective Time or the termination of the Merger Agreement, including, among other things, actions regarding the operation of its business in the ordinary course, the operation of the Surviving Corporation following the Merger, assumption of Lazer-Tron's obligations in respect of the Warrants (subject to Acclaim's right to renegotiate certain provisions of the Underwriter's Warrants and Sales Agent Warrants) and actions which may adversely affect the accounting treatment of the Merger as a pooling or that would adversely affect the treatment of the Merger as a tax free reorganization and other covenants customary in transactions of this type.

    Acclaim also has agreed, if the Merger is consummated, to use its best efforts to cause the Acclaim Common Stock to be issued in the Merger and the shares of Acclaim Common Stock issued upon exercise of Lazer-Tron Stock Options or Warrants, to be quoted on The Nasdaq National Market or listed on such securities exchange as Acclaim Common Stock is then listed; to provide certain benefits to Lazer-Tron's employees; to cause the Surviving Corporation to honor all rights to indemnification in favor of Lazer-Tron's present or former officers and directors for a period of six years following the Effective Time; to cause the Surviving Corporation to maintain directors' and officers' liability insurance coverage comparable to that presently maintained by Lazer-Tron (not to exceed $1 million) or, if the Surviving Corporation cannot maintain such insurance, to provide comparable indemnity (not to exceed $1 million), for a period of six years following the Effective Time; and to cause the Surviving Corporation to pay certain accrued and unpaid employee bonuses relating to Lazer-Tron's fiscal year ended June 30, 1995.

Conditions to the Merger


    The obligations of Acclaim and the Subsidiary to consummate the Merger are subject to certain conditions customary in transactions of this type, including, among others, the following:

                   (i) the Merger Agreement shall have been approved and adopted by the affirmative vote of the holders of a majority of the outstanding Lazer-Tron Common Stock in accordance with applicable law, and Dissenting Shares and/or shares of common stock of Lazer-Tron capable of becoming Dissenting Shares after the Closing shall not constitute in excess of 10% of the shares eligible to vote for such approval and adoption;

                  (ii) all Lazer-Tron Stock Option Plans and employee cash bonus or cash incentive performance plans shall have been terminated;

                 (iii) all waivers, consents, approvals, authorizations or orders (including the consent of certain third parties) required by Lazer-Tron for any of the transactions contemplated by the Merger Agreement shall have been obtained;

                  (iv) each of Messrs. Norman B. Petermeier, Matthew F. Kelly and Bryan M. Kelly shall have entered into an employment and non-competition agreement with the Surviving Corporation, the form of which has previously been agreed to;

                   (v) the Acclaim Common Stock Price shall not be less than $12.50;

                  (vi) Acclaim shall have received certain certificates, opinions of counsel and accountants' letters;

                 (vii) Acclaim shall have received from Lazer-Tron no later than five days prior to the Closing or the tenth day of the month during which the Closing occurs, a closing balance sheet reflecting certain minimum amounts with respect to Lazer-Tron's working capital and net worth, and shall have notified Lazer-Tron of its acceptance of Lazer-Tron's calculations;

                (viii) certain agreements between Lazer-Tron andeach of its existing affiliates relating to the treatment of the Merger as a pooling shall have been entered into and shall be in full force and effect as of the Closing Date;

                  (ix) the holders of the Lazer-Tron Stock Options and Lazer-Tron Warrants and registration rights will have consented to certain changes therein reasonably requested by Acclaim;

                   (x) completion of Acclaim's due diligence of Lazer-Tron's operations and financial condition to the satisfaction of Acclaim and its counsel;

                  (xi)  no court, agency or other governmental authority shall have issued any order, decree or judgment to set aside, restrain, enjoin or prevent the performance of certain of Acclaim's obligations under the Merger Agreement;

                 (xii) Acclaim shall have received a letter from Grant Thornton LLP with respect to Acclaim and a letter from Ernst & Young LLP with respect to Lazer-Tron to the effect that Lazer-Tron and Acclaim may participate in a transaction such as the Merger in a manner so as to permit the Merger to qualify as a pooling of interests, provided that Acclaim may not exercise its rights to terminate the Merger Agreement as a result of the failure of this condition if the reason that such letters cannot be delivered is solely as a result of the actions or omissions of Acclaim or its affiliates; and

                (xiii) there shall not have been instituted by any third party certain suits or proceedings to enjoin, prevent, set aside, restrain or invalidate the Merger Agreement or the transactions thereby contemplated or seeking damages from or to impose obligations upon Lazer-Tron or its directors or officers or Acclaim by reason of the Merger Agreement or the transactions thereby contemplated.

    The obligation ofLazer-Tron to consummate the Merger is subject to certain conditions customary in transactions of this type, including, among others, the following:

                   (i) the Merger Agreement shall have been approved and adopted by the shareholders of Lazer-Tron at the Special Meeting;

                  (ii) each of Messrs. Norman B. Petermeier, Matthew F. Kelly and Bryan M. Kelly shall have entered into an employment and non-competition agreement with the Surviving Corporation, the form of which has previously been agreed to;

                 (iii) the Acclaim Common Stock Price shall not be less than $12.50;

                  (iv) all waivers, consents, approvals, authorizations or orders (including the consent of certain third parties) required by Acclaim for any of the transactions contemplated by the Merger Agreement shall have been obtained;

                   (v) no court, agency or other governmental authority shall have issued any order, decree or judgment to set aside, restrain, enjoin or prevent the performance of certain of Lazer-Tron's obligations under the Merger Agreement;

                  (vi) Lazer-Tron shall have received certain certificates, opinions of counsel and accountants' letters; and

                 (vii) there shall not have been instituted by any third party certain suits or proceedings to enjoin or prevent the Merger or seek damages from or to impose obligations upon Lazer-Tron or its directors or officers by reason of the Merger Agreement or the transactions contemplated thereby, as to any of which Acclaim has not agreed to provide indemnity. In the event any third party institutes any such suit or proceeding and Acclaim nevertheless determines to consummate the Merger, Acclaim will indemnify Lazer-Tron, its officers and directors against any damages arising in connection with such claim or proceeding.

    Any of Lazer-Tron's or Acclaim's and the Subsidiary's conditions to Closing may be waived in whole or in part at or prior to the Closing by Lazer-Tron or Acclaim, respectively, without approval of the shareholders of either company. Neither Lazer-Tron nor Acclaim currently intends to waive any such conditions to Closing.

Indemnification

    Lazer-Tron has agreed to indemnify Acclaim, the Subsidiary and their respective directors, officers, employees and agents (the "Acclaim Parties") against any damages which each may incur by reason of (i) certain breaches by Lazer-Tron, Lazer-Tron's affiliates, the Kelly Family Trust and the 1992 Kelly Family Trust, Bryan M. Kelly, Matthew F. Kelly or Norman B. Petermeier of representations, warranties, covenants and agreements of Lazer-Tron as described in the Merger Agreement or related affiliates agreements or other agreements entered into by such persons, as applicable, as contemplated by the Merger Agreement, (ii) the failure of such persons to perform any of their obligations required under the Merger Agreement or any such related agreements, or (iii) third party allegations which, if true, would constitute a breach by any of such persons of any representation, warranty or covenant contained in the Merger Agreement, as applicable. Lazer-Tron's obligations and liabilities under this indemnity are subject to the limitations described below in "-No Break-up Fee."

    Acclaim has agreed to indemnify Lazer-Tron, its directors, officers, emplo yees and agents (the "Lazer-Tron Parties") against any damages which each may incur by reason of (i) certain breaches by Acclaim or the Subsidiary of their representations, warranties, covenants and agreements as described in the Merger Agreement or related agreements contemplated thereby, (ii) the failure of Acclaim or the Subsidiary to perform any of their obligations required under the Merger Agreement or any such related agreements or (iii) third party allegations which, if true, would constitute a breach by Acclaim or the Subsidiary of any representation, warranty or covenant contained in the Merger Agreement.

    The foregoing indemnities are only applicable in the event the Merger is not consummated as a result of such breaches or claims, inasmuch as such representations, warranties, covenants and agreements do not survive the Closing; provided that such representations, warranties, covenants and agreements of Lazer-Tron do survive the Closing for a limited period of time in connection with the "termination for cause" provision of the employment agreements between the Surviving Corporation and certain members of Lazer-Tron's Management. See "-Employment Agreements." Neither the Acclaim Parties nor the Lazer-Tron Parties shall be entitled to be indemnified unless the aggregate of all losses incurred by the Acclaim Parties or the Lazer-Tron Parties, as the case may be, exceeds $150,000. Notwithstanding the foregoing, (i) Acclaim shall be entitled to be indemnified on a dollar-for-dollar basis from and against all losses if the Lazer-Tron Parties or Lazer-Tron shall have acted in bad faith or shall have engaged in willful misconduct and (ii) Lazer-Tron shall be entitled to be indemnified on a dollar-for-dollar basis from and against all losses if Acclaim shall have acted in bad faith or shall have engaged in willful misconduct.

Certain U.S. Federal Income Tax Matters

    The following is a discussion of certain U.S. federal income tax consequences of the Merger that are generally applicable to Acclaim, the Subsidiary, Lazer-Tron, and Lazer-Tron shareholders. This discussion is based on currently existing provisions of the Code, existing regulations thereunder (including final, temporary or proposed), and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences described herein.

    The following discussion is intended only as a summary of certain principal U.S. federal income tax consequences of the Merger and does not purport to be a complete analysis or listing of all of the potential tax effects relevant to a decision on whether to vote in favor of approval and adoption of the Merger Agreement and the Merger. In particular, this discussion does not deal with all U.S. federal income tax considerations that may be relevant to particular Lazer-Tron shareholders in light of their particular circumstances, such as shareholders who are dealers in securities, who are subject to the alternative minimum tax provisions of the Code, who are foreign persons, or who acquired their shares in connection with stock warrants, stock option or stock purchase plans, or in other compensatory transactions. The discussion also does not address the effects of the Merger on holders of Lazer-Tron Options or Lazer-Tron Warrants. In addition, the following discussion does not address the tax consequences of the Merger under foreign, state or local tax laws or the tax consequences of transactions effectuated prior to or after the Merger (whether or not such transactions are in connection with the Merger), including without limitation transactions in which Lazer-Tron Common Stock is acquired or Acclaim Common Stock is disposed of.

    ACCORDINGLY, LAZER-TRON SHAREHOLDERS AND OTHERS AFFECTED BY THE MERGER ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE CONSEQUENCES OF THE MERGER, INCLUDING THE APPLICABLE U.S. FEDERAL, STATE, LOCAL, AND FOREIGN TAX CONSEQUENCES TO THEM.

    The Merger has been structured with the intent that it be tax free to Acclaim, Lazer-Tron and their respective shareholders for U.S. federal income tax purposes. Fenwick & West, counsel to Lazer-Tron, will render an opinion that the Merger, if consummated on the terms described in this Joint Prospectus/Proxy Statement, will constitute a reorganization under Section 368(a) of the Code (a "Reorganization"). The tax opinion referenced above shall be collectively referred to as the "Tax Opinion." The Tax Opinion will be based on and will be subject to certain assumptions and limitations as well as representations received from Acclaim, the Subsidiary and Lazer-Tron, discussed below. An opinion of counsel only represents counsel's best legal judgment, and has no binding effect or official status of any kind, and no assurance can be given that contrary positions may not be taken by the Internal Revenue Service

(the "IRS") or a court considering the issues. Neither Lazer-Tron nor Acclaim has requested or will request a ruling from the IRS with regard to any of the U.S. federal income tax consequences of the Merger.

    Tax Consequences Generally Applicable to Acclaim, the Subsidiary, Lazer-Tron, and Lazer-Tron Shareholders

    Subject to the limitations, qualifications and assumptions referred to herein, the following U.S. federal income tax consequences will result from the
Merger:

    (a) The Merger will constitute a Reorganization if carried out in the manner set forth in the Merger Agreement, and the agreements referred to therein. In such event, no gain or loss will be recognized by holders of Lazer-Tron Common Stock upon exchange of such shares solely for Acclaim Common Stock in the Merger, except for cash received in lieu of a fractional share of Acclaim Common Stock. Cash payments received by holders of Lazer-Tron Common Stock in lieu of a fractional share of Acclaim Common Stock would be treated as if such fractional share of Acclaim Common Stock had been issued in the Merger and then redeemed by Acclaim. A Lazer-Tron Shareholder receiving such cash will recognize gain or loss, upon such payment, measured by the difference (if any) between the amount of cash received and the shareholder's adjusted tax basis in such fractional share. A Dissenting Shareholder receiving cash would be treated as if the Dissenting Shareholder had sold his or her Lazer-Tron Common Stock to Acclaim for cash. A Dissenting Shareholder receiving such cash will recognize gain or loss, upon such payment, measured by the difference (if any) between the amount of cash received and the shareholder's basis in such Dissenting Shares. Such gain or loss generally would be treated as capital gain or capital loss for each such shareholder if he or she held his or her Lazer-Tron Common Stock as a capital asset at the time of the Merger.

    (b) The aggregate tax basis of the Acclaim Common Stock received by Lazer-Tron Shareholders in the Merger (including any fractional share of Acclaim Common Stock not actually received) will be the same as the aggregate tax basis of the Lazer-Tron Common Stock surrendered in exchange for the Acclaim Common Stock (including any fractional shares of Acclaim Common Stock not actually received). The aggregate tax basis of the whole shares of Acclaim Common Stock actually received by Lazer-Tron Shareholders will be the total aggregate basis described in the immediately preceding sentence, reduced by the basis allocable to fractional shares.

    (c) The holding period of the Acclaim Common Stock received by each Lazer-Tron shareholder in the Merger will include the period for which the Lazer-Tron Common Stock surrendered in exchange therefor were considered to be held, provided that the Lazer-Tron Common Stock so surrendered is held as a capital asset at the time of the Merger.

    (d) No gain or loss will be recognized by Acclaim, the Subsidiary, or Lazer-Tron in connection with the Merger.

    Limitations on Opinion and Discussion


    The discussion of certain U.S. federal income tax consequences presented above and the Tax Opinion which will be delivered by Lazer-Tron's counsel will be subject to certain assumptions and will be based on the accuracy of the representations in the Merger Agreement, exhibits thereto, and the agreements and documents referred to therein. Among the principal assumptions upon which the above tax discussion and Tax Opinion will be based include that the Merger will be consummated pursuant to the Merger Agreement, that Lazer-Tron after the Merger will have retained substantially all of its assets, that Lazer-Tron will continue its business as a wholly-owned subsidiary of Acclaim, that not more than twenty percent (20%) of the total consideration received by Lazer-Tron shareholders in exchange for their Lazer-Tron Common Stock will be other than Acclaim Common Stock in the Merger and that all the significant historic shareholders of Lazer-Tron have not disposed of Lazer-Tron Common Stock in contemplation of the Merger and do not have any plan or intention, existing at or prior to the time of the Merger, to dispose of the Acclaim Common Stock to be received in the Merger such that they would not have a significant continuing equity interest in Lazer-Tron after the Merger by virtue of their ownership of Acclaim Common Stock.

    A successful IRS challenge to the status of the Merger as a Reorganization would result in Lazer-Tron shareholders being treated as if they sold their Lazer-Tron Common Stock in a taxable transaction. In such event, each Lazer-Tron shareholder would be required to recognize all of his or her realized gain or loss with respect to the disposition of each of his or her shares of Lazer-Tron Common Stock equal to the difference between the Lazer-Tron shareholder's basis in such shares and the fair market value, as of the date the Merger becomes effective, of the Acclaim Common Stock received in exchange therefor (plus any cash received for fractional shares). Such gain or loss generally would be treated as capital gain or capital loss for each such shareholder if he or she held his or her Lazer-Tron Common Stock as a capital asset at the time of the Merger. In such event, a Lazer-Tron shareholder's aggregate basis in the Acclaim Common Stock so received would equal their fair market value as of the Effective Time of the Merger, and the Lazer-Tron shareholder's holding period for such Acclaim Common Stock would begin the day after the Merger. Dissenting Shareholders will be treated as described above.

    Even if the Merger qualifies as a Reorganization, a recipient of Acclaim Common Stock at the time of the Merger would recognize gain to the extent that such shares were considered to be received in exchange for services or property (other than solely in exchange for Lazer-Tron Common Stock). Gain would also have to be recognized to the extent that a Lazer-Tron shareholder was treated as receiving (directly or indirectly) consideration other than Acclaim Common Stock in exchange for Lazer-Tron Common Stock. All or a portion of such gain amounts may be taxable as ordinary income.

Expenses

    Each of Acclaim, on the one hand, and Lazer-Tron, on the other hand, will bear their respective expenses related to the Merger Agreement and the transactions contemplated thereby, except that expenses incurred in connection with the printing and mailing of the Prospectus/Proxy Statement and the Registration Statement on Form S-4 shall be shared equally by Lazer-Tron and Acclaim.

    Pursuant to a letter agreement, dated March 8, 1995, between Lazer-Tron and Van Kasper, Lazer-Tron paid Van Kasper a fee of $85,000 for acting as Lazer-Tron's financial advisor in connection with the Merger and rendering its opinion as to the fairness of the Merger from a financial point of view. Total transaction costs and other direct costs, including legal and accounting expenses, associated with the Merger to be incurred by Lazer-Tron and Acclaim are anticipated to total approximately $1,000,000.

Accounting Treatment

    The acquisition of Lazer-Tron by Acclaim through the Merger is intended to be accounted for by Acclaim as a pooling of interests. Under this method of accounting, the assets and liabilities of Lazer-Tron and Acclaim will be combined based on the respective carrying values of the accounts in the historical financial statements of each entity. Results of operations of Acclaim will include income of Lazer-Tron and Acclaim for the entire fiscal period in which the combination occurs and the historical results of operations of the separate companies for years prior to the Merger will be combined and reported as the results of operations of Acclaim.

    To support the treatment of the Merger as a pooling of interests, the affiliates of Lazer-Tron have entered into agreements imposing certain resale limitations on their Lazer-Tron Common Stock prior to the consummation of the Merger and their Acclaim Common Stock following consummation of the Merger. Certain affiliates of Acclaim have entered into similar agreements. See "--Affiliate Agreements."

    Acclaim's obligation to consummate the Merger is conditioned upon the receipt by Acclaim of letters from Ernst & Young LLP and Grant Thornton LLP confirming that the Merger will qualify for pooling of interests accounting treatment.

Regulatory Approvals

    The Merger may not be consummated until notifications have been given and certain information has been furnished to the Federal Trade Commission and the Antitrust Division of the U.S. Justice Department under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). The required notifications and information were provided and the applicable waiting period under the HSR Act has expired. No further federal or state regulatory requirements must be complied with in order to consummate the Merger.

Termination of the Merger Agreement

    The Merger Agreement may be terminated:


                (i)     at any time by mutual consent of Acclaim and Lazer-Tron;

               (ii) by either Acclaim or Lazer-Tron if the Acclaim Common Stock Price is less than $12.50;

              (iii) by either Acclaim or Lazer-Tron if the Merger is not consummated on or before July 31, 1995 (unless the failure to consummate the Merger by such date is due to a breach of a representation or warranty or of a covenant by such party seeking to terminate the Merger Agreement); provided however, that (a) in the event the Closing Balance Sheet is dated as of July 31, 1995, such consummation date shall automatically be extended to August 15, 1995 and (b) in the event the Closing Balance Sheet is dated as of July 31, 1995 and Acclaim disputes the calculations therein, such consummation date will be automatically extended to August 31, 1995;

               (iv) by either Acclaim or Lazer-Tron if (a) approval of the Merger by the Lazer-Tron Shareholders is not obtained, (b) Lazer-Tron's Board of Directors in the exercise of its fiduciary duties, accepts, approves or recommends to the Lazer-Tron Shareholders an Acquisition Transaction (as hereinafter defined) or similar transaction involving a third party or any of its subsidiaries or divisions, or (c) the Lazer-Tron Board of Directors in the exercise of its fiduciary duties, amends, withholds or withdraws its recommendation to Lazer-Tron Shareholders to vote in favor of the Merger Agreement;

                (v) by Acclaim if there has been a material violation or breach by Lazer-Tron or any party to a Lazer-Tron Affiliate's Agreement (as hereinafter defined) of any representation, warranty or any agreement or certain covenants contained in the Merger Agreement or such Lazer-Tron Affiliate's Agreement or any failed condition to Acclaim's obligations under the Merger Agreement;

               (vi) by Lazer-Tron if there has been a material violation or breach by Acclaim of any representation, warranty or any agreement or covenant contained in the Merger Agreement or any failed condition to Lazer-Tron's obligations under the Merger Agreement; or

              (vii) by either Lazer-Tron or Acclaim, if (a) the conditions to such party's obligations have become impossible to satisfy or have not been satisfied, other than as a result of its own acts or omissions in violation of its obligations under the Merger Agreement or (b) any permanent injunction or other order of a court or other competent authority preventing the consummation of the Merger has become final and nonappealable.

Amendment of the Merger Agreement

    The Merger Agreement may be amended by Lazer-Tron or Acclaim and the Subsidiary at any time before or after approval of the Merger Agreement by the Lazer-Tron Shareholders, but, after any such approval, no amendment shall be made which by law requires further approval by such shareholders without such further approval.

No Solicitation

    Lazer-Tron has agreed to cease any existing discussions or negotiations with any third parties conducted prior to the date of the Merger Agreement with respect to any merger, business combination, sale of a significant amount of assets outside of the ordinary course of business, sale of shares of capital stock outside of the ordinary course of business or similar transaction involving such party or any of its subsidiaries or divisions (an "Acquisition Transaction"). Lazer-Tron has agreed not to, and to use its best efforts to ensure that none of its affiliates, officers, directors, representatives, agents or affiliates, directly or indirectly, solicit, initiate or encourage (including by way of furnishing information) any person, entity or group concerning any Acquisition Transaction (other than the transactions contemplated by the Merger Agreement); provided, however, that (i) Lazer-Tron's Board of Directors is not precluded, pursuant to its fiduciary duties as determined by Lazer-Tron's Board of Directors after consultation with outside legal counsel, from entering into, or causing Lazer-Tron's officers, representatives, agents or affiliates from entering into, negotiations with or furnishing information to a third party which has initiated contact with Lazer-Tron, from passing on to Lazer-Tron Shareholders information regarding any such third party proposal or inquiry consistent with such fiduciary duties, or otherwise fulfilling such fiduciary duties and (ii) Lazer-Tron may participate in negotiations with or furnish information to a third party which has initiated contact with Lazer-Tron with respect to an Acquisition Transaction consistent with the fiduciary obligations of its Board of Directors. In the event Lazer-Tron receives a proposal relating to an Acquisition Transaction, Lazer-Tron's Board of Directors is not prevented from approving such proposal or recommending such Acquisition Transaction to Lazer-Tron's Shareholders if Lazer-Tron's Board of Directors determines in good faith that failure to take such action would result in a breach of its fiduciary duties as determined by Lazer-Tron's Board of Directors after consultation with outside counsel and, in such case, Lazer-Tron's Board of Directors may amend, withhold or withdraw its recommendation of the Merger. However, the taking of such action, including amending, withholding or withdrawing its recommendation regarding the Merger, in connection with an Acquisition Transaction will not relieve Lazer-Tron of its obligations described below under "Break-Up Fee" and "Stock Option Agreement."

Break-up Fee

    In the event that (i)Lazer-Tron or Lazer-Tron's Board of Directors exercises its rights, as described above under "No Solicitation" in connection with an Acquisition Transaction and (ii) as a result, the Merger is not consummated or the Merger Agreement is terminated, then Lazer-Tron must: (x) pay to Acclaim two hundred thousand dollars ($200,000), and (y) if such Acquisition Transaction is consummated within one year, then Lazer-Tron must pay to Acclaim a sum equal to 5% of the value (less such $200,000) of the aggregate consideration actually received in connection with such Acquisition Transaction, calculated in a manner consistent with the valuation of such consideration in connection with such Acquisition Transaction, which amounts will be Acclaim's sole remedy in those circumstances so long as Lazer-Tron is not in breach of the Merger Agreement as a result of the willful action or inaction of Lazer-Tron or its officers, directors, employees and agents.

Stock Option Agreement

    Pursuant to the terms of the Merger Agreement, Lazer-Tron and Acclaim entered into a Stock Option Agreement dated March 22, 1995. Pursuant to such Stock Option Agreement, Lazer-Tron granted to Acclaim an option to purchase up to 250,000 shares of Lazer-Tron Common Stock at an exercise price of $8.00 per share, which option may only be exercised in the event, and only during the two year period following the occurrence of such event, that (i) a suit or proceeding is instituted to enjoin, prevent, restrain, set aside or invalidate the Merger Agreement or the transactions contemplated thereby or seeking damages from or to impose obligations upon Lazer-Tron or Acclaim by reason of the Merger Agreement or the transactions contemplated thereby and/or any order, decree or judgment with respect to the foregoing is issued and, as a result, Acclaim elects not to consummate the Merger or (ii) Lazer-Tron's Board of Directors considers, responds to or provides information regarding Lazer-Tron in connection with, or is approached by a third party with respect to, an Acquisition Transaction and, as a result, Lazer-Tron's Board of Directors withdraws or modifies in any way adverse to Acclaim its recommendation to Lazer-Tron's Shareholders that they vote to approve the Merger Agreement and/or Lazer-Tron enters into negotiations relating to an Acquisition Transaction and, as a result, the Merger is not consummated or the Merger Agreement is terminated.

Affiliates Agreements

    Acclaim intends to register the shares of Acclaim Common Stock to be issued in the Merger under the Securities Act by a Registration Statement on Form S-4, thereby allowing such securities to be traded without restriction by all former holders of capital stock of Lazer-Tron not deemed to be "affiliates" (as such term is defined for purposes of Rule 145 under the Securities Act) of Lazer-Tron at the time the Merger Agreement is submitted for a vote to Lazer-Tron Shareholders.

    Pursuant to the terms of the Lazer-Tron affiliate's agreements entered into on March 22, 1995 (the "Lazer-Tron Affiliate's Agreements") between certain beneficial owners of Lazer-Tron Common Stock (the "Lazer-Tron Affiliates"), Acclaim and Lazer-Tron, each Lazer-Tron Affiliate has agreed (a) not to dispose of any shares of capital stock of Lazer-Tron owned by such Lazer-Tron Affiliate during the period beginning March 22, 1995 and ending 30 days prior to the Effective Time and (b) not to dispose of or reduce his risk relative to any shares of capital stock of Lazer-Tron owned by such Lazer-Tron Affiliate or shares of Acclaim Common Stock acquired by such Lazer-Tron Affiliate in the Merger during the period beginning 30 days prior to the Effective Time and continuing until such time as financial results covering at least 30 days of combined operations of Acclaim and Lazer-Tron after the Effective Time have been filed with the Commission or publicly reported by Acclaim. In addition, certain of the Lazer-Tron Affiliates holding as of the Record Date approximately 28.3%

of the outstanding shares of Lazer-Tron Common Stock have agreed to vote their shares in favor of the Merger Agreement and the transactions contemplated thereby at the Special Meeting.

    Certain beneficial owners of Acclaim Common Stock (the "Acclaim Affiliates") have entered into affiliate's agreements dated March 22, 1995 (the "Acclaim Affiliate's Agreements") with Acclaim, pursuant to which each such Acclaim Affiliate has agreed not to dispose of or reduce his risk relative to shares of Acclaim Common Stock during the period commencing on March 22, 1995 until such time as financial results covering at least 30 days of combined operations of Acclaim and Lazer-Tron after the Effective Time have been filed with the Commission or publicly reported by Acclaim.

Employment Agreements

    It is a condition to the consummation of the Merger that employment agreements (the "Employment Agreements") between the Surviving Corporation and each of Norman B. Petermeier, Matthew F. Kelly and Bryan M. Kelly (the "Employees") be entered into at the Effective Time.

    Pursuant to the Employment Agreements, Norman B. Petermeier will serve as President of the Surviving Corporation and receive an annual base salary of $150,000, Matthew F. Kelly will serve as Vice President of Marketing of the Surviving Corporation and receive an annual base salary of $125,000 and Bryan M. Kelly will serve as Vice President of Engineering of the Surviving Corporation and receive an annual base salary of $125,000. Each of the Employees is also entitled to a bonus in an amount up to 50% of his base salary, determined in the discretion of the Board of Directors of the Surviving Corporation based solely upon the achievement by the Surviving Corporation of specific objectives set forth in the Surviving Corporation's business plan for such fiscal year and such individual's contribution to the Surviving Corporation's and Acclaim's financial performance and profitability. Each Employee is also entitled to certain benefits including an automobile allowance, life insurance, reimbursement of certain expenses and participation in other Acclaim employee benefit plans. Employees shall also be indemnified by the Surviving Corporation to the fullest extent permitted by California law.

    Each Employee will agree, to the extent permitted by law, not to compete with the business of the Surviving Corporation, Acclaim, or any affiliate thereof in any geographic area where such businesses operate for a period terminating on the earlier of (i) the first anniversary of the termination of the initial term of employment, (ii) the first anniversary of the termination of employment, and (iii) the fifth anniversary of the date of the Employment Agreement. Each Employment Agreement will also prohibit the Employee until the earlier of (i) the first anniversary of the termination of the initial term of employment or (ii) the first anniversary of the termination of the Employee's employment, to the extent permitted by law, from soliciting, persuading or attempting to persuade any employee of the Surviving Corporation, Acclaim or any affiliate thereof to leave the Surviving Corporation's or Acclaim's employ.


    Under the Employment Agreement, the Employee can be terminated for "cause," which includes, among other things, any breach by Lazer-Tron of any representation or warranty (except certain financial representations and warranties and breaches of representations and warranties of which Acclaim had knowledge as of the date of the Employment Agreement) made by Lazer-Tron under the Merger Agreement. Such representations and warranties will survive for a period of one year following the Effective Date (except for certain financial representations and warranties, which shall survive until such time as an audit report relating to the combined audited financial statements of Acclaim and Lazer-Tron for a period subsequent to the consummation of the Merger is issued). If the Surviving Corporation terminates any Employee without cause, or if such Employee resigns as a result of a material reduction of such Employee's duties or working conditions or a reduction in such Employee's compensation, such Employee will be entitled to cash payments in an aggregate amount equal to the Employee's then current annual base salary and bonus, if any, paid to the Employee for the most recent fiscal year, certain employee benefits and a cash payment in an amount equal to his annual base salary and bonus that have actually accrued with respect to the Employee to the date of termination.

Employee Option Agreements

    On March 22, 1995, each of the Employees entered into separate agreements (the "Option Agreements") with Acclaim whereby each Employee will be granted stock options (the "Employee Options") to purchase 40,000 shares, in the case of Norman Petermeier, and 30,000 shares, in the cases of Matthew and Bryan Kelly, of Acclaim Common Stock concurrently with the Closing and upon the execution of such Employee's Employment Agreement. The Employee Options will have an option price equal to the closing sale price of Acclaim Common Stock on the date of the Closing (as reported on The Nasdaq National Market) and will expire on the tenth anniversary of the Closing Date. The Employee Options will also be subject to and governed by all of the terms of Acclaim's 1988 Stock Option Plan, as amended, including the provisions with respect to acceleration and early termination, except to the extent modified by the Option Agreements.

Severance Agreements

    On March 22, 1995 Lazer-Tron entered into severance agreements (the "Severance Agreements") with each of Suzanne Bouldoukian, Jeffrey Allen, Ronald Carrara and Patrick Boudreau providing for a severance payment in an amount equal to six months of such terminated employee's base salary as at the date of the Severance Agreement if, within one year from the date of the Severance Agreement, such employee is terminated without cause or a material adverse change occurs in the circumstances of such employee's employment.

Articles of Incorporation and By-laws

    The Articles of Incorporation of Lazer-Tron and the By-laws of Lazer-Tron, each as in effect immediately prior to the effective date of the Merger, will remain in effect as the Articles of Incorporation and By-laws of the Surviving Corporation after the Merger, and thereafter may be amended in accordance with their respective terms and applicable law.

Directors and Executive Officers of the Surviving Corporation

    At the Effective Time, the Board of Directors of the Surviving Corporation shall consist of Messrs. Gregory E. Fischbach, James Scoroposki, Robert Holmes, Anthony R. Williams and Norman B. Petermeier and the officers of the Surviving Corporation shall be the existing officers of Lazer-Tron, each to hold office in accordance with the Articles of Incorporation and By-laws of the Surviving Corporation.

Affiliates' Restrictions on Sale of Acclaim Common Stock

    The shares of Acclaim Common Stock to be issued in the Merger will have been registered under the Securities Act by a Registration Statement on Form S-4, thereby allowing those shares to be traded without restriction by all former holders of Lazer-Tron Common Stock (i) who are not deemed to be "affiliates" (as defined for purposes of Rule 145 under the Securities Act) of Lazer-Tron at the time of the Special Meeting and (ii) who do not become "affiliates" of Acclaim after the Merger.

    Consequently, each of the "affiliates" of Lazer-Tron has been advised that such affiliate may not be permitted under current law to make any public sale of any Acclaim Common Stock received upon consummation of the Merger except under certain circumstances, including where such sale is permitted pursuant to Rule 145 under the Securities Act. See "--Affiliate Agreements". In general, Rule 145, as currently in effect, imposes restrictions on the manner in which such affiliates may make resales of Acclaim Common Stock and also on the number of shares of Acclaim Common Stock that such affiliates and others (including persons with whom the affiliates act in concert) may sell within any three-month period. These restrictions will generally apply for at least a period of two years after the Merger (or longer if the person is an affiliate of Acclaim).

Vote Required; Recommendation

    Approval of the Merger Agreement by the shareholders of Lazer-Tron requires the affirmative vote of a majority of the outstanding shares of Lazer-Tron Common Stock entitled to vote at the Special Meeting. Certain directors, officers and affiliates of Lazer-Tron holding an aggregate of 1,007,047 shares of Lazer-Tron Common Stock have agreed to vote such shares in favor of the Merger. Such shares comprise an aggregate of approximately 28.3% of the shares of Lazer-Tron Common Stock outstanding as of the Record Date. It is a condition precedent to the obligations of Acclaim to consummate the Merger that Dissenting Shares and/or shares of common stock of Lazer-Tron capable of becoming Dissenting Shares after the Closing shall not constitute in excess of 10% of the shares eligible to vote for such approval and adoption.

    THE BOARD OF DIRECTORS OF LAZER-TRON HAS DETERMINED THAT THE MERGER IS IN THE BEST INTERESTS OF LAZER-TRON AND ITS SHAREHOLDERS AND HAS UNANIMOUSLY RECOMMENDED A VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENTS AND
THE MERGER.

                MARKET FOR ACCLAIM AND LAZER-TRON COMMON EQUITY
                        AND RELATED SHAREHOLDER MATTERS

    The Acclaim Common Stock and the Lazer-Tron Common Stock are traded on the Nasdaq Stock Market's National Market System. On June __, 1995, the closing sale prices for the Acclaim Common Stock and the Lazer-Tron Common Stock were $_____ per share and $_____ per share, respectively. As of such date, there were approximately _______ holders of record of the Acclaim Common Stock and 216 holders of record of the Lazer-Tron Common Stock.

    The following table sets forth the range of high and low sales prices for the Acclaim Common Stock and the Lazer-Tron Common Stock for each of the periods indicated:

                                       Price(1)
                                  ------------------
        Period                     High        Low
        ------                     ----        ---
ACCLAIM
- -------
  Fiscal Year 1993
    First Quarter                 $10.42      $ 6.25
    Second Quarter                 15.17       10.17
    Third Quarter                  17.83       11.00
    Fourth Quarter                 26.63       15.67

  Fiscal Year 1994
    First Quarter                  31.38       21.75
    Second Quarter                 25.63       19.63
    Third Quarter                  27.13       13.25
    Fourth Quarter                 19.25       14.25

  Fiscal Year 1995
    First Quarter                  20.63       15.63
    Second Quarter                 15.63       13.44

(1) All common share information has been restated to reflect the three-for-two stock split in the form of a 50% stock dividend distributed on August 23, 1993.

LAZER-TRON
- ----------
  Fiscal Year 1994
    Fourth Quarter (from
     May 26, 1994)(1)            $ 8.25      $ 8.00


  Fiscal Year 1995
    First Quarter                 10.88        8.00
    Second Quarter                15.75        8.75
    Third Quarter                 10.00        7.00

(1) Prior to May 26, 1994, there was no public market for Lazer-Tron Common
    Stock.

                                DIVIDEND POLICY

    Neither Acclaim nor Lazer-Tron have paid any cash dividends since inception and have no present intention to declare or pay cash dividends in the foreseeable future. Certain covenants contained in the loan documents of Acclaim and Lazer-Tron contain restrictions on the payment of dividends by Acclaim and Lazer-Tron, respectively. Acclaim intends to retain any earnings which it may realize in the foreseeable future to finance its operations.

                   SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                      OWNERS AND MANAGEMENT OF LAZER-TRON

    The following table sets forth certain information, as of March 31, 1995, with respect to the beneficial ownership of Lazer-Tron Common Stock by (i) each person (including any "group") known by Lazer-Tron to be the beneficial owner of more than 5% of Lazer-Tron Common Stock, (ii) each director, (iii) each named executive officer and (iv) all directors and executive officers as a group.

                                                  Amount and
                                                    Nature
                                                      of
               Name and Address of                Beneficial        Percent of
                Beneficial Owner                 Ownership(1)          Class
               -------------------               ------------       ----------
Bob K. Pryt (2) . . . . . . . . . . . . . . . .      323,136            8.9%

BKP Partners, L.P. (3)  . . . . . . . . . . . .      298,636            8.3

Bryan M. Kelly (4)  . . . . . . . . . . . . . .      226,180            6.3

Matthew F. Kelly (5)  . . . . . . . . . . . . .      220,650            6.1

Andrew McCormick Kelly (6)  . . . . . . . . . .      213,400            6.0

Genevieve D. Kelly (6)  . . . . . . . . . . . .      213,400            6.0

Robert K. Williams, III (7) . . . . . . . . . .      205,750            5.8

Charles N. Mathewson (8)  . . . . . . . . . . .      187,629            5.2

Norman B. Petermeier (9)  . . . . . . . . . . .      156,034            4.3

Ronald M. Carrara (10)  . . . . . . . . . . . .        4,666            *

Roger V. Smith (11) . . . . . . . . . . . . . .        6,500            *


Dr. Morton Grosser (12) . . . . . . . . . . . .        4,500            *

All directors and executive officers
 as a group (10 persons) (13) . . . . . . . . .      990,651           26.4

- ------------
*    Less than 1%

(1) Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

(2) Includes the shares held by BKP Partners, L.P. ("BKP") and the shares subject to a Sales Agent Warrant held by BKP identified in footnote (3) and 4,500 shares subject to options exercisable within 60 days of March 31, 1995. Mr. Pryt is a director of Lazer-Tron. Mr. Pryt's address is provided in footnote (3). The number of shares shown as beneficially owned is based on the Schedule 13D for May 26, 1994 filed by Mr. Pryt and BKP.

(3) Represents 254,799 shares held by BKP and 43,837 shares subject to a Sales Agent Warrant exercisable within 60 days of March 31, 1995 held by BKP. Mr. Pryt is the Managing General Partner of BKP. The address of BKP and Mr. Pryt is One Sansome Street, Suite 3900, San Francisco, California 94104. The number of shares shown as beneficially owned is based on the
     Schedule 13D for May 26, 1994 filed by Mr. Pryt and BKP.

(4) Includes 24,550 shares subject to options exercisable within 60 days of March 31, 1995. Bryan M. Kelly is Vice President of Engineering and a director of Lazer-Tron. His address is 4430 Willow Road, Pleasanton, California 94588.

(5) Includes 24,950 shares subject to options exercisable within 60 days of March 31, 1995. Matthew F. Kelly is Vice President of Marketing and a director of Lazer-Tron. His address is 4430 Willow Road, Pleasanton, California 94588.

(6) Represents 175,000 shares held by the Kelly Family Trust for Mark Kelly, of which Genevieve D. Kelly is trustee and 38,400 shares held by the Kelly Family 1992 Trust, of which Andrew McCormick Kelly and Genevieve D. Kelly are trustees. Andrew McCormick Kelly and Genevieve D. Kelly are husband and wife. Their address is 2470 Pioneer Drive, Reno, Nevada 89509.

(7) Includes shares held by Mr. Williams' IRA accounts, 6,000 shares subject to options exercisable within 60 days of March 31, 1995 and 4,750 shares subject to a Sales Agent Warrant exercisable within 60 days of March 31, 1995. His address is 153 Kingswood Circle, Danville, California 94506. The number of shares shown as beneficially owned is based on the Schedule 13D for May 26, 1994 filed by Mr. Williams.

(8)  Represents 167,000 shares held by the Charles N. Mathewson Trust and 20,629 shares subject to a Sales Agent Warrant exercisable within 60 days of March 31, 1995 held by the Charles N. Mathewson Trust. His address is c/o International Game Technology, 5270 Neil Road, Reno, Nevada 89502. The number of shares shown as beneficially owned is based on the Schedule 13D for July 13, 1994 filed by Mr. Mathewson.

(9) Includes 34,516 shares subject to options exercisable within 60 days of March 31, 1995. Mr. Petermeier is President, Chief Executive Officer and Chairman of the Board of Directors of Lazer-Tron.

(10) Represents shares subject to options exercisable within 60 days of March 31, 1995. Mr. Carrara is Vice President of Sales of Lazer-Tron.

(11) Includes 4,500 shares subject to options exercisable within 60 days of March 31, 1995. Mr. Smith is a director of Lazer-Tron.

(12) Represents shares subject to options exercisable within 60 days of March 31, 1995. Dr. Grosser is a director of Lazer-Tron.

(13) Includes the shares subject to options and the Sales Agent Warrant described in footnotes (2), (4), (5) and (9)-(12), 1,820 additional shares and 47,165 additional shares subject to options exercisable within 60 days of March 31, 1995.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS OF
            FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF LAZER-TRON

Overview

   Lazer-Tron, which was incorporated in 1988, designs, develops, manufactures and markets coin- and token-operated redemption games for use by family entertainment centers and other entertainment venues, including shopping malls and free-standing arcades and amusement and theme parks. The coin-operated amusement industry includes video games, pinball games, table and sports games and redemption games. Redemption games typically award a player ticket based on the player's skill level in playing the game. The tickets may be redeemed for prizes and merchandise available at the facility offering the redemption games ("Operators"). In recent years the redemption game market experienced increased popularity primarily due to the expansion of the family entertainment facilities and arcades offering prize counters. Lazer-Tron entered the redemption game market as the growth of that market was accelerating and established a strong position in the redemption market as a manufacturer of innovative, high-quality and technologically-advanced games.

   During recent periods, the coin-operated game market has experienced a general softness in demand due in part to a slowing of expansion in the number of new arcade/family entertainment center locations, consolidation of business at the Operator and distributor levels, as well as increased competition from existing game manufacturers and new entrants. Lazer-Tron is attempting to mitigate these shifts in the marketplace by expanding sales into foreign markets and diversifying into non-ticket redemption games (such as the one-player Pogger, initially shipped in February 1995), as well as other coin-operated games such as sports and table games currently in development. However, these efforts are expected to take time to generate benefits, if any. In addition, long-term growth in the coin-operated game market depends greatly on the Operators ability to properly manage their businesses, which includes proper equipment maintenance and successful promotion, presentation and marketing of their merchandise.

   In addition to the changes occurring in the coin-operated business, the demand for redemption games is seasonal. Historically, the majority of deliveries in the industry take place prior to summer time (Lazer-Tron's fourth fiscal quarter) and to a lesser extent, prior to the Christmas holiday season (Lazer-Tron's second fiscal quarter) -- when family entertainment centers and other entertainment venues typically expect their largest volumes of business (due primarily to the timing of school holidays and family vacations). Lazer-Tron believes that it will continue to experience the effects of these seasonality factors, which may adversely affect results for its first fiscal quarter and, particularly, its third fiscal quarter. In addition, a significant portion of Lazer-Tron's expenses are relatively fixed, and if sales decrease for any reason in a single quarter, gross profits and operating results for that quarter could be adversely affected.

   As a result of competition and ever-changing customer preferences, it can be expected that a majority of the net sales realizable from a game will generally be recognized within the first few years following its introduction. From the viewpoint of the Operator, a game must provide an attractive rate of return by possessing the proper level of "play appeal" and promote repeat business so players will return to try to win more tickets for bigger and better prizes. Accordingly, it is necessary for Lazer-Tron to continue to successfully develop and market new products as replacements for older redemption games generating decreasing levels of revenue. As a result of Lazer-Tron's increased pace of product introductions, research and development expenses have increased substantially.

   Lazer-Tron has and will continue to experience pressure to increase its salaries and related employee benefits in order to recruit and retain qualified personnel, in particular engineers and administrative staff. Historically, Lazer-Tron's salary structure has been generally below market. Lazer-Tron s growth through fiscal 1994 necessitated, and will continue to require, expenditures to implement and increase the effectiveness of its administrative , accounting and manufacturing controls, procedures and information systems. In addition, Lazer-Tron has incurred incremental professional and other expenses associated with its status as a public company.

Results of Operations

General

   The following table sets forth for the periods indicated the percentage of net sales represented by each item reflected on Lazer-Tron's statements of income:

                                    Percentage of Net            Percentage of
                                          Sales                    Net Sales
                                  ---------------------         ---------------
                                        Year Ended                Nine Months
                                         June 30,               Ended March 31,
                                  ---------------------         ---------------
                                   1992    1993   1994           1994     1995
                                   ----    ----   ----           ----     ----
Net sales . . . . . . . . .       100.0%  100.0% 100.0%         100.0%   100.0%
Cost of sales . . . . . . .        74.9    70.7   66.4           67.2     67.0
                                  -----   -----  -----          -----    -----
     Gross profit   . . . .        25.1    29.3   33.6           32.8     33.0
Operating expenses:
  Research and development          3.0     2.5    2.9            3.2     10.1
  Selling, general and
   administrative . . . . .        15.2    13.6   12.7           12.6     16.0
                                  -----   -----  -----          -----    -----
     Total operating
      expenses   . . . . . .       18.2    16.1   15.6           15.8     26.1
                                  -----   -----  -----          -----    -----
Operating income  . . . . .         6.9    13.2   18.0           17.0      6.9
Merger costs  . . . . . . .          -       -      -              -      (2.5)
Interest income (expense),
  net   . . . . . . . . . .        (1.4)   (0.5)   0.3            0.1      2.9
                                  -----   -----  -----          -----    -----
Income before income taxes          5.5    12.7   18.3           17.1      7.3
Provision for income taxes          0.7     3.5    7.3            6.9      3.2
                                  -----   -----  -----          -----    -----
Net income  . . . . . . . .         4.8%    9.2%  11.0%          10.2%     4.1%
                                  -----   -----  -----          -----    -----
                                  -----   -----  -----          -----    -----

Net Sales

     Net sales increased 147% from $2,922,000 in fiscal 1992 to $7,215,000 in fiscal 1993 and increased 113% to $15,377,000 in fiscal 1994. The growth in sales was principally the result of the increased number of product offerings introduced by Lazer-Tron. Net sales decreased 4% from $10,288,000 in the first nine months of fiscal 1994 to $9,900,000 in the same period for 1995. Sales in the first nine months of fiscal 1995 were impacted by a general softness in arcade/family entertainment center demand for new games and the entrance of new competitors. Further, results were affected by the timing and acceptance of new product introductions. The second and third quarters of fiscal 1994 benefited from strong demand for Aftershock, which was initially shipped in July 1993 and Ribbit Racin, Lazer-Tron's strongest selling game ever, which was initially shipped in October 1993. While Lazer-Tron has initially shipped five new games in September 1994 and four in the third quarter of fiscal 1995, the Company believes that sales of these games were adversely affected by (i) the slow down in the industry and (ii) introduction of games later in the year as compared to the timing of new game introductions in prior years. Other revenue contained in net sales -- generated from customer service and royalties, was $376,000, $173,000, $97,000, $109,000 and $259,000 in fiscal 1992, 1993 and 1994 and for the first nine months of  fiscal 1994 and fiscal 1995, respectively.

     Lazer-Tron's pace of new product introductions has increased, with nine games initially shipped during the first nine months of fiscal 1995, as compared to four games in the first nine months of fiscal 1994, six games in all of fiscal 1994, five games in fiscal 1993 and one game in fiscal 1992. As a result of the variety of games offered for sale, Lazer-Tron believes it is now less dependent upon sales of any one game during a fiscal period.

For example, during fiscal 1992 four games were available, with one, Bank-It, representing approximately 50% of net sales. As further illustration, during fiscal 1993 the Spin-to-Win series represented approximately 70% of game sales, whereas in fiscal 1994 the Spin-to-Win series and two games introduced in 1994, Ribbit Racin and Aftershock, represented approximately 70% of the game sales. Finally, for the first nine months of fiscal 1995, the Spin-to-Win series, Ribbit Racin, Aftershock and three games initially shipped in 1995, Pirate's Gold and Pogger (single- and four-player) represented approximately 70% of total game sales. Lazer-Tron intends to discontinue manufacturing three of its older games -- Haunted House, Shuttle Launch and Vine Climb -- during fiscal year 1995; however, they will continue to be available on a special order basis.

     In an effort to offset seasonality in the U.S. and in order to expand into new markets, Lazer-Tron is continuing to develop distributor relationships in Europe, South America, Vietnam, South Africa, the Middle East and China, among others. Due to prior efforts in these and other international markets, foreign sales grew from $138,000 to $1,765,000 to $3,240,000 in fiscal 1992, 1993 and
1994, respectively, and from $2,250,000 to $3,100,000 in the first nine months of fiscal 1994 and 1995, respectively.

Gross Profit

     Gross profit increased 189% from $733,000 in fiscal 1992 to $2,116,000 in fiscal 1993. The improvement in gross profit margin from 25.1% of sales in fiscal 1992 to 29.3% in fiscal 1993 was primarily due to increased manufacturing and purchasing efficiencies gained as a result of increased sales volume. Lazer-Tron also realized a higher sales price on the Super Bank-It product sold in fiscal 1993 than on the Bank-It sold in fiscal 1992. Gross profit increased 144% from $2,116,000 in fiscal 1993 to $5,169,000 in 1994. The improvement in gross profit margin from 29.3% of sales in fiscal 1993 to 33.6% in 1994 was primarily due to Lazer-Tron's continued ability to realize increased manufacturing and purchasing efficiencies as a result of increased sales and the consolidation of all operations into one building in May 1993. Gross profit decreased 3% from $3,371,000 in the first nine months of fiscal 1994 to $3,269,000 in the same period for fiscal 1995 due to the decline in net sales. However, the gross profit margin remained steady for the first nine months of fiscal 1994 and 1995 at 32.8% and 33.0% of sales, respectively.


     The mix of games sold in fiscal 1994 and the first nine months of fiscal 1994 and 1995 positively impacted the gross profit margin since more of the higher margin games, such as Ribbit Racin and Spin-to-Win series, were sold. These favorable trends offset higher royalty expenses incurred by Lazer-Tron in fiscal 1994 as compared to fiscal 1993. However, royalty expense as a percent of sales dropped from approximately 5% in fiscal 1993 (an increase from approximately 3% in fiscal 1992), to 4% for the first nine months of fiscal 1994 and to approximately 3% in fiscal 1994 and the first nine months of 1995; this trend was a result of the reduction in the number of games sold in the product mix that are subject to royalty agreements.

     While Lazer-Tron games tend to be priced slightly higher than competitive products, to date product pricing pressure appears to be a result of the earnings and return on investment potential derived from a game by an Operator. Due to increasing competition, Lazer-Tron may need to reduce prices in the future, which could adversely affect gross profit margins.

Research and Development (R&D)

      R & D expenses increased 106% from $88,000 in fiscal 1992 to $181,000 in fiscal 1993, increased 150% to $452,000 in fiscal 1994 and increased 205% from $330,000 in the first nine months of fiscal 1994 to $1,005,000 in the same period for fiscal 1995. R&D expenses, as a percentage of net sales, decreased from 3.0% in fiscal 1992 to 2.5% in fiscal 1993, increased to 2.9% in 1994 and increased from 3.2% for the first nine months of fiscal 1994 to 10.1% in the same period for fiscal 1995. R & D costs, including payroll and related, temporary labor, consulting fees, prototype materials and supplies, are expensed as incurred. The growth in R&D costs was primarily due to acceleration of game development, leading to increased personnel requirements and prototype material costs. For example, at March 31, 1994 Lazer-Tron had ten permanent engineers as compared to 16 at

March 31, 1995. In addition, during the first nine months of fiscal 1995, Lazer-Tron established an in-house sound studio and hired its initial video development team. R&D expenses are expected to increase on a per game basis and overall as Lazer-Tron continues to increase the pace of product introductions and begins development of video ticket redemption and other leading edge video games.

Selling, General and Administrative (SG&A)

      SG&A expenses increased 121% from $444,000 in fiscal 1992 to $982,000 in fiscal 1993, increased 98% to $1,947,000 in fiscal 1994 and increased 22% from $1,297,000 in the first nine months of fiscal 1994 to $1,582,000 in the same period for fiscal 1995. SG&A expenses decreased as a percentage of net sales from 15.2% in fiscal 1992 to 13.6% in fiscal 1993 and to 12.7% in fiscal 1994 and increased as a percentage of net sales from 12.6% for the first nine months of fiscal 1994 to 16.0% in the same period in 1995. The increases in SG&A expenses for all periods is primarily attributable to: (i) attendance at more national and international trade shows, including expanded visibility at each show; (ii) efforts in developing international distributor relationships; (iii) expanded business development activities; and (iv) adjustments in salaries towards market levels. In addition, during May 1993, Lazer-Tron moved into its new facility, increasing rent and other occupancy expenses during fiscal 1994 and the first nine months of fiscal 1995, as compared to fiscal 1992 and 1993. Furthermore, Lazer-Tron has incurred significant additional costs during fiscal 1995 related to being a public company. SG&A expenses are expected to continue to increase as the Company expands into new arenas.

Merger Costs

      On March 22, 1995, Lazer-Tron entered into the Merger Agreement with Acclaim and the Subsidiary. The parties intend that the merger, if consummated, will be a tax-free transaction, that it will be accounted for as a pooling of interests and that it will result in Lazer-Tron being a wholly-owned subsidiary of Acclaim. Through the first nine months of 1995, Lazer-Tron incurred merger costs (comprised primarily of legal, financial advisor and accounting fees) of approximately $249,000. The Company expects to incur additional merger-related costs prior to closing, and such costs could be material to the Company's results for its fourth fiscal quarter.

Interest Income (Expense), Net

     Lazer-Tron had minimal interest-earning cash balances in fiscal 1992 and 1993. Interest income of $51,000 was generated in 1994 from interest-earning short-term investments. As a result of the repayment of certain borrowings from shareholders and from a bank, interest expense decreased from approximately $40,000 in fiscal 1992 and $33,000 in 1993 to a negligible amount in 1994.

     Lazer-Tron had minimal interest-earning cash balances for the first nine months of fiscal 1994. Interest income for the first nine months of fiscal 1995 was generated by U.S. Treasury Bills and money market investments. Interest income increased for the first nine months of fiscal 1995 as compared to 1994 due to earnings on the proceeds from the initial public offering on May 26, 1994, proceeds from the exercise of the related underwriter over-allotment option on July 15, 1994 and proceeds from other miscellaneous stock transactions.

Tax Rates

     For the first nine months of fiscal 1995, Lazer-Tron's provision for income taxes has been computed based on a projected effective tax rate of 35% applied to the Company's pre-tax earnings from ongoing operations. The tax effect of the costs related to the proposed merger with Acclaim are separately accounted for in the quarter in which the expenditures are incurred. It is expected that the Company will not realize any tax benefit with respect to the majority of merger-related expenditures.

     Lazer-Tron's effective tax rate in fiscal 1992, 1993 and 1994 was 13%, 27% and 40%, respectively. The tax rates in fiscal 1992 and 1993 were lower primarily due to the tax benefit associated with the utilization of net operating tax loss carryforwards. The projected effective tax rate of 35% in fiscal 1995 (before merger costs) is expected to be favorably impacted by the benefits associated with increased use of the foreign sales corporation and research and development credits.

Net Income Per Share

     Lazer-Tron's net income per share was calculated at June 30, 1992, 1993 and 1994 using a weighted average number of shares outstanding of 2,648,000, 2,670,000 and 2,888,000, respectively. Lazer-Tron's net income per share for the first nine months of fiscal 1994 and 1995 was calculated using a weighted average number of shares outstanding of 2,785,000 and 4,036,000, respectively, reflecting an increase of 45% for the first nine months of fiscal 1995 compared with the first nine months of 1994; this increase is due to the May 26, 1994 initial public offering and exercise of the overallotment option in July 1994. Subsequent net income per share calculations, as compared to fiscal 1994, will continue to be impacted by the shares issued in the initial public offering.

Liquidity and Capital Resources

     Lazer-Tron had total assets of $13,291,000 at June 30, 1994 and $13,844,000 at March 31, 1995. In connection with Lazer-Tron's initial public offering in May 1994, it received $859,000 in July 1994 representing the proceeds (net of expenses) from the underwriter's exercise of the over-allotment option of
119,430 shares of its Common Stock.   As of March 31, 1995, Lazer-Tron's unused
sources of funds included $7,893,000 in cash and cash equivalents. Lazer-Tron has its cash equivalent balance invested primarily in 90-day U.S. Treasury Bills. In addition, Lazer-Tron has a $2,000,000 unsecured working capital revolving credit facility calculated as a percentage of eligible accounts receivable. Borrowings under the credit facility bear interest at prime plus 1%. Lazer-Tron had no outstanding borrowings under this line of credit as of March 31, 1995.

     As compared to June 30, 1994, Lazer-Tron's cash position improved by $840,000 during the first nine months of fiscal 1995. This is a result of proceeds from the sale of Lazer-Tron stock of $1,146,000 and the maturity of a short-term investment of $202,000, offset by $268,000 expended for working capital requirements and $240,000 expended for equipment acquisitions (primarily R&D).

     Cash requirements are expected to continue to increase in order to fund:
(i) personnel and salary costs; (ii) research and development costs; (iii) investment in additional technical equipment; and (iv) working capital requirements.

     Lazer-Tron believes that the cash generated from operations, cash presently on hand, and the availability of the credit facility, will be sufficient to meet Lazer-Tron's cash needs through the third quarter of fiscal 1996. Beyond that, Lazer-Tron may require additional equity or debt financing to address its working capital or capital equipment needs.

                            BUSINESS OF LAZER-TRON

General

     Lazer-Tron, which was incorporated in 1988, designs, develops, manufactures and markets coin- and token-operated redemption games for use by family entertainment centers and other entertainment venues, including shopping malls and free-standing arcades and amusement and theme parks. The coin-operated amusement industry includes video games, pinball games, table and sports games and redemption games. Redemption games typically award a player tickets based on the player's skill level in playing the game. The tickets may be redeemed for prizes or merchandise.

     The redemption game market has experienced increased popularity in recent years as families sought out-of-the-home entertainment for the entire family, such as that offered at family entertainment centers and other entertainment venues. Lazer-Tron believes that the increased popularity of redemption games has been affected by the growth in the number of family entertainment centers and other entertainment venues, advances in the technology used in the games, the increased demand for wholesome family-oriented entertainment and the marked improvement in quality of redemption merchandise and merchandising techniques. Lazer-Tron believes that families have been drawn to family entertainment centers and other entertainment venues that offer redemption games because the customers are offered an attraction not available in the home and they can acquire quality merchandise with the tickets earned from playing the games. From the viewpoint of the Operator, redemption games can provide an attractive rate of return and tend to promote repeat business, as players try to win more tickets for bigger and better prizes.

     However, during recent periods,the coin-operated game market has experienced a general softness in demand due in part to a slowing of expansion in the number of new arcade/family entertainment center locations, consolidation of business at the Operator and distributor levels, increased competition from existing game manufacturers and new entrants and the absence of "hit" video games which draw traffic into arcades and entertainment center locations, thereby increasing demand for redemption games. See "Risk Factors."

Products

     Lazer-Tron's goal is to offer games that appeal to a wide age group, are simple, fun, durable and well "themed." Lazer-Tron's games utilize advanced technologies, including microprocessors, opto-electronic and electro-mechanical devices to enhance the look, feel, sound and play of its games. For example, Lazer-Tron was among the first in the redemption game market to combine digital sound effects, sensing technologies, lighting and mechanical events to provide interaction with each event occurring during the game. By synchronizing sound effects to actions of a player, such as by "announcing" that a player tossed the wrong colored ball into a target in Awesome Toss 'Em, Lazer-Tron strives to provide a high level of player interaction. To add to the enjoyment of a game, Lazer-Tron seeks to develop games that are highly visual through the use of appealing themes, artwork, decals and cabinetry, in addition to lights and sound.

     Lazer-Tron currently offers 21 games, in addition to the Bonus Jackpot

Display, a programmable feature which links multiple games in order to provide an increasing ticket jackpot that can be won by the players of any of the linked games. Lazer-Tron's best selling games in fiscal 1994 were the Spin-to-Win series, Ribbit Racin, and Aftershock, and for the first nine months of fiscal 1995 were the Spin-to-Win series (includes Spin-to-Win, Jungle Rama and Spin A
21), Ribbit Racin, Aftershock, Pirate's Gold and Pogger. In order to expand into new markets, Lazer-Tron has introduced games such as the Pogger series and Ring Toss which can be placed in non-redemption venues, such as bowling alleys, malls, pizza parlors and movie theaters.

     A representative example of the Company's games is Aftershock, an exciting interactive coin-sliding game that includes a colorful, high-quality graphic depiction of San Francisco, complete with flashing lights and digital sound. Upon depositing a coin or arcade token (generally 25 cents, or a multiple thereof) into the game, the game's playfield vibrates, in a whimsical emulation of an earthquake, and a mock "Richter Scale" displays a "magnitude one" tremor. The player, verbally encouraged by the game, tips the downward sloping playfield to the left or right through physical movement of a large T-bar to guide the coin (including, for example, guiding the coin across the Golden Gate Bridge) into the high point target holes worth up to 60 tickets.
The game is designed so that every coin will result in at least a one-ticket win. The average per-coin play time is approximately 8 seconds. Dropping successive coins in the game increases the Richter Scale, as well as the level of tickets awarded; when the Richter Scale registers "magnitude five" the player is afforded the opportunity to win a bonus jackpot. Multiple Aftershock games may also be interconnected by adding a progressive Bonus Jackpot Display feature.

     Typically if a game achieves market acceptance it generates the majority of its revenue in the first few years of sales, but may continue to generate revenue over a number of years. However, the pace of new game introductions has increased, which could result in shorter product life cycles. Lazer-Tron's pace of new product introductions has increased, with nine games initially shipped during the first nine months of fiscal 1995, as compared to six in fiscal 1994 and five in fiscal 1993. As a result of the variety of its product offerings, Lazer-Tron believes it is now less dependent upon sales of any one game during a fiscal period. For example, Spin-To-Win, which was initially shipped in August 1992, generated the most revenue for fiscal 1993, while in fiscal 1994, the Spin-To-Win series and two games initially shipped in fiscal 1994, Ribbit Racin and After Shock, represented approximately 70% of total game sales. For the first nine months of fiscal 1995, the Spin-To-Win series, Ribbit Racin, Aftershock, and three games initially shipped in fiscal 1995, Pirate's Gold and Pogger (single and four players), represented approximately 70% of total game sales.

     The following is a list of all of the products which are currently being offered by Lazer-Tron:


                        Initial
                        Shipment
Product Name              Date                       Type of Game
- ------------            --------                     ------------
Haunted House*          November     A coin or  operator controlled  six, nine  or
                          1988       twelve  player "laser"  gun shooting  gallery
                                     that allows  players  to compete  in a  high-
                                     speed shooting contest.

Shuttle Launch/Vine     February     A two player or larger carnival style "laser"
Climb*                   1990/       gun race competition.
                        February
                          1993

Bank-It**/Super Bank-   December     The   player  flips  coins   or  tokens  into
It**/Super Bank-It       1991/       varying-prize stationary  and moving baskets.
II                     September     The player  can also win tickets  if the coin
                         1992/       falls off the pusher play field.
                       September
                          1994

Spin-to-Win           August 1992    By rolling balls into slots, the player moves
                                     or "spins" a fortune-type wheel to attempt to
                                     win tickets.

Jungle Rama             December     A  children's  jungle-themed version  of  the
                          1992       Spin-to-Win game.

Slugger's Alley         May 1993     An  interactive  baseball  batting  simulator
                                     which  announces the outcome  of the players'
                                     hits.

Aftershock             July 1993     A coin sliding game with a tilting, vibrating
                                     play  field  themed  after  a  San  Francisco
                                     earthquake.

Spin A 21              September     A blackjack-themed version of the Spin-to-Win
                          1993       game.

                        Initial
                        Shipment
Product Name              Date                       Type of Game
- ------------            --------                     ------------
Ribbit Racin            October      A two player or larger whack-em  and smack-em
                          1993       mallet  game  where  players  smack  randomly
                                     flashing  frog  faces  to  race  their  frogs
                                     toward the finish.


Awesome Toss 'Em        October      A ball toss game featuring Lazer-Tron's color
                          1993       recognition technology.   Tickets are awarded
                                     based  on the  number  of balls  thrown  into
                                     matching color baskets.

Shake, Rattle & Roll    May 1994     A  ball  accelerates  on  a  rapidly-spinning
                                     turntable until released  by the player,  who
                                     can further direct the ball toward targets by
                                     tilting the play field.

Wild Thing              May 1994     A   multi-featured   baseball-themed  pinball
                                     shooting game, where tickets are won based in
                                     part upon the speed with which the player can
                                     complete the game.

Bonus Jackpot         August 1992    A  progressive  jackpot  feature   used  with
Display                              multiple Spin-to-Win, Jungle Rama, Spin A 21,
                                     Aftershock, Shake, Rattle  & Roll, The  Wave,
                                     Pirate's Gold and Wheelin-N-Dealin games.

The Flintstones        September     A colored ball toss  game that makes Fred and
                          1994       Barney race,  with the winner declared as the
                                     first player to the top.

Pogger - (4 player)    September     A  4  player  rotary  merchandiser  in  which
                          1994       players  attempt  to win  POGs ,  milkcaps or
                                     slammers.

The Wave               September     An exciting baseball themed coin-sliding game
                          1994       that allows a player to guide their coin down
                                     the baseball playfield into target holes.

Pirate's Gold          September     A  fast paced  coin  drop game  where players
                          1994       navigate their coin through the pins into the
                                     target holes or the treasure chest.

Wheelin-N-Dealin        January      Players attempt  to  stop the  dual  spinning
                          1995       hands on the desires slots while avoiding the
                                     bankrupt slots.

Pogger - (single        February     Depending  on  the  configuration,  a  rotary
player)                   1995       merchandiser  that allows  the player  to win
                                     POGs , milkcaps, slammers or candy.

Swamp Stomp            March 1995    A two player foot stomping game where players
                                     race   their  characters  across  the  tricky
                                     alligator's back to reach the treasure.

Ring Toss              March 1995    A fully automated midway ring-toss version of
                                     the all-time classic as  players try to  toss
                                     the  rings onto  soda bottles.   Lazer-Tron's
                                     new  patent  pending object  version  systems
                                     will detect if the rings are on the bottles.


- ------------
*  To be discontinued in 1995, except for special orders.

** No longer offered, however the Company provides conversion kits to upgrade to Super Bank-It II.

     In developing its games, Lazer-Tron recognizes the need to balance skill and fun of the player with the revenue generating objectives of the Operator. To address an Operator's need to appeal to a variety of players, Lazer-Tron develops games targeted for different age groups. For example, games such as Ribbit Racin, Jungle Rama, Swamp Stomp, Pogger and Flintstones are designed to appeal to children, while Spin-To-Win, Spin A 21,

Wheelin-N-Dealin and Pirate's Gold are more adult-oriented. Redemption game arcades are a combination of fun game offerings and merchandising. Successful Operators recognize the need to tailor the skill level of their games and the ticket payback rate to their customers. Lazer-Tron's games include features which enable the Operator to change play dynamics to fit his customer base. Certain games, such as Aftershock, can be adjusted for different skill levels by changing the vibration of the play field. All games allow the Operator to vary the number of tickets that are awarded to the player.

Product Development

     Lazer-Tron has historically focused on new redemption games. Lazer-Tron utilizes advanced technologies which may have been developed for other markets (such as its use of color recognition chips in Awesome Toss 'Em and the use of high speed charged coupled scanning devices and digital signal processors in Ring Toss) and seeks to apply these technologies to redemption games. In addition, Lazer-Tron seeks to utilize its experience in the development of redemption games to (i) develop other coin-operated games, such as table and sports games, and (ii) develop games that utilize video technology for redemption arcade games.

     Lazer-Tron conceptualizes games internally, and, when appropriate, licenses game concepts from third parties. Once a concept for a game is formalized into a design, the development of a product consists of implementing the design through development of required electronics, artwork, sound/voice effects and product cabinets. Most of the development work is done by Lazer-Tron or by outside contractors at Lazer-Tron's direction. In certain instances, Lazer-Tron engages independent artists or designers to assist with artwork. Lazer-Tron recently constructed its own sound studio in order to provide sound and sound effects for its games. Lazer-Tron's products require varying degrees of development time depending upon game design, type of game activities and general complexity of the product. The typical length of development has historically ranged from eight to twelve months after the initial creation of a product idea. As games become more complex, development time and cost have increased.

     Lazer-Tron licensed the initial concepts for Bank-It series, Spin-to-Win series, Aftershock, The Wave and Pogger from third parties. In each case, based upon the licensed concept, Lazer-Tron designed and developed the final product. Lazer-Tron owns all intellectual property and product rights to all other licensed product concepts. Lazer-Tron pays royalties calculated as a percentage of sales at rates generally ranging from 3% to 8%, depending on the nature of the product, the volume of sales and the extent of development performed by the licensor and other factors. In addition, Lazer-Tron has licensed the Flintstone name, characters and music for its Flintstones game and music for its Wild Thing game. The license for Wild Thing is an exclusive license which terminates in 1997.

     In fiscal 1993 and 1994 and the first nine months of fiscal 1995, Lazer-Tron's research and development expenditures were approximately $181,000, $452,000 and $1,005,000, respectively. Lazer-Tron's engineering staff currently consists of its Vice President of Engineering, fifteen permanent engineers (most of whom have been hired within the last 12 months) and one temporary engineer. Lazer-Tron also uses several consultants and outside graphic design groups. Lazer-Tron has substantially increased its engineering and development staff during the last twelve months (including engineers with video experience) in order to devote additional resources to developing new products. However, there can be no assurance that Lazer-Tron will be able to develop and introduce new games on schedule or that such new games will achieve market acceptance.

Marketing and Distribution

     Lazer-Tron's products are sold predominantly on a non-exclusive basis to distributors. Lazer-Tron utilizes approximately 30 distributors in the United States, in addition to 19 international distributors in countries such as Argentina, Australia, Brazil, Canada, England (covering the European Economic Community, as well as all of Eastern Europe), Taiwan, Singapore, Hong Kong and Mexico. Sales to distributors accounted for a substantial majority of Lazer-Tron's net sales in fiscal 1993 and 1994 and the first nine months of 1995. As is customary in the industry, Lazer-Tron does not have contracts with the majority of its distributors. Typically, a distributor will order five or fewer units of a new game in order to sample and test the games. Future orders are based upon game test results and expected demand. Although distributors are generally not offered price protection or return privileges and revenue is recognized by Lazer-Tron upon shipment, Lazer-Tron maintains reserves for potential credit losses and returns. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Lazer-Tron."

     The primary method for marketing Lazer-Tron's products to Operators and distributors is at industry trade shows and through advertisements in industry trade magazines. Lazer-Tron generally has a booth at each trade show to demonstrate its products. In addition, many of Lazer-Tron's distributors actively market Lazer-Tron's games to Operators through their own sales forces and distributor open house events.

Customers and Backlog


     For the first nine months of fiscal 1995 and fiscal 1994, no customer accounted for 10% or more of net sales. For fiscal 1993, Nickels and Dimes, Incorporated was the largest customer, accounting for approximately 11% of net sales.

     International sales, principally to distributors in the Far East, were approximately $1,765,000 and $3,240,000 for fiscal 1993 and 1994, respectively, and $2,250,000 and $3,100,000 for the first nine months of fiscal 1994 and 1995, respectively. To sell its games internationally, it is sometimes necessary to customize the game to the particular country, including changes to artwork, targets, language or music to fit the target region's culture. Lazer-Tron believes these changes can generally be implemented relatively inexpensively and quickly.

     As of March 31, 1995, backlog, consisting of orders accepted by Lazer-Tron for shipment typically within 90 days, was approximately $1,300,000 as compared to approximately $1,700,000 as of March 31, 1994. Approximately 33% of the March 31, 1995 backlog consists of orders for Ring Toss. While orders are not typically subject to cancellation, there can be no assurance that all orders in backlog will be shipped. Backlog may not be indicative of future expected sales.

Production and Manufacturing

     Lazer-Tron's products are manufactured at its facilities in Pleasanton, California. The manufacturing process consists principally of the purchasing, assembly, testing and system integration of component parts and subassemblies manufactured by others into a finished game. Lazer-Tron subcontracts the production of printed circuit boards to its specifications. Electronic components, many of which are common to several of Lazer-Tron's games, are purchased and kitted by Lazer-Tron and sent to an outside vendor for board stuffing and soldering. Lazer-Tron conducts testing of component parts, printed circuit boards, subassemblies and final products prior to shipment.

     To date, Lazer-Tron has not encountered any material difficulties or delays in manufacture or assembly of its products. All of Lazer-Tron's material components are available from multiple sources. During fiscal 1995, Lazer-Tron developed second sources for finished game cabinets, artwork and decals and certain electronic components that were previously sole-sourced. Any disruption of Lazer-Tron's relationships with its key sole source suppliers or manufacturers or other limitations on the availability of these parts could have an adverse affect on Lazer-Tron's business and operating results.

     Lazer-Tron generally offers a limited three month warranty on products sold. Lazer-Tron's games have certain self diagnostic capabilities that allow distributors and Operators to troubleshoot and repair the games in the field. Lazer-Tron believes in strong customer support and provides free over-the-phone troubleshooting advice, in addition to a parts swap program where Lazer-Tron will, for a fixed fee, send new printed circuit boards or other parts to an Operator in advance of receipt of the exchanged defective part.

Competition

     Competition in the coin-operated amusement games market is intense and is based primarily on an evaluation by the Operator as to the earnings potential, profitability, quality and longevity of the game. The strength of a company's product offerings, product quality and reliability, customer support, reputation and its sales and distribution network are also factors impacting competition. Lazer-Tron believes it competes favorably in each of these areas and, in particular, believes it has achieved a good reputation for developing quality and innovative games. However, as consumers' tastes for higher technology interactive products increase, there can be no assurance that Lazer-Tron's current or future products will remain competitive.

     Competition for Lazer-Tron's games comes from other manufacturers of arcade redemption games and from manufacturers of other electronic or video games. Lazer-Tron's current competitors for arcade and amusement park redemption games are both domestic and foreign businesses. Lazer-Tron's games also compete with video games, which offer greater sophistication of graphics, animation and other features than Lazer-Tron's games. Video game manufacturers include large public domestic and international companies, which have significantly greater financial resources, technical capabilities, distribution channels and broader recognition than Lazer-Tron. Each of the coin-operated game manufacturers competes for player acceptance of the games and for floor space in the arcades and other family entertainment venues. A key factor in the industry is to be able to create products which attract the player and generate repeat plays. Player appeal of a game is a highly subjective quality related to the interaction of the player and the game and is a function of design, hardware, software and play features, in addition to the visual and sound effects.

     According to industry-trade magazines, Operators are experiencing a decline in revenue due in part to the absence of a recent "hit" video game which helps draw customers to the arcade. In addition, during recent periods, the redemption game segment of the coin-operated game market has experienced slower expansion of the number of new family entertainment center and arcade locations, an increasing consolidation of business at the Operator and distributor levels, as well as increased competition among existing and new game manufacturers. Lazer-Tron believes the distribution business for the coin-operated game industry is undergoing consolidation, resulting in fewer distributors which may have the effect of increasing pricing pressure on game manufacturers. Further, large companies such as Sega, Namco, Sony, Block Buster and Cineplex Odeon movie theaters have announced plans to enter, or to expand their presence within, the location-based entertainment business. Certain of these companies offer their own games which may create greater competition among game suppliers, as well as affecting the ability of small Operators to compete. The historical growth in the redemption game market has attracted new competitors (generally small closely held companies) to the market. However, large companies, such as Time Warner Interactive (which includes Atari), Sega, Data East, Konami, Sammy, Electronic Arts and Mattel have recently entered or announced their intention to enter, or to expand their presence within, the coin-operated redemption game market.

     Lazer-Tron's games also face competition from other forms of entertainment, both within and outside of the home. There can be no assurance that

Lazer-Tron's games or the redemption industry will be able to compete effectively in the future with new forms of in-the-home and out-of-the home entertainment.

Patents, Proprietary Rights and Licenses

     Lazer-Tron has actively sought patent protection in the United States on its products where available. Games that are "hits" are often emulated and Lazer-Tron believes by patenting its games it may be able to better protect its competitive position. Lazer-Tron has received five United States patents with lives of 17 years. Lazer-Tron's first patent covers the use of optical encoded multiple frequencies of light in interactive game products. This technology is utilized in the Haunted House game. Lazer-Tron received a United States patent in 1994 relating to the combination of games and a progressive bonus apparatus used with multiple games, such as the Bonus Jackpot Display. Other Lazer-Tron patents include a patent relating to a ball roll-down game with a spinning wheel and a patent relating to the velocity and direction of a ball used in Slugger's Alley. Lazer-Tron has eight United States patent applications pending, including applications with respect to the vibrating playfield of Aftershock and the color recognition of Awesome Toss 'Em. To date, due in part to cost considerations, Lazer-Tron has not pursued obtaining patents outside of the United States and currently has one foreign pending patent application. Lazer-Tron also has registered trademarks on its Bank-It, Super Bank-It, Aftershock and Slugger's Alley games. Where appropriate, Lazer-Tron also may seek copyright protection on its software, game play, graphics design, technical manuals and schematics.

     Lazer-Tron has obtained from a privately-held arcade Operator certain product concept rights in connection with the development of its Bank-It series, Spin-to-Win series, Aftershock and The Wave products, and obtained product concept rights to develop Pogger from another third party. Lazer-Tron is the exclusive owner of all the products it develops based upon the product concept and pays royalties generally ranging from 3% to 8% of revenue generated from the products. In addition, Lazer-Tron has licensed the Flintstone name, characters and music for the Flintstones game and the music for its Wild Thing game. For fiscal 1993 and 1994 and the first nine months of fiscal 1995, Lazer-Tron incurred royalty expense of approximately $358,000, $450,000 and $279,000, respectively.

     Lazer-Tron believes that factors such as the creative abilities and experience of its engineering personnel will be more significant to its future
success than its current proprietary rights and patents.    Lazer-Tron has from
time to time been notified that it may be infringing certain intellectual property rights of others. Further, there can be no assurance that in the future Lazer-Tron's products will not be claimed to violate or infringe patents, trademarks or marks or other proprietary rights held by other parties, which claims could adversely affect Lazer-Tron. See "-Legal Proceedings" for a discussion of a complaint recently filed against Lazer-Tron alleging trademark infringement.


Government Regulation

     The games produced by Lazer-Tron are intended to be games of skill or predominantly of skill, as opposed to games of chance. Games of skill or predominantly of skill are generally not subject to any special laws or regulatory controls. On the other hand, the manufacture, shipping, installation and operation of gambling devices and other games which are intended to be used primarily in connection with gambling are subject to regulation under federal, state and local laws. For example, California law generally prohibits the manufacture or sale of games of chance. In addition, local municipalities and governments often regulate the types of games that can be played and the location of arcades within their jurisdictions. The determination of whether a particular game is a game of skill or a game of chance is somewhat subjective, and on occasion local authorities have prohibited the installation of certain of Lazer-Tron's games, or have required that Lazer-Tron modify certain features of one or more of its games. In those cases where Lazer-Tron has considered it to be appropriate, Lazer-Tron has sought, and may in the future seek, an opinion that a game is a game of skill. While to date Lazer-Tron believes that these laws have not materially impacted its business, there can be no assurance that the application of these laws will not have an adverse effect in the future on Lazer-Tron's business or operating results.

Employees

     As of March 31, 1995, Lazer-Tron had 79 full-time employees, of whom 10 were in administration, 16 were in engineering and development, 5 were in marketing and sales, and 48 were in manufacturing and testing. Lazer-Tron also utilizes the services of several consultants, in addition to temporary employees (approximately 55 as of March 31, 1994), principally in manufacturing and testing. Lazer-Tron believes that its success depends in part on its ability to attract and retain qualified employees. Lazer-Tron believes that its relations with its employees are good. The employees and Lazer-Tron are not parties to any collective bargaining agreements.

Property

     Lazer-Tron maintains its principal facilities at 4430 Willow Road, Pleasanton, California 94588, where it leases approximately 33,440 square feet of office, engineering and manufacturing space. The lease expires in May 2001 and contains one five-year option to renew at fair market value rentals. Lazer-Tron leases the space for an aggregate lease payment (including common area maintenance, property tax and insurance costs) of approximately $26,000 per month in 1994, with escalations in subsequent years. Lazer-Tron also leases a sales office near Chicago, Illinois for $925 per month. See Note 4 of Notes to Financial Statements.

Legal Proceedings

     In December 1994, Lasertron, Inc., a Massachusetts corporation, filed a complaint in the United States District Court, District of Massachusetts, alleging Lazer-Tron's infringing use of the mark "Lazer-Tron" under federal and state laws. Lasertron, Inc., a manufacturer and seller of fiberoptic components for telecommunications systems, is claiming that the use of the mark "Lazer-Tron" is confusingly similar to its federally registered trademark Lasertron. Lasertron, Inc. sought injunctive relief to, among other things, prevent Lazer-Tron from using the designation "Lazer-Tron" or the corporate name "Lazer-Tron, Inc." and an unspecified amount in damages. Lazer-Tron answered the complaint denying the allegations in late December 1994. Laser-Tron, Inc. filed a motion for preliminary injunction in early March 1995, which motion was not heard due to the parties entering into settlement negotiations. As of March 31, 1995, the parties were engaged in settlement negotiations and as of April 24, the parties are negotiating the terms of a settlement agreement. As of March 31, 1995, the parties were engaged in settlement negotiations.

                    DESCRIPTION OF LAZER-TRON CAPITAL STOCK


     The authorized capital stock of Lazer-Tron consists of 10,000,000 shares of Lazer-Tron Common Stock and 1,000,000 shares of Lazer-Tron Preferred Stock, in each case without par value. As of March 31, 1995, there were 3,563,341 outstanding shares of Lazer-Tron Common Stock held of record by approximately 216 shareholders, outstanding warrants to purchase 581,233 shares of Lazer-Tron Common Stock and outstanding options to purchase 438,425 shares of Lazer-Tron Common Stock.

Lazer-Tron Common Stock

     Each shareholder is entitled to one vote for each share of Lazer-Tron Common Stock held on all matters. Cumulative voting is currently not permitted by Lazer-Tron's Articles of Incorporation, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election. The holders of Lazer-Tron Common Stock have no preemptive or other rights to subscribe for additional shares. All outstanding shares of Lazer-Tron Common Stock are validly issued, fully paid and nonassessable. Subject to preferences that may be applicable to holders of any Lazer-Tron Preferred Stock then outstanding, holders of Lazer-Tron Common Stock are entitled to such dividends as may be declared by the Board of Directors out of funds legally available therefor. Upon liquidation, dissolution or winding up of Lazer-Tron, the assets legally available for distribution to shareholders are distributable ratably among the holders of the Lazer-Tron Common Stock at that time outstanding, subject to prior distribution rights of creditors of Lazer-Tron and to the preferential rights of any shares of Lazer-Tron Preferred Stock then outstanding.

Lazer-Tron Preferred Stock

     Lazer-Tron's Board of Directors has the authority, without further action by Lazer-Tron's shareholders, to issue up to 1,000,000 shares of Lazer-Tron

Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series. The issuance of Lazer-Tron Preferred Stock could adversely affect the voting power of holders of Lazer-Tron Common Stock and the likelihood that such holders will receive dividend payments and payments upon liquidation and could have the effect of delaying, deferring or preventing a change in control of Lazer-Tron. Lazer-Tron has no present plan to issue any shares of Lazer-Tron Preferred Stock.

Lazer-Tron Warrants

     As of March 31, 1995, 667,166 warrants to purchase an aggregate of 333,583 shares of Lazer-Tron Common Stock (the "Lazer-Tron Private Placement Warrants") were outstanding. Two Lazer-Tron Private Placement Warrants entitle the holder thereof to purchase one share of Lazer-Tron Common Stock for $5.00 per share, as adjusted for certain events. Lazer-Tron Private Placement Warrants are only exercisable during specified periods, during which time Lazer-Tron must undertake efforts to register or qualify the sale of the underlying Lazer-Tron Common Stock pursuant to federal and state securities laws, or to obtain an exemption therefrom. The Lazer-Tron Private Placement Warrants expire on April 30, 1996, subject to certain rights of Lazer-Tron to accelerate or delay such expiration. The exercise period of the Lazer-Tron Private Placement Warrants may be shortened in connection with certain mergers or after the exercise of fifty percent (50%) of the Lazer-Tron Private Placement Warrants upon notice by Lazer-Tron to the Lazer-Tron Private Placement Warrant holders. Lazer-Tron also has the right to call the Lazer-Tron Private Placement Warrants for redemption at any time on 45 days prior written notice (the "Notice of Redemption") at a redemption price of $0.05 per Lazer-Tron Private Placement Warrant if: (i) the closing bid price of Lazer-Tron Common Stock exceeds the Lazer-Tron Private Placement Warrant exercise price by at least 20% during a period of at least 20 of the 30 trading days immediately preceding the Notice of Redemption; (ii) Lazer-Tron has in effect a current registration statement covering the Lazer-Tron Common Stock issuable upon exercise of the Lazer-Tron Private Placement Warrants; and (iii) the expiration of the forty-five (45) day notice period is within a window period.

     As of March 31, 1995, 128,433 Sales Agent Warrants to purchase an aggregate of 192,650 shares (after giving effect to exercise of the warrants issuable upon exercise of the Sales Agent Warrants as described below) of Lazer-Tron Common Stock were outstanding. The Sales Agent Warrants were originally issued to an investment banking firm and its affiliates in connection with their services as a placement agent for an offering of Lazer-Tron Common Stock and Lazer-Tron Private Placement Warrants by Lazer-Tron in 1993. Each Sales Agent Warrant is exercisable at any time and entitles the holder to purchase a Unit at an exercise price of $3.00 per Unit. Each Unit consists of one share of Lazer-Tron Common Stock and one Private Placement Warrant. Two Private Placement Warrants entitle the holder to purchase one share of Lazer-Tron Common Stock at an exercise price of $5.00 per share. The Sales Agent Warrants expire on June 25,

1998.

     In connection with its initial public offering of Common Stock in May 1994, Lazer-Tron issued to Van Kasper, the underwriter of the offering, a warrant to purchase 55,000 shares of Lazer-Tron Common Stock at an exercise price of $9.60 per share (the "Underwriter's Warrant"). The Underwriter's Warrant has certain antidilution provisions and expires in May 1999.

     On March 22, 1995, pursuant to the terms ofthe Merger Agreement, Lazer-Tron and Acclaim entered into the Stock Option Agreement. Pursuant to the Stock Option Agreement, Lazer-Tron granted to Acclaim an option to purchase up to 250,000 shares of Lazer-Tron Common Stock at an exercise price of $8.00 per share, which option may only be exercised in certain events. See "The Merger Stock Option Agreement."

Registration Rights

     Certain holders ofshares of Lazer-Tron Common Stock originally issued in 1993 along with the Private Placement Warrants, as well as all Private Placement Warrant holders, are entitled to certain rights with respect to the registration of such securities, as well as shares of Lazer-Tron Common Stock underlying the Private Placement Warrants, under the Securities Act. Under the terms of the Registration Rights Agreement between Lazer-Tron and such holders, holders of registration rights are entitled to one demand registration of the Lazer-Tron Common Stock and Private Placement Warrants and/or Lazer-Tron Common Stock underlying outstanding Private Placement Warrants at any time commencing 90 days after Lazer-Tron's first registered offering to the general public of its securities for its own account. Such demand must be initiated by holders of at least 50% of the securities and is subject to certain limitations relating to, among other things, the size of the offering due to marketing limitations, as determined by the managing underwriter of such offering. Additionally, if Lazer-Tron proposes to register any of its securities under the Securities Act subsequent to that offering, these holders are entitled to notice of such registration and are entitled to include shares of their Lazer-Tron Common Stock therein, provided, among other conditions, that the underwriters of any offering have the right to limit the number of shares included in such registration.

     Lazer-Tron has also granted certain registration rights to the holders of the Underwriter's Warrants.

Transfer Agent and Registrar

     The Transfer Agent and Registrar for Lazer-Tron Common Stock is First Interstate Bank of California, San Francisco, California. Its telephone number is (415) 773-7801.

Listing

     Lazer-Tron Common Stock is listed on The Nasdaq National Market under the symbol LZTN.

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


                        INFORMATION CONCERNING ACCLAIM

General

     The Company is an entertainment publisher which engages in or plans to engage in (i) the publication of interactive entertainment software for use with interactive entertainment hardware platforms; (ii) the development and publication of comic books, which commenced in July 1994 through the acquisition of Acclaim Comics, Inc., formerly Voyager Communications Inc.; (iii) the marketing of its motion capture technology and studio services, which commenced in the first quarter of fiscal 1995; (iv) the distribution of coin-operated arcade games, which is anticipated to commence in fiscal 1996 (and, with respect to redemption games, will commence upon the consummation of the Merger); (v) the distribution of Software for affiliated labels, which commenced in the first quarter of fiscal 1995; and (vi) the electronic distribution of interactive entertainment through the partnership established in October 1994 between a subsidiary of the Company and a subsidiary of Tele-Communications, Inc. To date, the Company's principal business has been as a leading publisher of Software for dedicated interactive entertainment hardware platforms ("Entertainment Platforms").

     The Company had net revenues of $214.6 million, $327.1 million, $480.8 million and $318.4 million for the fiscal years ended August 31, 1992, 1993 and 1994, and for the six months ended February 28, 1995, respectively, and net income of $13.8 million, $28.1 million, $45.1 million and $29.2 million for the fiscal years ended August 31, 1992, 1993 and 1994, for the six months ended February 28, 1995, respectively.

Products

     The Company attempts to produce families of high quality products and address a wide range of interactive entertainment categories, such as puzzle, sports, action/adventure and fantasy, based on the Company's Properties. The Company intends to continue its strategy for maximizing the revenue generated from each of its Properties by publishing Software titles for use on multiple hardware platforms and creating successive Software products using the same Properties in order to form the basis for families of products which can capitalize upon the exposure and name recognition associated with the Properties. For example, the Company has released at least one product each year based on World Wrestling Federation ("WWF") characters since 1988 resulting in a total of 17 products to date. A similar strategy has been utilized with The Simpsons and NBA Properties. The Company's strategy is to continue to use recognizable personalties and icons, generally obtained through licenses from the owners of these intellectual properties, to market its Software. To date, the Company has obtained licenses from a variety of sources for properties such as The Simpsons (television), Terminator II (motion picture), NFL Quarterback Club, World Wrestling Federation (sports), Mortal Kombat (arcade games), and Spiderman (comics).

Marketing

     The Company attempts to release Software simultaneously across a series of hardware platforms. As the Company releases families of titles for multiple platforms, it is able to take advantage of cross-merchandising opportunities and benefit from marketing economies of scale. Promotional activities can become more efficiently focused on the particular intellectual property theme available in several configurations for multiple hardware systems. The Company markets its Software primarily to mass merchandise companies, large retail toy store chains, department stores and specialty stores. The Software is also sold, to a lesser extent, to wholesale distributors. The target customers for the Company's products are primarily males aged 11 to 21. In selecting an existing game or a new concept for development and distribution, the Company's management seeks products it believes will appeal to the imagination of its target customers and develops a packaging concept and advertising strategy consistent with the product's theme to attract that customer. The Company supports its products with advertisements, both on television and in print, promotions and public relations. For its major multi-platform releases, the Company creates marketing events through pre-release promotions and point-of-sale materials. These events are similar to promotional concepts utilized in the film and record industries.

     Acclaim Comics has created a superhero and action/adventure comic book series based on characters who co-exist in the "VALIANT" Universe. The "VALIANT" Universe concept permits Acclaim Comics to use the popularity of its characters to introduce a new character in an existing comic or to develop more fully an existing but relatively unknown character.

Distribution and Operations

     The Company distributes its Software through independent sales representatives in the United States to reach over 20,000 store locations. The Company also distributes its Software products directly to retail in France, Germany, Spain and the United Kingdom utilizing independent sales representatives. For Software sales in the other European markets, the Company uses national distributors. The Company also sells and distributes directly in Japan and Canada. The Company's Software is available in over 50 countries and in over 50,000 stores worldwide.

     The Company's comic books are distributed through independent distributors to the comic book direct market, which consists of comic book specialty stores and mail order comic book dealers, in the United States.

     The Company seeks to manage its operations to achieve a relatively low fixed-cost structure and provide maximum operational flexibility. The Company's strategic alliances with independent developments teams for Software products, its use of subcontractors to manufacture its Software products, its royalty based compensation of comic book artists and its use of independent sales representatives contribute to increasing the Company's variable costs and minimizing its fixed overhead. Similarly, the Company utilizes the services of outside warehouse and distribution facilities on a territory-by-territory basis. However, as the Company continues to grow, it may become cost efficient or strategically advantageous for the Company to perform some or all of these functions itself. Accordingly, in January 1995, the Company completed the acquisition of Iguana Entertainment, Incorporated ("Igauana"), a developer of software products. The Company maintains a computer network, which allows for the electronic transmission of information among its various offices and utilizes electronic data interchange with its major domestic customers.

     In June 1993, the Company launched Acclaim Distribution, Inc. ("ADI"), a wholly-owned subsidiary to handle distribution of its labels as well as affiliated labels. The Company commenced shipping products for its first affiliated label, Digital Pictures, Inc. ("Digital Pictures"), in the first quarter of fiscal 1995.

Technology

     The engineering staff within the Company's Advanced Technologies Group ("ATG") provides technical support and programming tools to enhance game play and product quality. With the advancement of CD-ROM technology, ATG's activities have expanded to include the development of a new animation creation process and designing tools for use in programming Software for CD-ROM or cartridge-based platforms utilizing 32- or 64-bit processors. In September 1994, the Company completed the construction of its "motion capture" studio for the application of its animation technology. In addition to the use of this technology in its own Software, the Company is marketing its motion capture technology and selling its studio services for use in other entertainment media. For example, in December 1994, Warner Bros. utilized the Company's motion capture technology and studio services to create certain of the special effects for the motion picture Batman Forever, which is expected to be released in the summer of 1995. No assurance can be given that the Company will be successful in marketing its technology and selling its studio services and, even if it were successful, that revenues generated therefrom will be material.

     In July 1994, the Company established Acclaim Coin-Operated Entertainment, Inc., a wholly-owned subsidiary based in California, for the creation and distribution of stand-alone coin-operated games. The subsidiary is currently in the start-up phase and anticipates shipping its first game, Batman Forever, in fiscal 1996. It is the Company's current intention to release, commencing in fiscal 1996, between three to four coin-operated games per year. The successful creation and marketing of such games will be dependent, in large part, on the Company's ability to hire and retain developers for the creation of, and to license or create properties for use in, coin-operated games which achieve widespread market acceptance. There can be no assurance that the Company will be successful in creating and marketing coin-operated games or that any revenues derived by the Company from the sale of such games will be material.

     On October 19, 1994, Acclaim Cable Holdings, Inc., a wholly-owned subsidiary of the Company, entered into a Partnership Agreement (the "Partnership Agreement") with TCI GameCo Ventures, Inc., an indirect wholly-owned subsidiary of TCI, for the creation of a Delaware limited partnership (the "Joint Venture"), the interests in which are indirectly held 65% by the Company and 35% by TCI. The principal purposes of the Joint Venture are to develop and acquire (including by purchase or license), entertainment software for interactive networks, as well as to promote a standard for broadband network gaming to be incorporated into advanced set-top boxes.

Interactive Entertainment Industry

     The interactive entertainment industry is characterized by rapid technological change, resulting in hardware platform and related Software product cycles. No single hardware platform or system has achieved long-term dominance. The Company's strategy is to publish Software for the hardware platforms that currently dominate the market and to develop Software for the hardware platforms that the Company believes will become dominant in the future, rather than to be the first Software publisher for an emerging hardware platform; in order to promote its strategic relationships, however, the Company may from time to time publish Software for a hardware platform before it attains mass market appeal. The Company's revenues have traditionally been derived from sales of Software for the then dominant platforms. Accordingly, the Company's revenues are subject to fluctuation during transition periods when new hardware platforms have been introduced but none has achieved mass market acceptance or become dominant.

     From inception through fiscal 1991, substantially all of the Company's revenues were derived from sales of Software for the 8-bit Nintendo Entertainment System ("NES"). Although the Company commenced the publication of Software for Game Boy, the portable system marketed by Nintendo Co., Ltd. (Japan) (Nintendo along with its subsidiary, Nintendo of America, Inc., are collectively hereinafter referred to as "Nintendo"), in fiscal 1990, for the Super Nintendo Entertainment System ("SNES") in fiscal 1991 and for Genesis and Game Gear, the 16-bit dedicated and portable hardware systems, respectively, marketed by Sega Enterprises Ltd. ("Sega") in fiscal 1992, the Company did not derive significant revenues from the sale of portable or 16-bit Software until fiscal 1992. The 16-bit systems are more sophisticated than the 8-bit systems, producing faster and more complex images with more lifelike animation and better sound effects and, by 1993, had replaced the 8-bit Entertainment Platform as the dominant Entertainment Platform. In fiscal 1994, most of the Company's revenues were derived from sales of Software for the 16-bit SNES and Genesis systems.
The Company anticipates that most of its revenues in fiscal 1995 will be derived from sales of Software for the 16-bit Entertainment Platforms.

     The Company anticipates that the interactive entertainment industry will undergo significant changes in both the short- and long-term future due, in large part, to the introduction of the next generation of Entertainment Platforms incorporating 32- and 64-bit processors, as well as the success of PC CD Systems, the development of remote and electronic delivery systems and the entry and participation of new companies in the industry. The new hardware platforms may use read-only memory ("ROM") cartridges, compact disk ("CD"), flash memory and/or other technologies as the dominant software storage device. Additional CD platforms, including personal computer systems for which Software products are published, are currently marketed by Philips, Sega, Commodore, Apple, IBM, IBM-compatible manufacturers and The 3DO Company. Atari launched Jaguar, its 64-bit cartridge-based system, in November 1993 and Sega launched 32X, its 32-bit cartridge-based attachment for its 16-bit Genesis system, in November 1994. Sega and Sony launched their 32-bit CD-based



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

systems in Japan in November 1994. Nintendo, Sega and Sony Corporation have announced plans to release new 32- or 64-bit CD-based or ROM cartridge-based systems in the U.S. later this calendar year.

     The Company believes that sales of new 16-bit hardware systems peaked in calendar 1993. Based on historical industry cycles, management believes that 16-bit Software sales peaked in calendar 1994 (the year following the peak year for hardware sales). The Company as well as industry analysts anticipate, based on Software sales information for calendar year 1994 and the continuing decline in 16-bit hardware sales, that the market for 16-bit Software will decline in calendar 1995.

     Although the Company believes that hardware incorporating 32- and 64-bit processors will become the dominant Entertainment Platforms in the interactive entertainment industry over the next few years, the Company is unable to predict which, if any, of the newly introduced or announced platforms will achieve commercial success or the timing thereof or their impact on the industry. The Company intends to develop and/or publish Software for the systems that it perceives as having the potential to achieve mass market acceptance; in order to promote its strategic relationships, however, the Company may from time to time publish Software for a hardware platform before it attains mass market appeal. No assurance can be given that the Company will correctly identify the systems with such potential or be successful in publishing Software for such platforms and systems. The uncertainty associated with the transition from 16-bit cartridge-based Entertainment Platforms to the next generation Entertainment Platforms decreases the Company's ability to predict with any certainty its results of operations and profitability during this transition phase.

     Historically, management believed that the floppy and personal computer market was characterized by (i) numerous hardware and software incompatibilities; (ii) high price points for multimedia PC hardware; (iii) a large number of software titles; and (iv) technological limitations of the hardware systems for gaming as compared to the Entertainment Platforms. Accordingly, the Company participated in this category through distribution agreements which, in the opinion of management, provided the greatest return on the investment of time and effort needed to service a fragmented market. However, based on management's belief that this category now has sufficient mass market penetration to warrant publishing Software directly, and due to technological advancements incorporated in the newer PC CD Systems and the higher gross margins realized by publishers of Software for this category, in the second quarter of fiscal 1995, the Company commenced marketing Software for PC CD Systems.

     The Company commenced the development and sale of Software for the Sega CD system in fiscal 1994 and for Sega's 32X in the second quarter of fiscal 1995. The Company has announced that it is developing Software for Sega's Saturn system, Nintendo's Ultra 64 system and Sony's CD-based PSX, "formerly known as Play Station". However, management believes that the installed base of the new generation of Entertainment Platforms will not rival the current installed base of 16-bit Entertainment Platforms in the near-term. As a result, the sales growth of Software for these new Entertainment Platforms and PC CD Systems may not offset the decline in sales of Software for the 16-bit Entertainment Platforms in this calendar year and, as a result, overall industry growth rates may decline in the near-term.

     Based on the decline of the 16-bit hardware market and the related slowdown in retail sell-through of 16-bit Software on an industry-wide basis, management believes that retailers, in order to reduce inventory levels, may reduce purchases of the Company's 16-bit Software in the next several fiscal quarters as compared to prior fiscal quarters. Any such reduction in retail purchasing, to the extent not offset by growth in Software sales for the new Entertainment Platforms and PC CD Systems, would decrease the Company's rate of growth as discussed below. As retail sell-through of 16-bit Software continues to slow down, this may result in a build up of retail inventory which, in turn, may force the Company to liquidate excess inventory levels at retail by offering price protection and other concessions to its customers in future periods. As the transition to the next generation of Entertainment Platforms continues and as new Entertainment Platforms achieve market acceptance, the risk of returns of the Company's 16-bit Software titles has increased and will continue to increase. Although management believes that it has adequate reserves for such concessions and returns, no assurance can be given that future price protection, returns and other similar concessions will not exceed such reserves. In addition, the Company has incurred and expects to continue to incur higher marketing expenses in connection with the sale of 16-bit Software, which higher expenses may adversely affect the Company's profitability.

     Due in part to the decline of the market for Softwarefor 16-bit Entertainment Platforms in 1995 and the related transition to the next generation of Entertainment Platforms, the Company believes that it will experience a lower rate of growth in fiscal 1995 and fiscal 1996 as compared to fiscal 1994, and a materially lower rate of growth, if any, in the third and fourth quarters of fiscal 1995 as compared to the first and second quarters of fiscal 1995.

     The release of individual "hit" Software titles or families of titles can significantly affect revenues. Historically, "hit" titles or families of titles have accounted for significant portions of the Company's gross revenues during particular periods. In prior periods, the Simpsons family of titles and the WWF family of titles have accounted for significant portions of the Company's gross revenues. Continuing this historic pattern, in the quarter ended February 28, 1994, the NBA Jam family of titles accounted for a significant portion of the Company's gross revenues and in the quarter ended February 28, 1995, the NBA Jam Tournament Edition family of titles accounted for a significant portion of the Company's gross revenues. In the six months ended February 28, 1994, each of the Mortal Kombat and NBA Jam family of titles accounted for a significant portion of the Company's gross revenues and in the six months ended February 28, 1995, each of the Mortal Kombat II and NBA Jam Tournament Edition family of titles accounted for a significant portion of the Company's gross revenues.

     The timing of the release of Software titles can cause quarterly revenue and earnings fluctuations. A significant portion of the Company's revenues in any quarter are generally derived from Software titles or families of titles first shipped in that quarter. Product development schedules are difficult to predict due in large part to the difficulty of scheduling accurately the creative process and, with respect to Software for new hardware platforms, the use of new development tools for new platforms and the learning process associated with development for new technologies including the Company's own motion capture and related technologies. As the industry trend toward more sophisticated Entertainment Platforms continues, the related Software products frequently include more original, creative content and are more complex to develop and, accordingly, cause additional development and scheduling risk. As a result, the Company's quarterly results of operations are difficult to predict and the failure to meet product development schedules or even minor delays in product deliveries could cause a shortfall in shipments in any given quarter, which could cause the results of operations and net income for such quarter to fall significantly below anticipated levels.

     The Company's ability to sustain its current results of operations and profitability and to generate sales growth in the future will be dependent in large part on (i) the Company's ability to identify, develop and publish "hit" Software titles for the hardware platforms that are viable in the mass market,
(ii) the growth of the interactive entertainment Software market and (iii) the Company's ability to develop and generate revenues from its other entertainment operations. In addition, the Company has incurred and expects to continue to incur increased research and development as well as general and administrative expenses in connection with the start-up of its new business operations (for e.g., coin-operated games). If the Company is not successful in generating revenues from these new businesses, its profitability will be adversely affected.

                  COMPARISON OF RIGHTS OF HOLDERS OF ACCLAIM
            COMMON STOCK AND HOLDERS OF CAPITAL STOCK OF LAZER-TRON

     Upon consummation of the Merger, the former shareholders of Lazer-Tron, which is a corporation organized under the CGCL, will become stockholders of Acclaim, a corporation governed by the DGCL. The rights of Acclaim's stockholders are governed by its Certificate of Incorporation (the "Acclaim Certificate"), its Bylaws (the "Acclaim Bylaws") and the DGCL. The rights of Lazer-Tron's shareholders are governed by its Amended and Restated Articles of Incorporation (the "Lazer-Tron Articles"), its Amended and Restated Bylaws (the "Lazer-Tron Bylaws") and the CGCL. After the Effective Time, the rights of the Lazer-Tron shareholders who become Acclaim stockholders will be governed by the Acclaim Certificate, Acclaim Bylaws and DGCL. The following is a summary comparison of certain differences between the rights of Lazer-Tron shareholders under the CGCL, the Lazer-Tron Articles and the Lazer-Tron Bylaws and the rights of Acclaim stockholders under the DGCL, the Acclaim Certificate and the Acclaim Bylaws. This summary does not purport to be complete and is qualified in its entirety by reference to the corporate statutes of California and Delaware and the corporate charters and bylaws of Lazer-Tron and Acclaim.


     Size of the Board of Directors. The Acclaim Bylaws provide for a Board of Directors of from three to eight members, with the exact number to be determined by resolution of the Board of Directors. The exact number of directors is currently set at eight members. The Acclaim Certificate authorizes the Board of Directors to make, alter, or repeal the Acclaim Bylaws. The Lazer-Tron Bylaws provide for a Board of Directors of from four to seven members, with the exact number to be determined by resolution of the Board of Directors. The exact number of directors is currently set at six members. Until the Lazer-Tron shareholders amend the Lazer-Tron Bylaws to provide otherwise, the Lazer-Tron Bylaws permit the Board of Directors to vary the number of directors within the minimum and maximum authorized numbers of directors specified above. Under the CGCL, although changes in the number of directors must in general be approved by a majority of the outstanding shares, the Board of Directors may fix the exact number of directors within a stated range set forth in the articles of incorporation or bylaws, if that stated range has been approved by the shareholders. The DGCL law permits the Board of Directors alone to change the authorized number, or the range, of directors by amendment to the bylaws, unless the directors are not authorized to amend the bylaws or the number of directors is fixed in the certificate of incorporation (in which case a change in the number of directors may be made only by amendment to the certificate of incorporation following approval of such change by the stockholders).

     Cumulative Voting. In an election of directors under cumulative voting, each share of stock normally having one vote is entitled to a number of votes equal to the number of directors to be elected. A shareholder may then cast all such votes for a single candidate or may allocate them among as many candidates as the shareholder may choose. Without cumulative voting, the holders of a majority of the shares present at an annual meeting or any special meeting held to elect directors would have the power to elect all the directors to be elected at that meeting, and no person could be elected without the support of holders of a majority of the shares voting at such meeting.

     Under the DGCL, cumulative voting in the election of directors is not mandatory. The Acclaim Certificate does not provide for cumulative voting. Under the CGCL, cumulative voting in the election of directors is a right available to all shareholders of California corporations unless (i) (A) shares of the corporation are listed on the New York or American Stock Exchanges or (B) the corporation has at least 800 holders of its equity securities as of the record date of the corporation's most recent annual shareholders' meeting and the corporation has outstanding securities designated as qualified for trading on the Nasdaq National Market System and (ii) that corporation's articles of incorporation or bylaws specifically eliminate cumulative voting. The Lazer-Tron Articles provide that cumulative voting is eliminated if the other conditions to the elimination of cumulative voting described above are satisfied.

     Classified Board of Directors. A classified board is one in which a certain number, but not all, of the directors are elected on a rotating basis each year. The CGCL permits a classified board only for corporations


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


with shares listed on the New York or American Stock Exchanges or qualified for trading on the Nasdaq National Market System. The DGCL permits, but does not require, a classified board of directors, with staggered terms under which the directors are elected for terms of two or three years. As discussed above, this method of electing directors makes a change in the composition of the board of directors, and a potential change in control of a corporation, a lengthier and more difficult process. Neither the Lazer-Tron Articles and Bylaws nor the Acclaim Certificate and Bylaws currently provide for a classified board of directors.

     Power to Call Special Shareholders' Meetings. Under the CGCL, a special meeting of shareholders may be called by the board of directors, the chairman of the board, the president, the holders of shares entitled to cast not less than ten percent of the votes at such meeting or such additional persons as are authorized by the articles of incorporation or the bylaws. Under the DGCL, a special meeting of stockholders may be called by the board of directors or by any other person authorized to do so in the certificate of incorporation or the bylaws. The Acclaim Bylaws provide that a majority of the board of directors, the president or holders of a majority of the outstanding capital stock entitled to vote may call a special meeting of stockholders. Therefore, a substantially greater number of Acclaim stockholders must consent to the call of a special meeting of stockholders.

     Shareholder Approval of Certain Business Combinations. Section 203 ("Section 203") of the DGCL prohibits a Delaware corporation from engaging in a "business combination" with an "interested stockholder" for three years following the date that such person becomes an interested stockholder. With certain exceptions, an interested stockholder is a person or group who or which owns 15% or more of the corporation's outstanding voting stock (including any rights to acquire stock pursuant to an option, warrant, agreement, arrangement or understanding, or upon the exercise of conversion or exchange rights, and stock with respect to which the person has voting rights only), or is an affiliate or associate of the corporation and was the owner of 15% or more of such voting stock at any time within the previous three years.

     For purposes of Section 203, the term "business combination" is defined broadly to include mergers with or caused by the interested stockholder; sales or other dispositions to the interested stockholder (except proportionately with the corporation's other stockholders) of assets of the corporation or a subsidiary equal to ten percent or more of the aggregate market value of the corporation's consolidated assets or its outstanding stock; the issuance or transfer by the corporation or a subsidiary of stock of the corporation or such subsidiary to the interested stockholder (except for transfers in a conversion or exchange or a pro rata distribution or certain other transactions, none of which increase the interested stockholder's proportionate ownership of any class or series of the corporation's or such subsidiary's stock); or receipt by the interested stockholder (except proportionately as a stockholder), directly or indirectly, of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation or a subsidiary.

     The three-year moratorium imposed on business combinations by Section 203 does not apply if: (a) prior to the date on which such stockholder becomes an interested stockholder the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested stockholder; (b) the interested stockholder owns 85% of the corporation's voting stock upon consummation of the transaction which made him an interested stockholder (excluding from the 85% calculation shares owned by directors who are also officers of the target corporation and shares held by employee stock plans which do not permit employees to decide confidentially whether to accept a tender or exchange offer); or (c) on or after the date such person becomes an interested stockholder, the board approves the business combination and it is also approved at a stockholder meeting by sixty-six and two-thirds percent (66 %) of the voting stock not owned by the interested stockholder.

     Section 203 only applies to Delaware corporations which have a class of voting stock that is listed on a national securities exchange, are quoted on an interdealer quotation system such as The Nasdaq Stock Market (as is Acclaim) or are held of record by more than 2,000 stockholders. A Delaware corporation may elect not to be governed by Section 203 by a provision in its original certificate of incorporation or an amendment thereto

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

or to the bylaws, which amendment must be approved by majority stockholder vote and may not be further amended by the board of directors. Acclaim has not elected, and does not intend to elect, not to be governed by Section 203.

     Acclaim believes that so long as the constitutionality of Section 203 is upheld, Section 203 will encourage any potential acquiror to negotiate with Acclaim's Board of Directors. Section 203 also has the effect of limiting the ability of a potential acquiror to make a two-tiered bid for Acclaim in which all stockholders would not be treated equally. Section 203 should also discourage certain potential acquirors unwilling to comply with its provisions.

     The CGCL does not contain a comparable business combinations provision. However, the CGCL does provide that, with respect to a merger, except (i) where the terms and conditions and the fairness of the terms and conditions of the transaction has been approved by the California Commissioner of Corporations,
(ii) in a "short-form" merger (the merger of a parent corporation with a subsidiary in which the parent owns at least 90% of the outstanding shares of each class of the subsidiary's stock), or (iii) where all of the shareholders of the applicable class of the target corporation consent, if the surviving corporation or its parent corporation owns, directly or indirectly, shares of the target corporation representing more than 50% of the voting power of the target corporation prior to the merger, then the nonredeemable common stock of the target corporation may be converted only into nonredeemable common stock of the surviving corporation or its parent corporation. The effect of this provision is to prohibit a cash-out merger of minority shareholders, except where the majority shareholder already owns 90% or more of the voting power of the target corporation and could, therefore, effect a short-form merger to accomplish such a cash-out of minority shareholders.

     In addition, the CGCL requires that, in connection with certain transactions between a corporation whose shares are held of record by 100 or more persons and an "interested party," such interested party must deliver a written opinion as to the fairness of the consideration to the shareholders of the corporation. An "interested party" for purposes of this CGCL provision means a person who is a party to the transaction and (i) directly or indirectly controls the corporation, (ii) is an officer or director of the corporation or
(iii) is an entity in which a material financial interest is held by any director or executive officer of the corporation.

     Removal of Directors. Under the CGCL, any director or the entire board of directors may be removed, with or without cause, with the approval of a majority of the outstanding shares entitled to vote; however, no individual director may be removed (unless the entire board is removed) if the number of votes cast against such removal would be sufficient to elect the director under cumulative voting. Under the DGCL, in the case of a Delaware corporation having cumulative voting, if less than the entire board is to be removed, a director may not be removed without cause unless the number of shares voted against such removal would not be sufficient to elect the director under cumulative voting. In addition, a director of a corporation with a classified board of directors may be removed only for cause, unless the certificate of incorporation otherwise provides. However, under the DGCL, a director of a corporation that does not have a classified board of directors or cumulative voting, such as Acclaim, may be removed with or without cause with the approval of a majority of the outstanding shares entitled to vote.

     Filling Vacancies on the Board of Directors. Under the CGCL, unless provided otherwise in the articles or bylaws (the Lazer-Tron Articles and ByLaws do not provide otherwise), any vacancy on the board of directors other than one created by removal of a director may be filled (i) by the board or (ii) if the number of directors is less than a quorum, (a) by the unanimous written consent of the directors then in office, (b) by the affirmative vote of a majority of the directors at a meeting held pursuant to notice or waivers of notice or (c) by a sole remaining director. A vacancy created by removal of a director may be filled by the board only if so authorized by a corporation's articles of incorporation or by a bylaw approved by the corporation's shareholders. The Lazer-Tron Articles and Bylaws do not provide such authority to Lazer-Tron's Board of Directors. Under the DGCL, vacancies and newly created directorships may be filled by a majority of the directors then in office (even though less than a quorum) unless (i) otherwise provided in the certificate of incorporation or bylaws of the corporation

(the Acclaim Certificate and Bylaws do not provide otherwise) or (ii) the certificate of incorporation directs that a particular class is to elect such director, in which case any other directors elected by such class, or a sole remaining director, may fill such vacancy.

     Loans to Directors, Officers and Employees. Under the CGCL, any loan or guaranty by a corporation to or for the benefit of a director or officer of the corporation or its parent requires approval of the shareholders owning a majority of the outstanding shares of the corporation (excluding shares owned by the interested person). In addition, under the CGCL, shareholders of any corporation with 100 or more shareholders of record may approve a bylaw authorizing the board of directors alone (excluding any interested director) to approve loans or guaranties to or on behalf of officers (whether or not such officers are directors) if the board determines that any such loan or guaranty may reasonably be expected to benefit the corporation. The Lazer-Tron Bylaws do contain this provision. Under the DGCL, a corporation may make loans to, guarantee the obligations of or otherwise assist its officers or other employees and those of its subsidiaries (including directors who are also officers or employees) when such action, in the judgment of the directors, may reasonably be expected to benefit the corporation.

     Indemnification and Limitation of Liability. There are certain differences between the laws of California and Delaware respecting indemnification and limitation of liability. The laws of both states permit corporations to adopt a provision in their articles of incorporation eliminating the liability of a director to the corporation or its shareholders for monetary damages for breach of the director's fiduciary duty of care. The Lazer-Tron Articles eliminate the liability of directors for monetary damages to the corporation to the fullest extent permissible under California law. The CGCL does not permit the elimination of monetary liability where such liability is based on: (a) intentional misconduct or knowing and culpable violation of law; (b) acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders, or that involve the absence of good faith on the part of the director; (c) receipt of an improper personal benefit; (d) acts or omissions that show reckless disregard for the director's duty to the corporation or its shareholders, where the director in the ordinary course of performing a director's duties should be aware of a risk of serious injury to the corporation or its shareholders; (e) acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation or its shareholders; (f) interested transactions between the corporation and a director in which a director has a material financial interest; and (g) liability for improper distributions, loans or guarantees.

     The Acclaim Certificate eliminates the personal liability of directors for monetary damages to the corporation for breach of fiduciary duty, except for liability for (a) breaches of the director's duty of loyalty to the corporation or its stockholders; (b) acts or omissions not in good faith or involving intentional misconduct or knowing violations of law; (c) the payment of unlawful dividends or unlawful stock repurchases or redemptions; or (d) transactions from which the director received an improper personal benefit. These exceptions mirror current provisions of the DGCL. Such limitation of liability provision may also not limit a director's liability for violation of, or otherwise relieve Acclaim or its directors from the necessity of complying with, federal or state securities laws, or affect the availability of non-monetary remedies such as injunctive relief or rescission.

     The CGCL permits indemnification of expenses incurred in derivative or third-party actions, except that with respect to derivative actions (a) no indemnification may be made without court approval when a person is adjudged liable to the corporation in the performance of that person's duty to the corporation and its shareholders, unless a court determines such person is entitled to indemnity for expenses, and then such indemnification may be made only to the extent that such court shall determine, and (b) no indemnification may be made without court approval in respect of amounts paid in settling or otherwise disposing of a pending action or expenses incurred in defending a pending action which is settled or otherwise disposed of without court approval.

     Indemnification is permitted by the CGCL only for acts taken in good faith and believed to be in the best interest of the corporation and its shareholders, as determined by a majority vote of a disinterested quorum of the directors, independent legal counsel (if a quorum of independent directors is not obtainable), a majority vote of a quorum of the shareholders (excluding shares owned by the indemnified party) or the court handling the action.

     The CGCL requires indemnification when the individual has successfully defended the action on the merits (as opposed to the DGCL which requires indemnification relating to a successful defense on the merits or otherwise).

     The DGCL generally permits indemnification of expenses incurred in the defense or settlement of a derivative or third-party action, provided there is a determination by court order, by a majority vote of the disinterested directors even though less than a quorum, by independent legal counsel or by a majority vote of a quorum of the stockholders that the person seeking indemnification acted in good faith and in a manner reasonably believed to be in or (in contrast to California law) not opposed to the best interests of the corporation.
Without such court approval, however, no indemnification may be made in respect of any derivative action in which such person is adjudged liable for negligence or misconduct in the performance of his duty to the corporation. The DGCL requires indemnification of expenses when the individual being indemnified has successfully defended the action on the merits or otherwise.

     California corporations may include in their articles of incorporation a provision which extends the scope of indemnification through agreements, bylaws or other corporate action in excess of that specifically authorized by statute. The Lazer-Tron Articles authorize Lazer-Tron to provide indemnification of agents, which include directors and officers, through bylaw provisions, agreements with agents, vote of shareholders or disinterested directors or otherwise, in excess of the indemnification otherwise permitted by the CGCL, subject only to the applicable limits set forth in the CGCL described above with respect to actions for breach of duty to Lazer-Tron and its shareholders. Lazer-Tron provides indemnification to the fullest extent permitted by the CGCL pursuant to its Bylaws to all officers and directors of Lazer-Tron and pursuant to Indemnification Agreements with all executive officers and directors of Lazer-Tron.

     The DGCL provides that the indemnification provided by statute shall not be deemed exclusive of any other rights under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

     Inspection of Shareholders List. Both the CGCL and the DGCL allow any shareholder to inspect the shareholders' list for a purpose reasonably related to such person's interest as a shareholder. The CGCL provides, in addition, for an absolute right to inspect and copy the corporation's shareholder list by persons holding an aggregate of 5% or more of a corporation's voting shares or shareholders holding an aggregate of 1% or more of such shares who have filed a
Schedule 14B with the Commission relating to the election of directors.
Delaware law does not provide for any such absolute right of inspection, and no such right is granted under the Acclaim Certificate or Bylaws. Lack of access to shareholder records, even though unrelated to the shareholder's interest as a shareholder, could result in impairment of the shareholder's ability to coordinate opposition to management proposals, including proposals with respect to a change in control of the corporation.

     Shareholder Voting. Both the CGCL and the DGCL generally require that a majority of the shareholders of both acquiring and target corporations approve statutory mergers. Delaware law does not require a stockholder vote of the surviving corporation in a merger (unless the corporation provides otherwise in its certificate of incorporation) if (a) the merger agreement does not amend the existing certificate of incorporation, (b) each share of the corporation outstanding before the merger is an identical outstanding or treasury share of the surviving corporation after the merger and (c) the number of shares to be issued by the surviving corporation in the merger does not exceed 20% of the shares of the corporation outstanding immediately prior to the merger. The CGCL contains a similar exception to its voting requirements for reorganizations where shareholders or the corporation itself, or both, immediately prior to the reorganization will own immediately after the reorganization equity securities constituting more than five-sixths of the voting power of the surviving or acquiring corporation or its parent entity.

     Both the CGCL and the DGCL also require that a sale of all or substantially all of the assets of a corporation be approved by a majority of the voting shares of the corporation transferring such assets.

     With certain exceptions, the CGCL requires that mergers, reorganizations, certain sales of assets and similar transactions be approved by a majority vote of each class of shares outstanding. In contrast, the DGCL generally does not require class voting, except in certain transactions involving an amendment to the certificate of incorporation which adversely affects a specific class of shares. Should Acclaim authorize and issue shares of a new class of capital stock, the holders thereof would vote with the holders of the Common Stock on proposals not adversely affecting the Common Stock or unless otherwise provided in its Certificate of Incorporation. In such event the holders of Common Stock if in the minority, would be unable to control the outcome of a vote, and, if in the majority, would be able to control the outcome of such a vote.

     The CGCL also provides that, except in certain circumstances, when a tender offer or a proposal for a reorganization or for a sale of assets is made by an interested party (generally a controlling or managing party of the target corporation), an affirmative opinion in writing as to the fairness of the consideration to be paid to the shareholders must be delivered to shareholders. This fairness opinion requirement does not apply to a corporation which does not have shares held of record by at least 100 persons, or to a transaction which has been qualified under California state securities laws. Furthermore, if a tender of shares or vote is sought pursuant to an interested party's proposal and a later proposal is made by another party at least ten days prior to the date of acceptance of the interested party proposal, the shareholders must be informed of the later offer and be afforded a reasonable opportunity to withdraw any vote, consent or proxy, or to withdraw any tendered shares. The DGCL has no comparable provision, and the stockholders of Acclaim might, therefore, be deprived of an opportunity to consider such other proposal.

     Shareholder Derivative Suits. The CGCL provides that a shareholder bringing a derivative action on behalf of the corporation need not have been a shareholder at the time of the transaction in question, provided that certain tests are met. Under the DGCL, a stockholder may only bring a derivative action on behalf of the corporation if the stockholder was a stockholder of the corporation at the time of the transaction in question or his or her stock thereafter devolved upon him or her by operation of law. The CGCL also provides that the corporation or the defendant in a derivative suit may make a motion to the court for an order requiring the plaintiff shareholder to furnish a security bond. Delaware does not have a similar bonding requirement.

     Appraisal Rights. Under both the CGCL and the DGCL, a shareholder of a corporation participating in certain major corporate transactions may, under varying circumstances, be entitled to appraisal rights pursuant to which such shareholder may receive cash in the amount of the fair market value of his or her shares in lieu of the consideration he or she would otherwise receive in the transaction. Under Delaware law, such appraisal rights are not available (a) with respect to the sale, lease or exchange of all or substantially all of the assets of a corporation, (b) with respect to a merger or consolidation by a corporation the shares of which are either listed on a national securities exchange or are held of record by more than 2,000 holders if such stockholders receive only shares of the surviving corporation or shares of any other corporation which are either listed on a national securities exchange or held of record by more than 2,000 holders, plus cash in lieu of fractional shares, or
(c) to stockholders of a corporation surviving a merger if no vote of the stockholders of the surviving corporation is required to approve the merger.

     The CGCL does in general afford appraisal rights in sale of assets reorganizations. Shareholders of a California corporation with shares listed on a national securities exchange or on a list of over-the-counter margin stocks issued by the Board of Governors of the Federal Reserve System generally do not have such appraisal rights.

     Stockholder Action by Written Consent. Unless otherwise provided in the certificate of incorporation, stockholders of a Delaware corporation may take action without a meeting, without prior notice, and without a vote, upon the written consent of stockholders having not less than the minimum number of votes that would be necessary to authorize the proposed action at a meeting at which all shares entitled to vote were present and voted. Acclaim's Certificate of Incorporation does not prohibit the stockholders from taking action by written consent. The Lazer-Tron Bylaws also permit shareholder action by written consent. However, the CGCL provides that certain actions by written consent may only be taken upon notice of the action to all shareholders prior to the consummation of the action authorized by such approval, and directors may be elected by written consent only if the consent is unanimous.

     Amendment or Repeal of the Certificate of Incorporation and Bylaws.  Under

the DGCL, unless the certificate of incorporation or bylaws otherwise provide, amendments of the certificate of incorporation generally require the approval of the holders of a majority of the outstanding shares entitled to vote thereon.
If such amendment would increase or decrease the number of authorized shares of any class or series or the par value of such shares or would adversely affect the shares of such class or series, a majority of the outstanding shares of such class or series would have to approve the amendment. Acclaim's certificate of incorporation may be amended, altered, changed, or repealed as permitted by statute. Acclaim's Bylaws provide that they may be amended, altered, or repealed by the Board of Directors or the stockholders.

     The CGCL provides that generally articles of incorporation may be amended by a majority of the outstanding shares; provided, that a majority of the outstanding shares of a class generally must approve that amendment if it would
(i) increase or decrease the number of authorized shares of that class, (ii) effect an exchange, reclassification or cancellation of any part of the shares of that class, (iii) effect an exchange of any part of the shares of another class into shares of that class, (iv) change the rights, preferences, privileges or restrictions of the shares of that class, (v) create a new class having rights, preferences or privileges prior to the shares of that class or increase the rights, preferences or privileges or the number of authorized shares of any class having rights, preferences or privileges prior to the shares of that class or (vi) cancel accrued but unpaid dividends on the shares of that class. Consistent with the provisions of the CGCL, the Lazer-Tron Bylaws provide that they may be amended by a majority of the outstanding shares or, except for provisions regarding the number of directors, by the Board of Directors.

     Dissolution. Under the DGCL, a dissolution must be approved by stockholders holding 100% of the total voting power or the dissolution must be initiated by the board of directors and approved by the holders of a majority of the outstanding voting shares of the corporation. Under the CGCL, shareholders holding 50% or more of the total voting power may authorize a corporation's dissolution, and this right may not be modified by its articles of incorporation.

     Dividends. Subject to any restrictions contained in a corporation's certificate of incorporation, the DGCL generally provides that a corporation may declare and pay dividends out of surplus (defined as net assets minus stated capital) or, when no surplus exists, out of net profits for the fiscal year in which the dividend is declared and/or for the preceding fiscal year. Dividends may not be paid out of net profits if the capital of the corporation is less than the amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. The Acclaim Certificate contains no restrictions on the declaration or payment of dividends.

     The CGCL provides that a corporation may make a distribution to its shareholders if: (i) the retained earnings of the corporation immediately prior to the distribution equals or exceeds the amount of the proposed distribution;
(ii) immediately after giving effect to the distribution, (a) the sum of the assets of the corporation (exclusive of goodwill, capitalized research and development expenses and deferred charges) would be at least equal to 1 1/4 times its liabilities (not including deferred taxes, deferred income and other deferred credits), and (b) the current assets of the corporation would be at least equal to its current liabilities or, if the average of the earnings of the corporation before taxes on income and before interest expense for the two preceding fiscal years was less than the average of the interest expense of the corporation for such fiscal years, at least equal to 1 1/4 times its current liabilities; and (iii) the corporation making the distribution is not, or as a result of the distribution would not be, likely to be unable to meet its liabilities (except those whose payment is otherwise adequately provided for) as they mature. Neither the Lazer-Tron Articles nor the Lazer-Tron Bylaws contain any presently applicable restrictions on the declaration or payment of dividends.

     Preemptive Rights. Stockholders of a Delaware corporation have only such preemptive rights as may be provided in its certificate of incorporation. The Acclaim Certificate does not grant any preemptive rights to its stockholders. Shareholders of a California corporation have such preemptive rights as may be provided in the corporation's articles of incorporation. The Lazer-Tron Articles do not grant any preemptive rights to the Lazer-Tron Shareholders.

                                LEGAL OPINIONS

     The validity of the securities offered hereby will be passed upon by Rosenman & Colin, New York, New York. Certain legal matters relating to the Merger, including certain federal income tax matters, will be passed upon for Lazer-Tron by Fenwick & West, Palo Alto, California.

                                    EXPERTS

     The financial statements and schedules of Acclaim for the years ended August 31, 1994, 1993 and 1992 incorporated in this Prospectus/Proxy Statement by reference to the Form 10-K have been so incorporated in reliance on the report of Grant Thornton LLP, independent accountants, given on the authority of such firm as experts in accounting and auditing.

     The financial statements of Lazer-Tron at June 30, 1994, and for each of the two years in the period ended June 30, 1994 appearing in this Prospectus/ Proxy Statement and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     Van Kasper has rendered to Lazer-Tron's Board of Directors its written opinion dated March 14, 1995 that, as of such date, the Merger was fair from a financial point of view to the shareholders of Lazer-Tron. The full text of the opinion of Van Kasper, which sets forth assumptions made, matters considered and limitations on the review undertaken, is attached as Exhibit C to this Prospectus/Proxy Statement.

                                 MISCELLANEOUS

     The Board of Directors of Lazer-Tron does not intend to present and knows of no others who intend to present at the Special Meeting any matter or business other than that set forth in the accompanying Notice of Special Meeting of Shareholders. If other matters are properly brought before the Special Meeting, it is the intention of the persons named in the accompanying form of proxy to vote any proxies on such matters in accordance with their judgment.

     Acclaim and Lazer-Tron will equally bear the cost of printing, filing and mailing the enclosed form of proxy, this Prospectus/Proxy Statement, the related Registration Statement on Form S-4 and the registration fee for such Registration Statement. Acclaim and Lazer-Tron will bear their own costs with respect to preparing and assembling the enclosed form of proxy, this Prospectus/Proxy Statement and other material which may be sent to Lazer-Tron's shareholders in connection with this solicitation. Officers and regular employees of Lazer-

Tron may solicit proxies by mail, telephone, telegraph and personal interview, for which no additional compensation will be paid. Lazer-Tron may reimburse persons holding shares in their names or in the names of nominees for their reasonable expenses in sending proxies and proxy material to their principals.

                              By order of the Board of Directors of Lazer-Tron,

                              Matthew F. Kelly
                              Secretary

Pleasanton, California
June __, 1995

                             LAZER-TRON CORPORATION
                         INDEX TO FINANCIAL STATEMENTS
                                    CONTENTS

                                                                                                              PAGE
                                                                                                              ----

Report of Ernst & Young LLP, Independent Auditors..........................................................    F-2

Balance Sheets -- June 30, 1994 and (unaudited) March 31, 1995.............................................    F-3

Statements of Income -- Years ended June 30, 1993 and 1994 and (unaudited) the nine months ended March 31,
  1994 and 1995............................................................................................    F-4

Statements of Shareholders' Equity -- Years ended June 30, 1993 and 1994 and (unaudited) the nine months
  ended March 31, 1995.....................................................................................    F-5

Statements of Cash Flows -- Years ended June 30, 1993 and 1994 and (unaudited) the nine months ended March
  31, 1994 and 1995........................................................................................    F-6

Notes to Financial Statements..............................................................................    F-7

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Shareholders
Lazer-Tron Corporation

     We have audited the accompanying balance sheet of Lazer-Tron Corporation as of June 30, 1994, and the related statements of income, shareholders equity, and cash flows for each of the two years in the period ended June 30, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Lazer-Tron Corporation at June 30, 1994, and the results of its operations and its cash flows for each of the two years in the period ended June 30, 1994, in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

San Jose, California
July 27, 1994

                             LAZER-TRON CORPORATION
                                 BALANCE SHEETS
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                                             JUNE 30,     MARCH 31,
                                                                                             --------    -----------
                                                                                               1994         1995
                                                                                             --------    -----------
                                                                                                         (UNAUDITED)
                                          ASSETS
Current assets:
  Cash and cash equivalents...............................................................   $  7,053      $ 7,893
  Short-term investments..................................................................        202           --
  Accounts receivable, net of allowance for doubtful accounts of $30 at June 30, 1994 and
     $62 at March 31, 1995................................................................      3,595        3,025
  Inventories.............................................................................      1,824        2,082
  Prepaid expenses and other current assets...............................................         68          136
  Deferred tax assets.....................................................................        243          240
                                                                                             --------    ---------
       Total current assets...............................................................     12,985       13,376

Property and equipment:
  Machinery and equipment.................................................................        310          538
  Furniture and fixtures..................................................................         67           78
  Leasehold improvements..................................................................         35           35
                                                                                             --------    ---------
                                                                                                  412          651
  Less accumulated depreciation and amortization..........................................        150          224
                                                                                             --------    ---------
                                                                                                  262          427
Other assets..............................................................................         44           41
                                                                                             --------    ---------
                                                                                             $ 13,291      $13,844
                                                                                             ========    =========
                           LIABILITIES AND SHAREHOLDERS EQUITY
Current liabilities:
  Accounts payable........................................................................   $  1,649      $   759
  Accrued compensation and related costs..................................................        114          171
     Accrued royalties....................................................................        124          136
  Income taxes payable....................................................................        135           --
  Other accrued liabilities...............................................................        226          142
  Customer deposits.......................................................................         10           56
                                                                                             --------    ---------
       Total current liabilities..........................................................      2,258        1,264

Commitments
Shareholders equity:
  Preferred Stock, no par value:
     Authorized shares--1,000,000
     Issued and outstanding shares--none
  Common Stock, no par value:

     Authorized shares--10,000,000
     Issued and outstanding shares--3,323,583 at June 30, 1994
       and 3,563,341 at March 31, 1995....................................................      9,234       10,380
  Retained earnings.......................................................................      1,799        2,200
                                                                                             --------    ---------
       Total shareholders equity..........................................................     11,033       12,580
                                                                                             --------    ---------
                                                                                             $ 13,291      $13,844
                                                                                             ========    =========

                            See accompanying Notes.

                             LAZER-TRON CORPORATION
                              STATEMENTS OF INCOME
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                              YEAR ENDED        NINE MONTHS ENDED
                                                                               JUNE 30,             MARCH 31,
                                                                           -----------------    -----------------
                                                                            1993      1994       1994       1995
                                                                           ------    -------    -------    ------
                                                                                                   (UNAUDITED)
Net sales...............................................................   $7,215    $15,377    $10,288    $9,900
Cost of sales...........................................................    5,099     10,208      6,917     6,631
                                                                           ------    -------    -------    ------
     Gross profit.......................................................    2,116      5,169      3,371     3,269
Operating expenses:
  Research and development..............................................      181        452        330     1,005
  Selling, general and administrative...................................      982      1,947      1,297     1,582
                                                                           ------    -------    -------    ------
     Total operating expenses...........................................    1,163      2,399      1,627     2,587
                                                                           ------    -------    -------    ------
Operating income........................................................      953      2,770      1,744       682
Merger costs............................................................       --         --         --      (249)
Interest income (expense), net..........................................      (33)        51         15       288
                                                                           ------    -------    -------    ------
Income before income taxes..............................................      920      2,821      1,759       721
Provision for income taxes..............................................      252      1,128        705       320
                                                                           ------    -------    -------    ------
Net income..............................................................   $  668    $ 1,693    $ 1,054    $  401
                                                                           ======    =======    =======    ======
Net income per share....................................................   $ 0.25    $  0.59    $  0.38    $ 0.10
                                                                           =======   =======    =======    ======
Number of shares used in computing per share amounts....................    2,670      2,888      2,785     4,036
                                                                           ======    =======    =======    ======

                            See accompanying Notes.

                             LAZER-TRON CORPORATION
                       STATEMENTS OF SHAREHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                                                                                       RETAINED
                                                                            COMMON STOCK               EARNINGS        TOTAL
                                                                      ------------------------         (ACCUMULATED    SHAREHOLDERS'
                                                                      SHARES           AMOUNT          DEFICIT)        EQUITY
                                                                      ------           -------         ------          ------------
Balance at June 30, 1992....................................          1,621            $   770         $ (562)         $   208
  Sale of Common Stock
     (net offering costs of $360)...........................            645              1,574             --            1,574
  Shares issued in exchange for note payable................             22                 66             --               66
  Net income................................................             --                 --            668              668
                                                                      ------           -------         ------          -------
Balance at June 30, 1993....................................          2,288              2,410            106            2,516
  Sale of Common Stock
     (net of offering costs of $795)........................          1,035              6,822             --            6,822
  Exercise of stock options.................................              1                  2             --                2
  Net income................................................             --                 --          1,693            1,693
                                                                      ------           -------         ------          -------
Balance at June 30, 1994....................................          3,324              9,234          1,799           11,033
  Sale of Common Stock
     (net of offering costs of $20) (unaudited).............            119                859             --              859
  Sale of Common Stock under Employee Stock Purchase Plan
     (unaudited)............................................              5                 34             --               34
  Exercise of stock options and warrants (unaudited)........            115                253             --              253
  Net income (unaudited)....................................             --                 --            401              401
                                                                      ------           -------         ------          -------
Balance at March 31, 1995 (unaudited).......................          3,563            $10,380         $2,200          $12,580
                                                                      ======           =======         ======          =======

                            See accompanying Notes.

                             LAZER-TRON CORPORATION
                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                               YEAR ENDED           NINE MONTHS
                                                                                JUNE 30,          ENDED MARCH 31,
                                                                            -----------------    -----------------
                                                                             1993      1994       1994       1995
                                                                            ------    -------    -------    ------
                                                                                                    (UNAUDITED)
OPERATING ACTIVITIES
Net income...............................................................   $  668    $ 1,693    $ 1,054    $  401
Adjustments to reconcile net income to net cash provided by
  (used in) operating activities:
     Depreciation and amortization.......................................       42         48         41        74
     Provision for doubtful accounts.....................................       27         (7)        43        32
     Deferred taxes......................................................     (128)      (131)        (3)        3
     Loss on disposal of equipment.......................................        1         --         --        --
     Changes in operating assets and liabilities:
       Accounts receivable...............................................     (676)    (2,565)    (1,409)      538
       Inventories.......................................................     (363)    (1,062)      (904)     (258)
       Prepaid expenses and other current assets.........................      (53)       (15)      (192)      (68)
       Other assets......................................................      (23)        --          4         3
       Accounts payable and accrued liabilities..........................      434      1,168        622      (905)
       Income taxes payable..............................................      368       (254)      (389)     (135)
       Customer deposits.................................................       91        (81)       (80)       46
                                                                            ------    -------    -------    ------
Net cash provided by (used in) operating activities......................      388     (1,206)    (1,213)     (269)
                                                                            ------    -------    -------    ------
INVESTING ACTIVITIES
Purchases of short-term investments......................................       --       (800)      (800)       --
Maturities of short-term investments.....................................       --        598        598       202
Acquisition of property and equipment....................................     (103)      (185)      (103)     (239)
                                                                            ------    -------    -------    ------
Net cash used in investing activities....................................     (103)      (387)      (305)      (37)
                                                                            ------    -------    -------    ------
FINANCING ACTIVITIES
Proceeds from borrowings under line of credit............................      200         --         --        --
Payments on line of credit...............................................     (200)        --         --        --
Payments on notes payable................................................      (79)        --         --        --
Proceeds from issuance of Common Stock, net of offering costs............    1,574      6,822         --       859
Proceeds from exercise of stock options and warrants.....................       --          2         --       253
Proceeds from issuance of Common Stock under Employee Stock Purchase
  Plan...................................................................       --         --         --        34
                                                                            ------    -------    -------    ------
Net cash provided by financing activities................................    1,495      6,824         --     1,146
                                                                            ------    -------    -------    ------
Net increase (decrease) in cash and cash equivalents.....................    1,780      5,231     (1,518)      840
Cash and cash equivalents at beginning of period.........................       42      1,822      1,822     7,053
                                                                            ------    -------    -------    ------

Cash and cash equivalents at end of period...............................   $1,822    $ 7,053    $   304    $7,893
                                                                            ======    =======    =======    ======
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Interest paid............................................................   $   25    $    --    $    --    $   --
Income taxes paid........................................................   $   22    $ 1,513    $ 1,193    $  452
SUPPLEMENTAL SCHEDULE OF NONCASH FINANCING ACTIVITIES
Conversion of accrued royalties into a note payable for $60..............   $   60    $    --    $    --    $   --
Conversion of $66 note payable into 22 shares of Common Stock
  and warrants...........................................................   $   66    $    --    $    --    $   --

                             See accompanying Notes

                             LAZER-TRON CORPORATION
                         NOTES TO FINANCIAL STATEMENTS
        (INFORMATION AS OF MARCH 31, 1995 AND FOR THE NINE MONTHS ENDED
                     MARCH 31, 1994 AND 1995 IS UNAUDITED)

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Organization

     Lazer-Tron Corporation (the 'Company') was incorporated under the laws of the state of California on July 19, 1988. The principal business activity of the Company is the design, development, manufacture, and sale of technologically-advanced coin- or token-operated redemption games for use by family entertainment centers and other entertainment venues, including shopping malls and free-standing arcades and amusement and theme parks.

  Basis of Presentation

     On January 12, 1994, the Company established a foreign sales corporation, Lazer-Tron Limited. The financial statements include the accounts of the Company and Lazer-Tron Limited. No significant intercompany transactions occurred through March 31, 1995.

  Interim Financial Information

     The financial statements and related notes as of March 31, 1995 and for the nine months ended March 31, 1994 and 1995 are unaudited but include all adjustments (consisting solely of normal recurring accruals) which are, in the opinion of management, necessary for a fair presentation of the financial position and results of operations for the interim period. The results of operations for the nine-month period ended March 31, 1995 are not necessarily indicative of the operating results to be expected for the full fiscal year.

  Revenue Recognition

     Revenues are recognized upon product shipment. Net sales consist of product sales, less discounts and estimated allowances for returns.

  Cash Equivalents and Short-Term Investments

     Cash equivalents are highly liquid investments with maturities of three months or less at the date of purchase. The majority of cash equivalents represent 30-day Treasury Bills. Short-term investments consist of commercial paper with maturities of more than three months. All cash investments are carried at amortized cost, which approximates market.

     In May 1993, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 115, (FAS 115) 'Accounting for Certain Investments in Debt and Equity Securities,' effective for fiscal years beginning after December 15, 1993. Under the new rules, debt securities that the Company has both positive intent and ability to hold to maturity are carried at amortized cost. Debt securities that the Company does not have the positive intent and ability to hold to maturity and all marketable equity securities are classified as available-for-sale or trading and carried at fair value. Unrealized holding gains and losses on securities classified as available-for-sale are reported as part of equity, while unrealized holding gains and losses on securities classified as trading are reported in earnings.

     The Company adopted FAS 115 on July 1, 1994, and all debt securities are classified as held-to-maturity. The adoption of FAS 115 had no material impact on the Company's financial position or its operating results during fiscal 1995.

                             LAZER-TRON CORPORATION
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

        (INFORMATION AS OF MARCH 31, 1995 AND FOR THE NINE MONTHS ENDED
                     MARCH 31, 1994 AND 1995 IS UNAUDITED)

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED) Inventories

     Inventories are stated at the lower of standard cost, which approximates actual cost (first-in, first-out method), or market.

  Property and Equipment

     Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of two to five years. Leasehold improvements are amortized over the lesser of the remaining lease term or their estimated useful lives.

  Income Taxes

     Effective July 1, 1993, the Company changed its method of accounting for income taxes from the deferred method to the liability method required by Statement of Financial Accounting Standards No. 109 (FAS 109), 'Accounting for Income Taxes.' Under the liability method, deferred tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. As permitted under the new rules, the Company has elected to apply the new standard retroactively to all years. There was no material impact resulting from the adoption of FAS 109 in any year.

  Net Income Per Share

     Net income per share is based upon the weighted average number of outstanding shares of Common Stock and dilutive common equivalent shares from the exercise of stock options and warrants (using the treasury stock method). Prior to the Company's initial public offering, the weighted average common shares outstanding included those prescribed by the Securities and Exchange Commission and Staff Accounting Bulletins.

  Reclassifications


     Certain prior year balances have been reclassified to conform to the March 31, 1995 presentation.

2. INVENTORIES

     Inventories consist of the following (in thousands):

                                                                           JUNE 30,    MARCH 31,
                                                                           --------    ---------
                                                                             1994        1995
                                                                           --------    ---------
Raw materials...........................................................    $  919      $ 1,082
Work-in-progress........................................................       583          585
Finished goods..........................................................       322          415
                                                                           --------    ---------
                                                                            $1,824      $ 2,082
                                                                          ========    =========

3. BANK LINE OF CREDIT

     At March 31, 1995, the Company had an unsecured line of credit agreement with a bank, which provided for borrowings of up to $2,000,000 for general working capital purposes through October 1, 1995. Borrowings under the agreement bear interest at the bank s prime rate plus one percent (10% in total at March 31, 1995) and are based upon a percentage of eligible accounts receivable. This facility requires the Company comply with certain financial covenants, as well as obtain bank approval prior to declaration of dividends. While the Company currently complies with each of the financial covenants, violation of any of the covenants in the future would

                             LAZER-TRON CORPORATION
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

        (INFORMATION AS OF MARCH 31, 1995 AND FOR THE NINE MONTHS ENDED
                     MARCH 31, 1994 AND 1995 IS UNAUDITED)

3. BANK LINE OF CREDIT--(CONTINUED)

require the facility be secured by all of the Company's assets. There were no amounts outstanding under this line of credit at March 31, 1995.

4. COMMITMENTS

  Facility Lease

     The Company leases its office and warehouse facilities under an operating lease that expires in May 2001 with one five-year option to renew at fair market value. In addition, the Company leases office space for a sales representative in Illinois that expires in May 1995. Future minimum lease payments at March 31, 1995 are as follows (in thousands):

1995 (remaining three months)........................................................   $   77
1996.................................................................................      307
1997.................................................................................      319
1998.................................................................................      332
1999.................................................................................      347
Thereafter...........................................................................      314
                                                                                        ------
                                                                                        $1,696
                                                                                        ======

     Rent expense was approximately $111,000 and $309,000 for the years ended June 30, 1993 and 1994, respectively, and $210,000 and $240,000 for the nine months ended March 31, 1994 and 1995, respectively.

  Royalty Agreements

     The Company has intellectual property and proprietary rights to various redemption games subject to royalty agreements. Under these agreements, the Company is obligated to pay royalties ranging from 3% to 7% of net sales. Royalty expense incurred from the sales of these games was approximately $358,000 and $450,000 for the years ended June 30, 1993 and 1994, respectively, and $396,000 and $279,000 for the nine months ended March 31, 1994 and 1995, respectively.

5. SHAREHOLDERS' EQUITY

  Initial Public Offering

     In May 1994, the Company completed an initial public offering (the 'Offering') in which it sold 1,035,000 shares of Common Stock at $8.00 per share. The Offering raised net proceeds of approximately $6,822,000. Pursuant to the Offering, the Company issued warrants to the underwriter which entitles the underwriter to purchase 55,000 shares of Common Stock at $9.60 per share through May 1999. As of March 31, 1995 no warrants had been exercised.

     On July 15, 1994, the Company received an additional $879,000, exclusive of offering costs, from the underwriters who purchased 119,430 shares of Common Stock pursuant to the over-allotment provisions of the Offering.

  1989 Stock Option Plan

     Under the Company's stock option plan (the 'Option Plan'), the Board of Directors may grant incentive and nonqualified options to employees, directors and consultants to purchase up to 625,000 shares of Common Stock. The maximum number of shares that may be issued to any one optionee is 150,000. The Option Plan

                             LAZER-TRON CORPORATION
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

        (INFORMATION AS OF MARCH 31, 1995 AND FOR THE NINE MONTHS ENDED
                     MARCH 31, 1994 AND 1995 IS UNAUDITED)

5. SHAREHOLDERS' EQUITY--(CONTINUED)

expires in August 1999. The Option Plan can also be terminated by the Board of Directors at any time without shareholder approval.

     Nonqualified stock options may be granted to employees, directors and consultants. Incentive stock options may be granted to employees only. The exercise price of the nonqualified and incentive stock options granted may not be less than 85% and 100%, respectively, of the Common Stock's fair market value at the date of grant (110% of fair market value for options issued to owners of 10% or more of the outstanding voting stock). Fair market value is determined by the Board of Directors. Options typically expire ten years from the date of grant (five years for options issued to owners of 10% or more of the voting stock) and vest at the discretion of the Board of Directors, generally over a four-year period.

     Activity under the Option Plan is as follows:

                                                                                             OPTIONS OUTSTANDING
                                                                             OPTIONS     ---------------------------
                                                                            AVAILABLE     NUMBER        PRICE PER
                                                                            FOR GRANT    OF SHARES        SHARE
                                                                           -----------   ---------    --------------
Balance at June 30, 1993.................................................       7,650      292,350    $1.70-$ 3.00
  Increase in authorized shares..........................................     325,000           --
  Options granted........................................................    (118,850)     118,850    $3.00-$ 8.00
  Options canceled.......................................................       5,500       (5,500)   $3.00
  Options exercised......................................................          --         (500)   $3.00
                                                                           ----------    ---------
Balance at June 30, 1994.................................................     219,300      405,200    $1.70-$ 8.00
  Options granted........................................................    (119,750)     119,750    $9.12-$11.75
  Options canceled.......................................................       7,663       (7,663)   $3.00-$11.75
  Options exercised......................................................          --     (114,862)   $2.00-$ 5.00
Balance at March 31, 1995................................................     107,213      402,425    $1.70-$11.75
                                                                           ==========    =========

     Options to purchase 68,954, 188,704 and 192,333 shares were exercisable at June 30, 1993, June 30, 1994, and March 31, 1995, respectively.

  1994 Directors Stock Option Plan

     In March 1994, the Company's Board of Directors adopted, and in April 1994, the shareholders approved, the 1994 Directors Stock Option Plan (the 'Directors

Plan') to provide for the grant of options to purchase shares of Common Stock to nonemployee directors. The maximum number of shares of Common Stock that may be issued pursuant to options granted under the Directors Plan is 85,000. The maximum number of shares that may be issued to any one non-employee Director is 30,000. Upon becoming a non-employee Director, there is an initial grant of 7,000 shares, of which 2,000 of the shares immediately vest; the remaining 5,000 will vest at 50% every anniversary date, so long as the Director remains on the Board. In addition, on the date of each Annual Shareholder Meeting, non-employee Directors will be granted an additional option for 5,000 shares, vesting over

                             LAZER-TRON CORPORATION
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

        (INFORMATION AS OF MARCH 31, 1995 AND FOR THE NINE MONTHS ENDED
                     MARCH 31, 1994 AND 1995 IS UNAUDITED)

5. SHAREHOLDERS' EQUITY--(CONTINUED)

a two-year term. IN THE EVENT OF A CHANGE IN CONTROL, OPTIONS GRANTED UNDER THE PLAN BECOME IMMEDIATELY EXERCISABLE. Activity under the Directors Plan is as follows:

                                                                                             OPTIONS OUTSTANDING
                                                                             OPTIONS     ---------------------------
                                                                            AVAILABLE     NUMBER        PRICE PER
                                                                            FOR GRANT    OF SHARES        SHARE
                                                                           ----------    ---------    --------------
Balance at June 30, 1993.................................................          --           --
  Options authorized.....................................................      85,000           --
  Options granted........................................................     (21,000)      21,000    $ 7.50
                                                                           ----------    ---------
Balance at June 30, 1994.................................................      64,000       21,000
  Options granted........................................................     (15,000)      15,000    $12.75
                                                                           ----------    ---------
Balance at March 31, 1995................................................      49,000       36,000    $ 7.50-$12.75
                                                                           ==========    =========

     Options to purchase 6,000 and 13,500 shares were exercisable at June 30, 1994 and March 31, 1995, respectively.

  1994 Employee Stock Purchase Plan

     In March 1994, the Company's Board of Directors adopted, and in April 1994, the shareholders approved the 1994 Employee Stock Purchase Plan (the 'Stock Purchase Plan') to permit eligible employees to acquire shares of the Company's Common Stock through payroll deductions. A total of 50,000 shares of Common Stock are authorized for issuance under the Stock Purchase Plan. Offerings under the Stock Purchase Plan commence on July 1, 1994. The purchase price for the

Company's Common Stock purchased under the Stock Purchase Plan is eighty-five percent of the lesser of the fair market value of the shares on the first day of the offering period (July 1 or January 1) or the last day of the offering period (June 30 or December 31). On December 31, 1994, 4,966 shares were purchased at $6.80 per share.

  Private Equity Offering

     In May 1993, the Company completed a private equity offering in which it sold 644,666 units ('Units') at $3.00 per Unit. The private offering raised net proceeds of approximately $1,574,000. In addition, a noteholder exchanged a $66,000 note payable from the Company for 22,000 Units. Each Unit consists of one share of Common Stock and one Common Stock purchase warrant ('Warrants'). Two Warrants entitle the holder to purchase one share of Common Stock, at an exercise price of $5.00 per share, during specified periods through April 1996. Pursuant to the offering, the Company issued warrants to the sales agent (the 'Sales Agent Warrants') which entitles the sales agent to purchase 128,933 Units at $3.00 per Unit through June 1998. During the first nine months of fiscal 1995, 500 Sales Agent Warrants were exercised. The exercise of the remaining Sales Agent Warrants and all Warrants would result in the issuance of 526,233 shares of Common Stock for proceeds of approximately $2,374,300.

  Shares Reserved

     At March 31, 1995, the Company has reserved for future issuance 1,220,905 shares of Common Stock pursuant to the terms of its stock option plans, stock purchase plan and all warrants.

     In March 1994, the Company's Board of Directors authorized, and in April 1994, the shareholders approved an amendment and restatement of the Company's Articles of Incorporation, to increase the number of authorized shares of Common Stock to 10,000,000 shares and to provide for the issuance of up to 1,000,000 shares of undesignated Preferred Stock. Through March 31, 1995, no shares of Preferred Stock have been issued.

                             LAZER-TRON CORPORATION
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

        (INFORMATION AS OF MARCH 31, 1995 AND FOR THE NINE MONTHS ENDED
                     MARCH 31, 1994 AND 1995 IS UNAUDITED)

6. EMPLOYEE BENEFIT PLAN

     The Company has an employee salary deferral plan (the '401k Plan') that covers substantially all full-time employees who are twenty-one years of age or older. Company-approved contributions to the 401k Plan are determined quarterly at the discretion of the Board of Directors. Company contributions vest evenly over four years and are fully vested after four years of service. Employee contributions are fully vested at all times. Company contributions were approximately $9,000 and $27,000 for the years ended June 30, 1993 and 1994, respectively, and $20,000 and $28,800 for the nine months ended March 31, 1994 and 1995, respectively.


7. INCOME TAXES

     The components of the provision for income taxes are as follows (in thousands):

                                                                                    YEAR ENDED JUNE 30,
                                                                         ------------------------------------------
                                                                                1993                   1994
                                                                         -------------------    -------------------
Current:
  Federal.............................................................          $ 280                 $ 1,011
  State...............................................................            100                     248
                                                                               ------                 -------
                                                                                  380                   1,259
Deferred:
  Federal.............................................................           (128)                    (90)
  State...............................................................             --                     (41)
                                                                               ------                 -------
                                                                                 (128)                   (131)
                                                                               ------                 -------
                                                                                $ 252                 $ 1,128
                                                                               ======                 =======

     The provision for income taxes reconciles to the amount computed by applying the federal statutory rate to income before provision for income taxes as follows (in thousands):

                                                                             YEAR ENDED JUNE 30,
                                                                    --------------------------------------
                                                                          1993                 1994
                                                                    -----------------    -----------------
                                                                    AMOUNT    PERCENT    AMOUNT    PERCENT
                                                                    ------    -------    ------    -------
Federal statutory rate...........................................   $ 313        34%     $  959       34%
State taxes, net of federal benefit..............................      65         7         136        5
Other............................................................      --        --          33        1
Benefit of operating loss carryforwards..........................    (126)      (14)         --       --
                                                                    ------    -----      ------    -----
                                                                    $ 252        27%     $1,128       40%
                                                                    ======    =====      ======    =====

     Deferred income taxes reflect the tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of deferred tax assets as of June 30, 1994, are as follows (in thousands):


Accounts receivable allowances........................................................   $ 88
Inventory reserves and valuation......................................................     24
Book over tax depreciation and amortization...........................................     16
Nondeductible accruals................................................................     61
State income taxes....................................................................     70
                                                                                         ----
                                                                                          259
Valuation allowance...................................................................     --
                                                                                         ----
Net deferred tax assets...............................................................   $259
                                                                                         ====

                             LAZER-TRON CORPORATION
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

        (INFORMATION AS OF MARCH 31, 1995 AND FOR THE NINE MONTHS ENDED
                     MARCH 31, 1994 AND 1995 IS UNAUDITED)

7. INCOME TAXES--(CONTINUED)

     The valuation allowance decreased by $180,000 and $46,000 for the years ended June 30, 1993 and 1994, respectively.

     At June 30, 1994, the Company had fully utilized all California net operating loss carryforwards of approximately $350,000.

     For the nine months ended March 31, 1995, income taxes have been provided based upon an estimated annualized effective rate of 35% applied to the Company's pre-tax book income from its ongoing operations. The tax effect of the merger-related expenditures, which are anticipated to be largely nondeductible for tax purposes, are accounted for separately in the quarter in which the expenditures are incurred. ACCORDINGLY, THE NET EFFECTIVE TAX RATE FOR THE NINE MONTHS ENDED MARCH 31, 1995 IS 44%.

8. GEOGRAPHIC INFORMATION

     International sales, principally to customers in the Far East, were approximately $1,765,000 and $3,240,000 for the years ended June 30, 1993 and 1994, respectively, and $2,250,000 and $3,100,000 for the nine months ended March 31, 1994 and 1995, respectively.

9. CONCENTRATION OF CREDIT RISK AND MAJOR CUSTOMERS

     Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash investments and trade accounts receivable. The Company's cash investments consist principally of investments in 30-day Treasury Bills and treasury money market funds placed with high-credit quality financial institutions. The Company currently markets its products through a variety of domestic and international distributors. The Company performs ongoing credit evaluations of its customers financial condition and generally does not require collateral. The Company maintains reserves for potential credit losses and returns.

     For the year ended June 30, 1993 one customer accounted for 11% of net sales. For the year ended June 30, 1994 and the nine months ended March 31, 1994 and 1995, no single customer accounted for more than 10% of sales.

10. SUBSEQUENT EVENT

     On March 22, 1995, the Company entered into an Agreement and Plan of Merger (Agreement) with Acclaim Entertainment, Inc. (Acclaim) and Acclaim Arcade Holdings, Inc. The parties intend that the merger, if consummated, will be a tax-free transaction, that it will be accounted for as a pooling of interests and that it will result in the Company being a wholly-owned subsidiary of Acclaim. In accordance with the terms of the Agreement, Acclaim was granted an option to purchase up to 250,000 shares of the Company's Common Stock at an exercise price of $8.00 per share. The option may be exercised only if the merger is terminated under certain specific circumstances and would then be exercisable for a two year period following such occurrence. In addition, if the merger is not consummated because the Company's Board of Directors exercises its fiduciary duties in connection with another Acquisition Transaction, a break-up fee of $200,000 would be payable to Acclaim, and, if such Acquisition Transaction were to be consummated within one year, the Company must pay Acclaim 5% of the value of the aggregate consideration received in connection with such Acquisition Transaction, less the $200,000 fee. Through March 31, 1995, the Company had incurred merger costs (comprised primarily of legal, financial advisor and accounting fees) of approximately $249,000.

                             LAZER-TRON CORPORATION
                   PROXY FOR SPECIAL MEETING OF SHAREHOLDERS
                                 JUNE 30, 1995
         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                            LAZER-TRON CORPORATION.

The undersigned hereby appoints Norman B. Petermeier and Mathew F. Kelly, or either of them, as proxies, each with full power of substitution, and hereby authorizes them to represent and to vote, as designated below, all shares of Common Stock, no par value of Lazer-Tron Corporation ('Lazer-Tron'), held of record by the undersigned on May 24, 1995 at the Special Meeting of Shareholders of Lazer-Tron to be held at the Sheraton Inn located at 5115 Hopyard Road, Pleasanton, California on June 30, 1995, at 9:00 a.m. Pacific Standard Time, and at any adjournments or postponements thereof.

1. Approval of the Merger Agreement and the Merger, as described in the accompanying Prospectus/Proxy Statement.

          [  ] FOR           [  ] AGAINST           [  ] ABSTAIN

2. The transaction of such other business as may properly come before the Special Meeting or any adjournments or postponements of the Special Meeting.

The Board of Directors recommends that you vote FOR the proposals.

     THIS PROXY WILL BE VOTED AS DIRECTED ABOVE. WHEN NO CHOICE IS INDICATED, THIS PROXY WILL BE VOTED FOR THE PROPOSALS. In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the Special Meeting or any adjournments or postponements thereof to the extent authorized by Rule 14a-4(c) promulgated under the Securities Exchange Act of 1934, as amended.

     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF LAZER-TRON CORPORATION.

                                         _______________________________________
                                         Print Shareholder's name

                                         _______________________________________
                                         Signatures of Shareholders or
                                         Authorized Signatory

                                         _______________________________________

                                         Dated: ___________________________ 1995

                                         Please sign exactly as your name
                                         appears on your stock certificate. If
                                         shares of stock stand of record in the
                                         names of two or more persons or in the
                                         name of husband and wife, whether as
                                         joint tenants or otherwise, both or all
                                         of such persons should sign the proxy.

                                         If shares of stock are held of record
                                         by a corporation, the proxy should be
                                         executed by the president or vice
                                         president and the secretary or
                                         assistant secretary. Executors,
                                         administrators or other fiduciaries who
                                         execute the above proxy for a deceased
                                         shareholder should give their full
                                         title. Please date the proxy.

WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE PROXY IN THE ENCLOSED POSTAGE PAID ENVELOPE SO THAT YOUR SHARES MAY BE REPRESENTED AT THE SPECIAL MEETING

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Certificate of Incorporation of the Registrant provides that any person may be indemnified against all expenses and liabilities to the fullest extent permitted by the General Corporation Law of the State of Delaware.

     Section 145 of the General Corporation Law of Delaware, the law of the state in which the Registrant is incorporated, empowers a corporation within certain limitations to indemnify any person against expenses, including attorney's fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any suit or proceeding to which he is a party by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, as long as he acted in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the corporation. With respect to any criminal proceeding, he must have had no reasonable cause to believe his conduct was unlawful.

     The Registrant also has in effect directors' and officers' liability insurance.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     The following documents are filed as a part of this Registration Statement:

EXHIBIT
NUMBER    DESCRIPTION
- ------    ---------------------------------------------------------------------------------------------------------
   2       --   Agreement and Plan of Merger, dated as of March 22, 1995 by and among Acclaim Entertainment, Inc.,
                Acclaim Arcade Holdings, Inc. and Lazer-Tron Corporation (1)
   4       --   Specimen form of Acclaim Entertainment, Inc. Common Stock Certificate (2)
   5       --   Opinion of Rosenman & Colin *
   8       --   Opinion of Fenwick & West *
  23(a)    --   Consent of Grant Thornton LLP
  23(b)    --   Consent of Ernst & Young LLP
  23(c)    --   Consent of Rosenman & Colin (included in Exhibit 5) *
  23(d)    --   Consent of Fenwick & West (included in Exhibit 8) *
  23(e)    --   Consent of Van Kasper *
  24       --   Power of Attorney (included on page II-4)

- ------------------
 * To be filed by amendment.


(1) Incorporated by reference to Exhibit 2 to Current Report on Form 8-K dated March 31, 1995.

(2) Incorporated by reference to Annual Report on Form 10-K for the year ended August 31, 1989, filed November 8, 1989, as amended (File No. 0-16986).

ITEM 22. UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

             (i) to include any prospectus required by Section 10 (a)(3) of the Securities Act;

             (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

             (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to
     Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (5) That prior to any public reoffering of the securities registered hereunder through the use of a prospectus which is part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          (6) That every prospectus (i) that is filed pursuant to paragraph (5) immediately preceding, or (ii) that purports to meet the requirements of
     Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (7) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this registration statement through the date of responding to the request.

          (8) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

          (9) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act, and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE COUNTY OF NASSAU AND STATE OF NEW YORK ON APRIL 26, 1995.

                                          ACCLAIM ENTERTAINMENT, INC.

                                          By:       GREGORY E. FISCHBACH
                                                    Gregory E. Fischbach
                                                  Chief Executive Officer

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Gregory E. Fischbach and James Scoroposki, and each or either of them, his true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all the exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises as fully, to all intents and purposes, as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

                SIGNATURE                                      TITLE                             DATE
- ------------------------------------------  -------------------------------------------   -------------------
           GREGORY E. FISCHBACH             Co-Chairman; Chief Executive Officer;           On April 26, 1995
- ------------------------------------------  Director
           Gregory E. Fischbach

             JAMES SCOROPOSKI               Co-Chairman; Senior Executive Vice              On April 26, 1995
- ------------------------------------------  President; Treasurer; Secretary; Director
             James Scoroposki

              ROBERT HOLMES                 President; Chief Operating Officer; General     On April 26, 1995
- ------------------------------------------  Manager; Director
              Robert Holmes

           BERNARD J. FISCHBACH             Director                                        On April 26, 1995
- ------------------------------------------

           Bernard J. Fischbach

              MICHAEL TANNEN                Director                                        On April 26, 1994
- ------------------------------------------
              Michael Tannen

             ROBERT H. GROMAN               Director                                        On April 26, 1995
- ------------------------------------------
             Robert H. Groman

                SIGNATURE                                      TITLE                             DATE
- ------------------------------------------  -------------------------------------------   -------------------
              JAMES SCIBELLI                Director                                        On April 26, 1995
- ------------------------------------------
              James Scibelli

                                            Director                                        On         , 1995
- ------------------------------------------
              Bruce Ravenel

           ANTHONY R. WILLIAMS              Executive Vice President; Chief Financial       On April 26, 1995
- ------------------------------------------  and Accounting Officer
           Anthony R. Williams

                                 EXHIBIT INDEX

EXHIBIT NO.    DESCRIPTION
- -----------    ------------------------------------------------------------------------------------------
     2          --   Agreement and Plan of Merger, dated as of March 22, 1995, by and among Acclaim
                     Entertainment, Inc., Acclaim Arcade Holdings, Inc. and Lazer-Tron Corporation(1)
     4          --   Specimen form of Acclaim Entertainment, Inc. Common Stock Certificate(2)
     5          --   Opinion of Rosenman & Colin*
     8          --   Opinion of Fenwick & West*
 23(a)          --   Consent of Grant Thornton LLP
 23(b)          --   Consent of Ernst & Young LLP
 23(c)          --   Consent of Rosenman & Colin (included in Exhibit 5)*
 23(d)          --   Consent of Fenwick & West (included in Exhibit 8)*
 23(e)          --   Consent of Van Kasper*
    24          --   Power of Attorney

- ------------------
 * To be filed by amendment.

(1) Incorporated by reference to Exhibit 2 to Current Report on Form 8-K dated March 31, 1995.

(2) Incorporated by reference to Annual Report on Form 10-K for the year ended August 31, 1989, filed November 8, 1989, as amended (File No. 0-16986).